Exhibit 10.16

LEASE AGREEMENT

BETWEEN

W2007 SEATTLE OFFICE SECOND AND SPRING BUILDING REALTY, LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

AS LANDLORD,

AND

AVALARA, INC.,

A WASHINGTON CORPORATION,

AS TENANT,

DATED AUGUST 14, 2014

The submission of this Lease by Landlord, its broker, agent or representative, for examination or execution by Tenant, does not constitute an option or offer to lease the Premises upon the terms and conditions contained herein or a reservation of the Premises in favor of Tenant; it being intended hereby that notwithstanding the preparation of space plans and/or tenant improvements plans, etc., and/or the expenditure by Tenant of time and/or money while engaged in negotiations in anticipation of it becoming the Tenant under this Lease, or Tenant’s forbearing pursuit of other leasing opportunities, or even Tenant’s execution of this Lease and submission of same to Landlord, that this Lease shall become effective and binding upon Landlord only upon the execution hereof by Landlord and its delivery of a fully executed counterpart hereof to Tenant. No exception to the foregoing disclaimer is intended, nor shall any be implied, from expressions of Landlord’s willingness to negotiate in good faith with respect to any of the terms and conditions contained herein.

Second & Spring

Avalara, Inc.

BASIC LEASE INFORMATION

Lease Date:	August 14, 2014

Landlord:	W2007 SEATTLE OFFICE SECOND AND SPRING BUILDING REALTY, LLC, a Delaware limited liability company

Tenant:	AVALARA, INC., a Washington corporation

Building:	The office building commonly known as Second & Spring, and whose street address is 1100 2nd Avenue, Seattle, Washington, and which contains a total of approximately 133,490 rentable square feet of space.

Premises:

The Premises shall contain a total of approximately 36,420 rentable square feet of space, comprised of the following:

The “Initial Premises” contains approximately 24,546 rentable square feet of space and comprises the entire rentable area of the third (3rd) floor of the Building, and is commonly known as Suite 300.

The “Must-Take Premises” contains approximately 11,874 rentable square feet of space located on the first (1st) floor of the Building, and is commonly known as Suite 105.

The Premises are outlined on the floor plan(s) attached to the Lease as Exhibit A.

Landlord and Tenant stipulate that the number of rentable square feet in the Premises set forth above is conclusive and shall be binding upon them, and that Landlord shall have the right from time to time to remeasure the Building based on Landlord’s then-current measurement standard.

Land/Project:	The land on which the Building is located (the “Land”) is described on Exhibit B attached hereto. The term “Project” shall collectively refer to the Building, the Land and the driveways, the Parking Facility (as defined in Exhibit G attached hereto), and similar improvements and easements associated with the foregoing or the operation thereof.

Term:	Ninety (90) full calendar months, plus, if the Commencement Date (as defined below) occurs on other than the first day of a month, any partial month from the Commencement Date to the end of the month in

(i)	Second & Spring Avalara, Inc.

which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the ninetieth (90th) full calendar month following the Commencement Date (the “Expiration Date”), subject to adjustment and earlier termination as provided in the Lease, and extension of the Term as set forth in, and in accordance with, Exhibit I attached hereto.

Commencement Date:	January 1, 2015, which Commencement Date is subject to extension due to Commencement Date Delays (as that term is defined in Section 5.1 of the Tenant Work Letter).

Notwithstanding anything herein, the “Commencement Date” shall not occur until all of the following have occurred: (a) Landlord has substantially completed Landlord’s Work; (b) Landlord has delivered actual possession and control of the Premises to Tenant; and (c) Landlord has delivered a fully executed copy of this Lease to Tenant.

In addition, the “Must-Take Commencement Date” shall be the date that is ninety (90) days following the date on which Landlord delivers the Must-Take Premises to Tenant with the Landlord Work (as that term is defined in the Tenant Work Letter) in the Must-Take Premises substantially complete.

Basic Rent:	Basic Rent shall be the following amounts for the following periods of time:

Period During the Term	Annual Basic Rent		Monthly Installment of Basic Rent		Annual Rental Rate Per Rentable Square Foot
January 1, 2015 through the day
immediately prior to the Must-Take Commencement Date *	$810,018.00	**	$67,501.50	**	$33.00
Must-Take Commencement Date through December 31, 2015	$1,201,860.00	**	$100,155.00	**	$33.00
January 1, 2016 through December 31, 2016	$1,238,280.00		$103,190.00		$34.00
January 1, 2017 through December 31, 2017	$1,274,700.00		$106,225.00		$35.00
January 1, 2018 through December 31, 2018	$1,311,120.00		$109,260.00		$36.00

(ii)	Second & Spring Avalara, Inc.

January 1, 2019 through December 31, 2019	$1,347,540.00	$112,295.00	$37.00
January 1, 2020 through December 31, 2020	$1,383,960.00	$115,330.00	$38.00
January 1, 2021 through December 31, 2021	$1,420,380.00	$118,365.00	$39.00
January 1, 2022 through June 30, 2022	$1,456,800.00	$121,400.00	$40.00

*	The Basic Rent for this period is based on the 24,546 rentable square feet of the Initial Premises only. On and following the Must-Take Commencement Date, the Basic Rent set forth in the chart above is based on the 36,420 rentable square feet of the entire Premises. In the event that the Must-Take Commencement Date does not occur until after January 1, 2016, then the foregoing schedule of Basic Rent shall be modified to reflect the same, which modification shall be confirmed in writing by Landlord to Tenant.
**	The Basic Rent with respect to the Initial Premises is subject to abatement from January 1, 2015 through June 30, 2015, and the Basic Rent with respect to the Must-Take Premises is subject to abatement for the first five (5) full months of the Term following the Must-Take Commencement Date, all subject to the terms and conditions set forth in Exhibit H attached hereto. Such abatement of Basic Rent shall not apply with respect to the Additional Monthly Basic Rent, as described below.

In addition, the monthly Basic Rent amounts identified herein shall be subject to increase by the amount of the Additional Monthly Basic Rent in the event that Tenant utilizes any portion of the Additional Improvement Allowance, as more particularly set forth in Section 2.1.2 of the Tenant Work Letter attached hereto as Exhibit B.

Security Deposit:	None.

Letter of Credit:	$242,800.00.

Rent:	Basic Rent, Additional Rent (as defined below), and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	General office use only.

Tenant’s Proportionate Share:	Initially, 18.3879%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Initial Premises as stated above by (b) 133,490.

Effective as of the Must-Take Commencement Date, Tenant’s Proportionate Share shall equal 27.2829%, which is the percentage obtained by dividing (i) the number of rentable square feet in the

(iii)	Second & Spring Avalara, Inc.

Premises as stated above by (ii) 133,490.

Base Year:	The calendar year 2015.

Parking Pass Ratio:	One (1) unreserved parking pass for every 2,000 rentable square feet of the Premises then leased by Tenant.

Initial Liability
Insurance Amount:	Three Million Dollars ($3,000,000.00)

Tenant’s Address:	Prior to and after the Commencement Date:

Avalara, Inc. 100 Ravine Lane NE, Suite 200 Bainbridge Island, Washington 98110 Attention: Real Estate

with a copy of any notice of default to:

Avalara, Inc. 100 Ravine Lane NE, Suite 200 Bainbridge Island, Washington 98110 Attention: Real Estate with a copy of any default notice to the Attention: Legal Department

Landlord’s Address:	For all Notices: Talon Portfolio Services, LLC 1800 Ninth Avenue, Suite 1600 Seattle, Washington 98101 Attention: Lease Administration

(iv)	Second & Spring Avalara, Inc.

With a copy to:

W2007 Seattle Office Second and Spring Building Realty, LLC

c/o Walton Street Capital, L.L.C.

900 North Michigan Avenue, Suite 1900

Chicago, Illinois 60611

Attention: Mr. Jim Odenbach

                 Mr. Douglas Welker

                 Angela Lang, Esq.

With a copy to:

Pircher, Nichols & Meeks 1925 Century Park East, Suite 1700 Los Angeles, California 90067-2512 Attention: Real Estate Notices (SCS)

Landlord’s Address:	For Payment of Rent:

W2007 Seattle Office Second and Spring Building Realty, LLC P.O. Box 730722 Dallas, Texas 75373-0722

(v)	Second & Spring Avalara, Inc.

(vi)	Second & Spring Avalara, Inc.

10.	Assignment and Subletting	21

	(a) Transfers	21
	(b) Consent Standards	21
	(c) Request for Consent	21
	(d) Conditions to Consent	22
	(e) Attornment by Subtenants	22
	(f) Cancellation	23
	(g) Additional Compensation	23
	(h) Permitted Transfers	23

11.	Insurance; Waivers; Subrogation; Indemnity	24

	(a) Tenant’s Insurance	24
	(b) Landlord’s Insurance	26
	(c) No Subrogation; Waiver of Property Claims	26
	(d) Waiver	26
	(e) Indemnities	27

12.	Subordination; Attornment; Notice to Landlord’s Mortgagee	28

	(a) Subordination	28
	(b) Attornment	28
	(c) Notice to Landlord’s Mortgagee	28
	(d) Landlord’s Mortgagee’s Protection Provisions	29

13.	Rules and Regulations	29

14.	Condemnation	30

	(a) Total Taking	30
	(b) Partial Taking – Tenant’s Rights	30
	(c) Partial Taking – Landlord’s Rights	30
	(d) Temporary Taking	30
	(e) Award	30

15.	Fire or Other Casualty	30

	(a) Repair Estimate	30
	(b) Tenant’s Rights	31
	(c) Landlord’s Rights	31
	(d) Repair Obligation	31
	(e) Abatement of Rent	31

16.	Personal Property Taxes	32

17.	Events of Default	32

	(a) Payment Default	32
	(b) Abandonment	32
	(c) Subordination	32
	(d) Estoppel	32
	(e) Insurance	32

(vii)	Second & Spring Avalara, Inc.

	(f) Mechanic’s Liens	32
	(g) Misrepresentation	32
	(h) OFAC/FCPA Representation	33
	(i) Other Defaults	33
	(j) Insolvency	33

18.	Remedies	33

	(a) Termination of Lease	33
	(b) Termination of Possession	33
	(c) Perform Acts on Behalf of Tenant	34

19.	Payment by Tenant; Non-Waiver; Cumulative Remedies	34

	(a) Payment by Tenant	34
	(b) No Waiver	35
	(c) Cumulative Remedies	35

20.	Surrender of Premises	35

21.	Holding Over	35

22.	Certain Rights Reserved by Landlord	36

	(a) Building Operations	36
	(b) Security	36
	(c) Current and Prospective Insurers, Purchasers, Investors and Mortgagees	36
	(d) Prospective Tenants	36

23.	Intentionally Omitted	37

24.	Interior Signage	37

25.	Telecommunications and Communications	37

	(a) Tenant’s Telecommunications Providers	37
	(b) Cable Work	38
	(c) Landlord’s Reserved Rights	38
	(d) Removal Obligations	39

26.	Miscellaneous	39

	(a) Landlord Transfer	39
	(b) Landlord’s Liability	39
	(c) Force Majeure	40
	(d) Brokerage	40
	(e) Estoppel Certificates	41
	(f) Notices	41
	(g) Separability	41
	(h) Amendments; Binding Effect; No Electronic Records	41
	(i) Quiet Enjoyment	42
	(j) No Merger	42
	(k) Entire Agreement	42

(viii)	Second & Spring Avalara, Inc.

(l) Waiver of Jury Trial	42
(m) Governing Law	42
(n) Recording	42
(o) Water or Mold Notification	42
(p) Joint and Several Liability	43
(q) Financial Reports	43
(r) Attorneys’ Fees	43
(s) Confidentiality	43
(t) Authority	44
(u) Hazardous Materials	44
(v) List of Exhibits	45
(w) OFAC/FCPA Representation	45
(x) Survival of Obligations	46
(y) Intentionally Omitted	46
(z) Landlord Default	46
(aa) Business Days	46
(bb) Terms; Captions	46
(cc) Bicycle Parking	47
(dd) Removal of Property	47

(ix)	Second & Spring Avalara, Inc.

INDEX

Abated Base Rent Income Tax Amount	Exhibit D
Abated Base Rent Payment Amount	Exhibit D
Abated Rent	Exhibit H
Acceptable Change	18
Acceptable Changes	18
Additional Allowance	2
Additional Insureds	24
Additional Monthly Basic Rent	2
Additional Rent	4
Advocate Arbitrators	2, 4
Affiliate	1
Alterations	17
Anticipated Delivery Date	Exhibit K
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Award	2, 4
Base, shell and Core	Exhibit D
Basic Lease Information	1
blocked person	45
Budget Estimate	Exhibit D
Building’s Structure	1
Building’s Systems	1
Business Days	46
Cable Problems	39
Cable Work	38
Cable(s)	38
Casualty	30
Claims	27
Code	Exhibit D
Common Areas	1
Comparison Buildings	1
Comparison Leases	Exhibit I, Exhibit I
Construction Drawings	Exhibit D
Contract	Exhibit D
Contract Price	Exhibit D
Contractor	Exhibit D
Coordination Fee	Exhibit D
Cost Pools	11
Damage Notice	31
Default Rate	11
Delivery Termination Date	2
Disabilities Acts	20
Economic Terms	Exhibit K
Election Date	Exhibit K
Engineers	Exhibit D

(x)	Second & Spring Avalara, Inc.

Event of Default	32
Exercise Notice	Exhibit I
Expiration Date	i
Extension Option	Exhibit I
Final LC Expiration Date	11
Final Payment Application	Exhibit D
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
First Offer Notice	Exhibit K
First Offer Period	Exhibit L
First Offer Space	Exhibit L
GAAP	24
Hazardous Materials	44
Holidays	15
HVAC	14
include	1
includes	1
including	1
Land	i
Landlord	1
Landlord Parties	1
Landlord Party	1
Landlord’s Final Retention	Exhibit D
Landlord’s Mortgagee	28
Landlord’s Work	Exhibit D
Law	1
Laws	1
LC Proceeds Account	12
Lease	1
Letter of Credit	11
Letter of Credit Amount	11
Minimum Financial Requirement	12
Money Rates	33
Mortgage	28
Neutral Arbitrator	2, 4
O&M Information	Exhibit D
Objection Notice	10
Objection Period	10
Operating Costs	4
Operating Costs and Tax Statement	8
Operating Costs Excess	3
Option Term	Exhibit I
Original Tenant	1
Outside Agreement Date	2, 4
Over-Allowance Amount	Exhibit D
Parking Facility	Exhibit G

(xi)	Second & Spring Avalara, Inc.

Payment Application	4
Permitted Transfer	23
Permitted Transferee	23
Prime Rate	33
Prohibited Person	45
Project	i
Property Management Office	Exhibit C
Punch-list Items	Exhibit E
Renewal or Replacement LC	12
Rent Credit Election Notice	Exhibit D
Rent Credit Option	Exhibit D
Repair Period	31
Review	9
Review Notice	9
Right of First Offer	Exhibit L
SDNs	45
Security Deposit Laws	13
Specifications	Exhibit D
Standard Improvement Package	Exhibit D
Superior Rights	Exhibit L
Taking	30
Tangible Net Worth	24
Tax Excess	7
Taxes	7
Telecommunications Services	37
Tenant	1
Tenant Improvement Allowance	Exhibit D
Tenant Improvement Allowance Items	Exhibit D
Tenant Improvements	Exhibit D
Tenant Parking Passes	Exhibit G
Tenant Parties	1
Tenant Party	1
Tenant Work Letter	Exhibit D
Tenant’s Accountant	9
Tenant’s Agents	Exhibit D
Tenant’s Election Notice	Exhibit K
Tenant’s Off-Premises Equipment	1
Tenant’s Security System	20
Termination Date	1
Termination Notice	1
Termination Option	1
The Law of Real Estate Agency	40
Third Party Offer	Exhibit K, Exhibit K
Transfer	21

(xii)	Second & Spring Avalara, Inc.

LEASE

This Lease Agreement (this “Lease”) is entered into as of August 14, 2014 between W2007 SEATTLE OFFICE SECOND AND SPRING BUILDING REALTY, LLC, a Delaware limited liability company (“Landlord”), and AVALARA, INC., a Washington corporation (“Tenant”).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Building’s HVAC (as defined below), security, life-safety, plumbing, electrical, and mechanical systems; “Comparison Buildings” means first class office buildings in the Seattle, Washington central business district area; “include”, “includes” or “including” shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to” or “without limitation”; “Laws” means all federal, state, and local laws, codes, ordinances, rules, requirements and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants and conditions affecting the Project, and “Law” means any of the foregoing; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on the grounds of the Project (other than inside the Premises); and “Tenant Parties” means all of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees, and “Tenant Party” means any of the foregoing. “Original Tenant” means the Tenant originally named in this Lease. “Landlord Parties” means all of the following persons: Landlord, Landlord’s Mortgagees (as defined below), and any of their respective partners, members, directors, officers, trustees, shareholders, successors and assigns, agents, employees, independent contractors, licensees, guests and invitees, and “Landlord Party” means any of the foregoing.

2. Lease Grant.

(a) Generally. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. Tenant shall also have the non-exclusive right to use in common with Landlord and the other tenants of the Project those portions of the Project that are provided by Landlord for use in common with Landlord and the other tenants of the Project, such as entrances, lobbies, restrooms, ground floor corridors, elevators and elevator foyers, loading and unloading areas, plazas, ramps, drives, stairs, and access ways and service ways (collectively, the “Common Areas”). The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the Building, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the Common Areas, or the elements thereof or of the accessways to the Premises or the Project.

1	Second & Spring Avalara, Inc.

(b) Must-Take Premises. Effective as of Must-Take Commencement Date, Tenant shall accept delivery of the Must-Take Premises from Landlord and the Must-Take Premises shall become part of the Premises for all purposes hereunder, and all references in this Lease to the “Premises” shall thereafter include the Must-Take Premises. Tenant’s obligation to pay Basic Rent for the Must-Take Premises, and to pay Tenant’s Proportionate Share of any increase in Operating Costs and Taxes (as those terms are defined in Section 4. below) with respect to the Must-Take Premises, shall commence on the Must-Take Commencement Date.

3.    Lease Term.

(a) In General. The terms and conditions and provisions of this Lease shall be effective as of the date of this Lease. The Commencement Date, Must-Take Commencement Date, Expiration Date and Term of this Lease shall be as set forth in the Basic Lease Information of this Lease. By occupying the Premises or any portion thereof, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to other provisions of this Lease, including the performance of punch-list items that remain to be performed by Landlord, if any. Prior to occupying the Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E attached hereto confirming (1) the Commencement Date and the Expiration Date of the initial Term, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Occupancy of the Premises by Tenant prior to the Commencement Date shall be subject to all of the provisions of this Lease including those requiring the payment of Basic Rent and Additional Rent (each as defined below).

(b) Termination Right Based on Landlord’s Failure to Timely Deliver the Must-Take Premises. Notwithstanding the foregoing, if Landlord is unable to tender possession of the Premises and/or Must-Take Premises with the Landlord’s Work to be performed therein substantially complete on or before January 1, 2016 (the “Delivery Termination Date”), which date shall not be subject to delays for any reason (including force majeure), then Tenant may terminate this Lease by delivering to Landlord notice thereof at any time before the earlier of (1) fifteen (15) days following the Delivery Termination Date, as such date may be so extended, or (2) the date on which Landlord tenders possession of the Premises and/or Must-Take Premises to Tenant with the Landlord’s Work to be performed therein substantially complete. Notwithstanding the foregoing to the contrary, the Delivery Termination Date shall be extended day-for-day each day Landlord is delayed in delivering possession of the Must-Take Premises to Tenant with the Landlord’s Work to be performed therein substantially complete due solely to delays caused by Tenant or Tenant’s Agents (as defined in Exhibit D). The termination right afforded to Tenant under this Section 3(b) shall be Tenant’s sole recourse for Landlord’s failure to timely tender possession of the Must-Take Premises to Tenant with the Landlord’s Work to be performed therein substantially complete on or before the Delivery Termination Date, as such date may be so extended. Time is of essence for the delivery of Tenant’s termination notice under this Section 3(b); accordingly, if Tenant fails to timely deliver such notice, Tenant’s right to terminate this Lease under this Section 3(b) shall expire.

2	Second & Spring Avalara, Inc.

(c) Beneficial Occupancy. Tenant shall have the right to occupy the Initial Premises prior to the Commencement Date, provided that (A) a certificate of occupancy, or a temporary certificate of occupancy (or the equivalent of either) shall have been issued by the appropriate governmental authorities permitting Tenant’s use and occupancy of the Initial Premises for the Permitted Use, and (B) all of the terms and conditions of the Lease shall apply, other than Tenant’s obligation to pay Basic Rent, and Tenant’s Proportionate Share of the Operating Costs Excess plus Tenant’s Proportionate Share of the Tax Excess (as defined below), as though the Commencement Date had occurred.

4.    Rent.

(a) Payment. Tenant shall timely pay Rent to Landlord, without notice, demand, deduction or setoff (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association delivered to Landlord’s address provided for in the Basic Lease Information, by wire transfer as provided for in the Basic Lease Information, or to such other address or by wiring instructions provided in a notice delivered by Landlord to Tenant, accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Subject to the provisions of Exhibit H attached hereto, Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The monthly installment of Basic Rent for the first calendar month of the Term for which Basic Rent is due to Landlord hereunder shall be payable within two (2) Business Days following Tenant’s receipt of a fully executed copy of this Lease; thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the second full calendar month of the Term for which Basic Rent is due to Landlord. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month and shall be due on the Commencement Date. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Subject to the provisions of Exhibit H attached hereto, Tenant shall pay Additional Rent at the same time and in the same manner as Basic Rent.

Notwithstanding the foregoing, Tenant shall not be required to pay Basic Rent, Annual Additional Rent or any other charges hereunder until Tenant receives from Landlord a completed and executed W-9 taxpayer identification form. Landlord acknowledges and agrees that Tenant, at Tenant’s option, shall have the right to pay amounts due under this Lease to Landlord via electronic funds transfer, and that Landlord shall reasonably cooperate with Tenant, if necessary, to establish that manner of payment by Tenant.

(b)     Operating Costs; Taxes.

(1) Tenant shall pay to Landlord Tenant’s Proportionate Share of any increase in Operating Costs (as defined below) for each calendar year and partial calendar year falling within the Term over the Operating Costs for the Base Year (the “Operating Costs Excess”). Tenant shall not pay any charges for Operating Costs prior to the end of the Base

3	Second & Spring Avalara, Inc.

Year. Landlord may make a good faith estimate of Tenant’s Proportionate Share of the Operating Costs Excess to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term (after the Base Year), Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to the estimated Tenant’s Proportionate Share of the Operating Costs Excess for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate Tenant’s Proportionate Share of the Operating Costs Excess to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Proportionate Share of the Operating Costs Excess payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year. “Additional Rent,” as used herein, shall mean, collectively, Tenant’s Proportionate Share of the Operating Costs Excess plus Tenant’s Proportionate Share of the Tax Excess (as defined below).

(2) The term “Operating Costs” means all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, maintenance, repair and replacement of the Project, determined in accordance with sound accounting principles consistently applied, including the following costs: (A) wages and salaries of all on-site employees at or below the grade of general manager engaged in the operation, maintenance or security of the Project (together with Landlord’s reasonable allocation of expenses of off-site employees at or below the grade of senior building manager who perform a portion of their services in connection with the operation, maintenance or security of the Project), including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement and security of the Project; (C) costs for improvements (as distinguished from replacement of parts or components installed in the ordinary cause of business) made to the Project that, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project or to enhance safety or security of the Property or its occupants, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, to promote safety or to maintain the quality of the Project, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (D) cost of all utilities, except the cost of utilities reimbursable to Landlord by the Project’s tenants other than pursuant to a provision similar to this Section 4(b); (E) insurance expenses; (F) repairs, replacements, and general maintenance of the Project; (G) fair market rental and other costs with respect to the management office for the Building; (H) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, or security of the Project (including alarm service, window cleaning, and elevator maintenance); (I) Parking Facility operation, repair, restoration and maintenance; and (J) payments made or charges incurred under any reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar document affecting or benefiting the Property whether now or hereafter in effect.

4	Second & Spring Avalara, Inc.

Notwithstanding anything herein to the contrary, Operating Costs shall not include costs for:

(i) capital improvements made to the Project, other than capital improvements described in Section 4(b)(2)(C) above and items that are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like;

(ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties;

(iii) depreciation;

(iv) leasing commissions;

(v) legal expenses for services, other than those that benefit the Project tenants generally (e.g., tax disputes);

(vi) renovating or otherwise improving space for occupants of the Project or vacant space in the Project;

(vii) Taxes;

(viii) federal income taxes imposed on or measured by the income of Landlord from the operation of the Project;

(ix) depreciation or amortization on the Building;

(x) debt service, rental under any ground or underlying lease, or interest, principal, points, and fees on any encumbrance, Mortgage, or other debt instrument encumbering the Building except loans made to Landlord for capital improvements described in Section 4(b)(2)(C) above;

(xi) Taxes (as defined below);

(xii) attorneys’ fees and expenses, brokerage commissions, advertising costs, or other related expenses incurred in connection with the leasing of the Building including lease concessions, rental abatements, and construction allowances;

(xiii) the cost of any improvements, repairs, or equipment that would be properly classified as capital expenditures (including the repair of structural portions of the roof, foundations, floors, and exterior walls of the Building), except as specifically provided in Section 4(b)(2)(C) above;

(xiv) the cost (including permit, license, and inspection fees) of decorating and painting, improving for tenant occupancy, or altering for tenant occupancy portions of the Building to be demised, or available to be demised, to tenants;

(xv) any deductible under Landlord’s insurance policies in excess of a commercially reasonable deductible;

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(xvi) costs of insurance in excess of insurance that is customarily carried by prudent institutional owners of Comparison Buildings;

(xvii) costs for which Landlord is reimbursed or entitled to be reimbursed by condemnation or insurance proceeds, other tenants, or any other source (other than through this Operating Costs provision and similar provisions in other leases in the Building);

(xviii) costs to repair or replace the Project resulting from any Casualty (as defined below) (other than the amount of any commercially reasonable insurance deductibles);

(xix) rentals incurred in leasing equipment that if purchased rather than rented would have constituted a capital expenditure that is not specifically included in Operating Costs in accordance with the provisions of Section 4(b)(2)(C) above;

(xx) any bad debt loss or rent loss; any reserves;

(xxi) costs incurred in connection with the operation of the business entity constituting Landlord, as distinguished from the costs of operating the Project;

(xxii) costs of selling, syndicating, financing, mortgaging, or hypothecating any of Landlord’s interest in the Building; and costs of defending any lawsuits with any mortgagee;

(xxiii) amounts paid to Landlord or Landlord’s Affiliates for the provision of goods or services that would otherwise be included in Operating Costs to the extent such costs exceed the fair market value of such goods or services;

(xxiv) the amount of any political or charitable contributions;

(xxv) the cost of any “tenant relations” parties or promotions;

(xxvi) the cost of repairs, alterations, additions, improvements, or replacements made to (a) comply with any Laws in effect as of the date of this Lease, or (b) rectify or correct any damage caused by the gross negligence or willful misconduct of Landlord or any Landlord Party;

(xxvii) costs incurred in installing, operating, and maintaining any specialty improvement not normally installed, operated, and maintained in Comparison Buildings, including an observatory, a luncheon club, or athletic or recreational facilities (except to the extent available to tenants of the Building without charge);

(xxviii) the cost of wages, salaries, bonuses, and other compensation of all employees above the grade of general manager (including asset managers, leasing agents, promotional directors, officers, directors, and executives of Landlord), including taxes, insurance, and benefits relating thereto;

(xxix) the cost of labor and employees with respect to personnel not located at the Building on a full time basis unless such costs are appropriately allocated between the Building and the other responsibilities of such personnel;

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(xxx) costs, fines, penalties, and interest incurred due to violation by Landlord of the terms and conditions of any lease, or any Laws, or due to violation by any other tenant in the Project of the terms and conditions of any lease, ground lease, mortgage or deed of trust, or other covenants, conditions, or restrictions encumbering the Project, or any Laws;

(xxxi) interest, penalties, or other costs arising out of Landlord’s failure to make timely payment of its obligations;

(xxxii) property management fees in excess of three percent (3%) of the gross income produced by the Project;

(xxxiii) costs incurred to test, survey, clean up, contain, abate, remove, or otherwise remedy Hazardous Materials (as defined below) or mold from the Project;

(xxxiv) costs of acquiring artwork;

(xxxv) costs of providing utilities (including HVAC service, electricity, water, gas, fuel, steam, lighting, and sewer), janitorial service, or other benefits to other tenants to an extent in excess of the utilities, janitorial service, and other benefits, if any, to which Tenant is entitled under this Lease at no additional charge;

(xxxvi) Landlord’s general overhead expenses not related to the Project;

(xxxvii) legal fees, accountants’ fees, and other expenses incurred in connection with disputes with Tenant, other tenants or occupants of the Project, or associated with the enforcement of any leases or defense of Landlord’s title or interest in the Project or any part thereof, other than those that benefit the Project tenants generally (e.g., tax disputes);

(xxxviii) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord in the Building; and

(xxxix) advertising and promotional expenses, and the cost of acquiring and installing signs in or on the Building identifying the owner of the Building or any other tenant or occupant of the Building.

Operating Costs for the Base Year only shall not include market-wide labor-rate increases due to extraordinary circumstances, including boycotts and strikes; utility rate increases due to extraordinary circumstances, including conservation surcharges, boycotts, embargoes or other shortages; or amortized costs relating to capital improvements.

Tenant shall also pay Tenant’s Proportionate Share of any increase in Taxes for each calendar year and partial calendar year falling within the Term over the Taxes for the Base Year (the “Tax Excess”). Tenant shall not pay any charges for Taxes prior to the end of the first Base Year. Tenant shall pay Tenant’s Proportionate Share of the Tax Excess in the same manner as provided above for Tenant’s Proportionate Share of the Operating Costs Excess (both on an estimated and actual basis as provided therein). “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes

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and assessments (including nongovernmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon. Notwithstanding anything to the contrary contained in this Lease, there shall be excluded from Taxes any excess profits taxes, franchise taxes, gift taxes, inheritance and succession taxes, estate taxes, documentary transfer taxes, federal or state income, corporate, capital stock, or capital gains taxes, penalties incurred as a result of Landlord’s failure to pay taxes or to file any tax or informational returns and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts, or income attributable to operations at the Project); provided, that if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For purposes of computing Taxes, any special assessment shall be deemed to have been paid in the maximum number of installments permitted by Law, and Taxes shall be deemed to include all interest that would have been payable in connection therewith as a result of paying such special assessment in the maximum number of installments permitted by Law. For all other Taxes, the Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If there is a change in Taxes for any year of the Term, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant, as applicable, with a credit or a statement of any deficiency based on the adjustment. Tenant shall pay any such deficiency within thirty (30) days after receipt of the statement from Landlord. Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of re-appraisement. To the extent the same is in Landlord’s possession, Landlord shall provide a copy of the then-current tax bill to Tenant upon request.

(3) By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, in each case adjusted as provided in Section 4(b)(4) below, and of the Taxes for the previous year (the “Operating Costs and Tax Statement”). If Tenant’s estimated payments of Tenant’s Proportionate Share of the Operating Costs Excess and/or Tax Excess, as the case may be, under this Section 4(b) for the year covered by the Operating Costs and Tax Statement exceed Tenant’s Proportionate Share of the Operating Costs Excess and/or Tax Excess, as the case may be, as indicated in the Operating Costs and Tax Statement, then Landlord shall promptly credit or reimburse Tenant for such applicable excess; likewise, if Tenant’s estimated payments of Tenant’s Proportionate Share of the Operating Costs Excess or Tax Excess, as the case may be, under this Section 4(b) for such year are less than Tenant’s Proportionate Share of the Operating Costs Excess and/or Tax Excess, as the case may be, as indicated in the Operating Costs and Tax Statement, then Tenant shall pay Landlord such deficiency within thirty (30) days after receipt of the Operating Costs and Tax Statement. No delay in providing any Operating Costs and Tax Statement shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s Obligations for actual or estimated Operating Costs Excess or Tax Excess.

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(4) With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of one hundred percent (100%) of the rentable area thereof, or Landlord is not supplying services to one hundred percent (100%) of the rentable area thereof, the Operating Costs for such period that vary with the occupancy of the Building shall, for the purposes hereof, be increased to the amount that would have been incurred had the Building been occupied to the extent of one hundred percent (100%) of the rentable area thereof and Landlord had been supplying services to one hundred percent (100%) of the rentable area thereof; provided, however, in no event shall Tenant be obligated to pay for services that are not provided to unoccupied portions of the Building, and the terms of the immediately foregoing sentence shall not apply to services are provided to unoccupied portions of the building. If a category of Operating Costs is first incurred in a calendar year after the Base Year, then for purposes of calculating the Operating Costs Excess for such calendar year (and the following calendar years) the Operating Costs for the Base Year shall be deemed to be increased to include the amount that Landlord reasonably estimates would have been incurred by Landlord for such category of Operating Costs in the Base Year if Landlord had incurred such category of Operating Costs in the Base Year. Conversely, if in a calendar year subsequent to the Base Year, Landlord no longer incurs a category of Operating Costs, then for purposes of calculating the Operating Costs Excess for such calendar year (and the following calendar year), Operating Costs for such Base Year shall be deemed to be decreased by the amount that Landlord actually incurred for such category of Operating Costs in the Base Year. The adjustments to the Operating Costs for the Base Year provided for in the preceding two sentences shall not be deemed to require a recalculation of the Operating Costs Excess for any calendar year prior to the calendar year in question.

(5) Tenant may once, within one hundred eighty (180) days after receiving the Operating Costs and Tax Statement, give Landlord notice (the “Review Notice”) that Tenant intends to have Landlord’s records of the Operating Costs and Taxes for the calendar year covered by the Operating Costs and Tax Statement reviewed (the “Review”) for the sole purpose of determining whether the Operating Costs and Tax Statement is accurate; provided that as a condition to Tenant’s exercise of its right of Review set forth in this Section 4(b)(5), Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amount as required by the provisions of this Section 4 in accordance with such Operating Costs and Tax Statement. However, such payment may be made under protest pending the outcome of the Review. If Tenant retains an agent to review Landlord’s records, the agent shall be with a CPA firm licensed to do business in the State of Washington (working on a non-contingency fee basis) and its fees shall not be contingent in whole or in part, upon the outcome of the review (“Tenant’s Accountant”). Within a reasonable time after receipt of the Review Notice (not to exceed thirty (30) days), Landlord shall make available to Tenant’s Accountant during normal business hours all pertinent records with respect to the Operating Costs and Tax Statement for the calendar year that is the subject of the Review Notice and that are reasonably necessary for Tenant’s Accountant to conduct the Review. If any records are maintained at a location other than the office of the Building, Tenant’s Accountant may either inspect the records at such other location or Tenant may pay for the reasonable cost of copying

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and shipping the records. Except as otherwise expressly hereinafter provided, Tenant shall be solely responsible for all costs, expenses and fees incurred for the Review. Within sixty (60) days after the records are made available to Tenant’s Accountant (the “Objection Period”), Tenant shall have the right to give Landlord notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s Operating Costs and Tax Statement for that year. If Tenant fails to provide Landlord with a Review Notice with respect to the Operating Costs and Tax Statement for any calendar year within the one hundred eighty (180) day period described above, or fails to give Landlord an Objection Notice within the sixty (60) day period described above, Tenant shall be deemed to have approved the Operating Costs and Tax Statement and shall be barred from raising any claims regarding the Operating Costs and Tax Statement for that year. If Landlord agrees with Tenant’s Objection Notice, then Landlord shall credit the amount of any overpayment by Tenant in respect of Operating Costs and Taxes against the Rent next payable under this Lease; provided, that if the Term shall have expired, then any overpayment for which Tenant may otherwise have received a credit shall be refunded to Tenant within thirty (30) days after receipt of said certification at Tenant’s last known address after deducting the amount of Rent and any other payments due. If Landlord disagrees with Tenant’s Objection Notice, then Landlord shall give to Tenant notice thereof within thirty (30) days after Landlord’s receipt of Tenant’s Objection Notice, which notice shall set forth in reasonable detail the reasons for such disagreement, and Landlord and Tenant shall attempt to resolve the disagreement. If Landlord and Tenant cannot mutually agree on the resolution of the disagreement within thirty (30) days after Tenant’s receipt of Landlord’s notice of disagreement, then Landlord and Tenant shall jointly choose an independent certified public accountant located in Seattle, Washington who has not represented either Landlord, Tenant, or their respective Affiliates, in the preceding five (5) years to resolve the disagreement, whose determination shall be binding on the parties hereto. If the parties are unable to agree upon such independent certified public accountant, then either Landlord or Tenant shall have the right to petition for the appointment of the independent accountant by the Presiding Judge of the Superior Court of King County, Washington and the decision of such Judge (and the determination of the accountant appointed by such Judge) shall be final and binding upon the parties, and not subject to appeal of any kind. If the final determination shall disclose that the Operating Costs and Tax Statement for the calendar year in question were overstated by more than five percent (5%), then Landlord shall reimburse Tenant, within thirty (30) days after Landlord receives notice of such final determination, for the reasonable costs of the independent certification or reimburse Tenant (as applicable) the cost of Tenant’s accountant’s review, up to a maximum of Five Thousand and 00/100 Dollars ($5,000.00) per review (but each party shall pay the cost of its respective attorney’s fees); otherwise, the cost of the audit and arbitration shall be paid by Tenant. If Operating Costs and/or Taxes for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the payment of Rent next due in the amount of the overpayment by Tenant; provided, however, if the Term shall have expired, then any overpayment for which Tenant may otherwise have received a credit shall be refunded to Tenant within thirty (30) days after receipt of said certification at Tenant’s last known address after deducting the amount of Rent and any other payments due. Likewise, if Landlord and Tenant determine that Operating Costs and/or Taxes for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment in Tenant’s Pro Rata Share thereof within thirty (30) days. Tenant acknowledges and agrees that any records reviewed under this provision constitute confidential information of Landlord that shall not be disclosed to anyone other than Tenant’s Accountant and the principals

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of Tenant who receive the results of such Review. Before making any records available for review, Landlord may require Tenant and Tenant’s Accountant to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within ten (10) days after receiving it from Landlord, and if Tenant fails to do so, the Objection Period shall be reduced by one (1) day for each day by which such execution and delivery follows the expiration of such thirty (30)-day period.

(c) Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Costs and/or Taxes for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project and the retail space tenants (if any) of the Project. The Operating Costs and/or Taxes within each such Cost Pool shall be allocated and charged to the tenants as determined by Landlord in accordance with sound real estate management principles, consistently applied.

5. Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder that are not received by Landlord on or before five (5) days after the date the payment is due (i) shall bear interest from the date due until paid at the lesser of twelve percent (12%) per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); and (ii) Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to five percent (5%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but shall be charged with respect to any subsequent occurrence) during any twelve (12)-month period in which Tenant fails to make payment when due, until five (5) days after Landlord delivers written notice of such delinquency to Tenant.

6.    Letter of Credit.

(a) General Provisions. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, a standby, unconditional negotiable, irrevocable, transferable letter of credit (the “Letter of Credit”) substantially in the form of Exhibit L attached to this Lease and containing the terms required herein, in the face amount set forth for the Letter of Credit in the Basic Lease Information (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by a financial institution acceptable to Landlord in Landlord’s reasonable discretion, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its sole discretion. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is ninety (90) days after the scheduled expiration date of the Lease Term, as it may be extended from time to time. If the Letter of Credit held by Landlord expires before the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of

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termination or nonrenewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not less than sixty (60) days before the expiration date of the Letter of Credit then held by Landlord. In addition, if, at any time before the Final LC Expiration Date, the financial institution that issued (or confirmed) the Letter of Credit held by Landlord fails to meet the “Minimum Financial Requirement” (as defined below), then, within five (5) Business Days after Landlord’s demand, Tenant shall deliver to Landlord, in replacement of such Letter of Credit, a new Letter of Credit issued (or confirmed) by a financial institution that meets the Minimum Financial Requirement and is otherwise acceptable to Landlord in Landlord’s reasonable discretion, whereupon Landlord shall return to Tenant the Letter of Credit that is being replaced. For purposes hereof, a financial institution shall be deemed to meet the “Minimum Financial Requirement” on a particular date if and only if, as of such date, such financial institution (a) has not been placed into receivership by the FDIC; and (b) has a financial strength that, in Landlord’s good faith judgment, is not less than that which is then generally required by Landlord and its Affiliates as a condition to accepting letters of credit in support of new leases. Any new Letter of Credit or certificate of renewal or extension (a “Renewal or Replacement LC”) shall comply with all of the provisions of this Section 6, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the Letter of Credit that is expiring or being replaced.

(b) Drawings under Letter of Credit. Upon an Event of Default by Tenant or, if Landlord is prohibited by applicable Laws from providing notice to Tenant of Tenant’s failure to comply with one or more provisions of this Lease, then upon any such failure by Tenant and lapse of the specified cure period without the necessity of providing notice to Tenant, Landlord may, without prejudice to any other remedy provided in this Lease or by applicable Laws, draw on the Letter of Credit and use all or part of the proceeds to (a) satisfy any amounts due to Landlord from Tenant, and (b) satisfy any other damage, injury, expense or liability caused by Tenant’s failure to so comply. In addition, if Tenant fails to furnish a Renewal or Replacement LC complying with all of the provisions of this Section 6 when required hereunder, Landlord may draw upon the Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Section 6 (the “LC Proceeds Account”).

(c) Use of Proceeds by Landlord. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may, immediately upon any draw (and without notice to Tenant), apply or offset the proceeds of the Letter of Credit against (a) any Rent payable by Tenant under this Lease that is not paid when due; (b) all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease; (c) any costs incurred by Landlord in connection with this Lease (including attorneys’ fees), which costs the Tenant is obligated to pay or reimburse; and (d) any other reasonable amount that Landlord may spend or become obligated to spend by reason of Tenant’s failure to comply with this Lease and that Tenant is obligated to pay or reimburse under this Lease or under applicable Laws. Provided that Tenant has performed all of its obligations under this Lease, Landlord shall pay to Tenant, within sixty (60) days after the Final LC Expiration Date, the amount of any proceeds of the Letter of Credit received by Landlord and not applied as provided above; provided, however, that if, before the

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expiration of such sixty (60) day period, a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s or Guarantor’s creditors, under the Federal Bankruptcy Code, then such payment shall not be required until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

(d) Additional Covenants of Tenant. If, for any reason, the amount of the Letter of Credit becomes less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 6, and if Tenant fails to comply with the foregoing, notwithstanding any contrary provision of this Lease, such failure shall constitute an incurable Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable Laws, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit, provided that nothing herein shall affect Tenant’s rights and remedies after the Letter of Credit is drawn if Tenant disputes Landlord’s right to draw on the Letter of Credit or to apply any portion of the proceeds thereof. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that, in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, nor any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof under the provisions of this Lease by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

(e) Nature of Letter of Credit. Landlord and Tenant (a) acknowledge and agree that in no event shall the Letter of Credit or any renewal thereof, any substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context (“Security Deposit Laws”); (b) acknowledge and agree that the Letter of Credit (including any renewal thereof, any substitute therefor or any proceeds thereof) is not intended to serve as a security deposit and shall not be subject to the Security Deposit Laws; and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of all provisions of Law, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent,

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to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified above in this Section 6 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any other Tenant Parties, including any damages Landlord suffers following termination of this Lease.

(f) Transfer of Letter of Credit. The Letter of Credit shall provide that Landlord, its successors and assigns, may, at any time with notice to Tenant but without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity, but only as a part of the assignment by Landlord of its rights and interests in and to this Lease or in connection with Landlord’s financing of the Property or the Project. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor arising after such transfer, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. Landlord shall remain liable to Tenant, however, for the refund of any prior withdrawals from the Letter of Credit as and to the extent such refund is required under this Lease or applicable Laws, but only to the extent that such refundable amount has not been transferred to the Landlord’s successor in interest. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuing or confirming financial institution such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying such financial institution’s transfer and processing fees in connection therewith.

7. Landlord’s Obligations.

(a) Services. Landlord shall furnish to Tenant (1) domestic water at those points of supply provided for general use of tenants of the Building; (2) heated and refrigerated air-conditioning (“HVAC”); (3) janitorial service to the Premises five (5) days per week other than Holidays (as defined below), for Building-standard installations and such window washing as may from time to time be reasonably required; (4) passenger elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of operating elevators during nonbusiness hours and Holidays; and (5) electrical current during normal business hours for equipment that does not require more than 110 volts and whose electrical energy consumption does not exceed normal office usage. Subject to the provisions of Section 15 below, Landlord shall maintain the Common Areas of the Building in reasonably good order and condition. If Tenant desires any of the services specified in clause (2) of this Section 7(a) above, (A) at any time other than between 7:00 a.m. and 6:00 p.m. on weekdays (other than Holidays), and 8:00 a.m. to 1:00 p.m. on Saturdays (other than Holidays) or (B) on Sunday or Holidays, then such services shall be supplied to Tenant on weekdays upon the request of Tenant delivered to Landlord before 2:00 p.m. and on Saturdays, Sundays and Holidays upon request of Tenant delivered to Landlord before 2:00 p.m. on the Business Day preceding such extra usage, and Tenant shall pay to Landlord the cost of such services at the Building’s then-prevailing rates then charged by Landlord within thirty (30) days after Landlord has delivered to Tenant an invoice therefor. As

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of the date of this Lease, the current rate for after-hours HVAC service is $70.00 per hour (subject to change from time-to-time following 30-day written notice to Tenant). The costs incurred by Landlord in providing after-hours HVAC service to Tenant shall include Landlord’s actual costs (without markup) for electricity, water, sewage, water treatment, labor, metering, filtering, and maintenance reasonably allocated by Landlord to providing such service. “Holidays” means New Year’s Day, Martin Luther King Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

(b) Excess Utility Use. Landlord shall not be required to furnish electrical current for equipment that requires more than 110 volts or other equipment whose electrical energy consumption exceeds normal office usage. If Tenant’s requirements for or consumption of electricity exceed the electricity to be provided by Landlord as described in Section 7(a) above, Landlord shall, at Tenant’s expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, and Tenant shall pay to Landlord the actual, reasonable cost of such service within thirty (30) days after Landlord has delivered to Tenant an invoice therefor, together with reasonable supporting evidence. Landlord may determine the amount of such additional consumption and potential consumption by any verifiable method, including installation of a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant’s expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts unless approved in advance by Landlord, which approval shall not be unreasonably withheld. Tenant shall not install any electrical equipment requiring voltage in excess of Building capacity unless approved in advance by Landlord, which approval may be withheld in Landlord’s sole discretion. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to, or wiring in, the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost, if, in Landlord’s judgment, the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment in the Premises (other than typical desktop computers, lap top computers (which are currently used by all Tenant employees), scanners, fax machines, communal printers, and desktop printers and similar desktop equipment) that materially and unreasonably affect the temperature otherwise maintained by the air-conditioning system or otherwise overload any utility, then after 30 days’ notice to Tenant, Landlord may install supplemental air-conditioning units or other supplemental equipment in the Premises, and the reasonable, actual, out of pocket cost thereof, including the cost of installation, operation, use, and maintenance, in each case plus an administrative fee of five percent (5%) of such cost, shall be paid by Tenant to Landlord within thirty (30) days after Landlord has delivered to Tenant an invoice therefor, together with reasonable supporting evidence.

(c) Landlord’s Repairs. Landlord shall repair and maintain in good order, repair and condition, the cost of which shall be included in Operating Costs to the extent permitted in Section 4 above, the Building’s Structure, the Building’s Systems and the common areas of the Building and Project (but not including any non-base building facilities installed in the Premises); provided, however, to the extent such maintenance and repairs are caused by the willful act of any Tenant Party, then subject to the waiver of subrogation provision in this Lease,

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Tenant shall pay to Landlord as additional Rent, the reasonable cost of such maintenance and repairs, which payment shall be made by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor, together with reasonable supporting evidence. Landlord shall commence to make all repairs under this Section as soon as reasonably possible after Landlord learns of the need for such repairs but in any event within thirty (30) days after Tenant notifies Landlord of the need for such repairs. Except as set forth herein, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making or failing to make any repairs, alterations or improvements in or to any portion of the Project. Tenant hereby waives and releases any right to make repairs at Landlord’s expense under any Law now or hereafter in effect.

(d) Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, constitute a breach of any covenant (provided Landlord uses such reasonable efforts), or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. If, however, Tenant is prevented from using the Premises because of the unavailability of any such service for a period of three (3) consecutive Business Days following Landlord’s receipt from Tenant of a written notice regarding such unavailability, the restoration of which is within Landlord’s reasonable control, and such unavailability was not caused by a Tenant Party, a governmental directive or cause beyond Landlord’s control, then Tenant shall, as its exclusive remedy, be entitled to a reasonable abatement of Rent for each consecutive day (after such three Business Day period) that Tenant is so prevented from using the Premises.

(e) General Abatement. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of any failure by Landlord to provide services, access to the Premises, or parking, to the extent Landlord is obligated to provide the same under this Lease, or due to the presence of any Hazardous Materials (other than Hazardous Materials brought on to the Premises by Tenant or any Tenant’s Agent) (any such set of circumstances to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive Business Days after Landlord’s receipt of any such notice (the “Eligibility Period”), then Rent shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. To the extent Tenant is entitled to abatement without regard to the Eligibility Period because of an event described in Sections 14 or 15 of this Lease, then the Eligibility Period shall not be applicable.

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8. Improvements; Alterations; Repairs; Maintenance.

(a) Improvements; Alterations. All alterations, improvements, betterments and other physical additions in or to the Premises (collectively, “Alterations”) shall be installed at Tenant’s expense only in accordance with plans and specifications that have been previously submitted to and approved by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a), and otherwise in accordance with the provisions hereof, except with respect to the Tenant Improvements (as defined in the Tenant Work Letter attached hereto as Exhibit D), which shall be governed by the terms and conditions thereof, and Cables (as defined below), which shall be installed, maintained, replaced and removed in accordance with the terms and conditions of Section 25 below. Except as provided in this Lease, no Alterations may be made without Landlord’s prior written consent to such Alterations and the plans and specifications, and the construction means and methods, therefor, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) the (1) Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) exterior appearance of the Building, (3) appearance of the Common Areas or elevator lobby areas, or (4) provision of services to other occupants of the Building. If Landlord consents to Alterations, Landlord may impose such conditions with respect thereto as are reasonably appropriate, including (A) requiring Tenant to furnish (i) [deleted], (ii) insurance against liabilities that may arise out of such work, and (iii) plans and specifications, and permits for such work, and (B) requiring (at the time that Landlord provides its consent to such Alterations) Tenant to remove any and all such Alterations (including fixtures) in or to the Premises prior to the expiration or earlier termination of this Lease at Tenant’s sole cost and expense (the terms set forth in Section 3.5 of the Tenant Work Letter shall govern with respect to Landlord’s notification to Tenant of any Tenant Improvements that Landlord will require to be removed prior to the expiration or earlier termination of this Lease). Tenant’s plans and specifications and construction means and methods shall be subject to Landlord’s written approval, not to be unreasonably withheld. Tenant shall furnish to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type that is intended to be viewed from the exterior of the Premises (as reasonably determined by Landlord) without the prior written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion. All Alterations shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws and the Landlord’s then current contractor rules and regulations; Landlord’s consent to or approval of any Alterations (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices, or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. If, as a result of Tenant’s particular use of the Premises (as opposed to a general office use) or the making of any Alterations to the Premises and/or installation of any Tenant Improvements pursuant to this Section 8(a), Section 25 below, or the Tenant Work Letter, respectively, any other alterations, improvements, betterments or other

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physical additions shall be required to be made to any part of the Premises or the Project to comply with the requirements of any applicable Law, including the requirements of the Disabilities Act (as defined below), the Occupational Safety & Health Administration (OSHA), or the orders or requirements imposed by any health officer, fire marshal or building inspector, Tenant shall be solely responsible for the costs incurred to effect such compliance. If the required alteration, improvement, betterment or other physical addition will not affect the Building’s Structure or the Building’s Systems, Tenant shall perform such work subject to this Section 8(a). If the required alteration, improvement, betterment or other physical addition will affect the Building’s Structure or the Building’s Systems, Landlord shall have the right to perform such work and Tenant shall reimburse Landlord in an amount equal to Landlord’s reasonable, actual, out-of-pocket costs plus five percent (5%) for overhead, which shall be payable within thirty (30) days of Landlord’s receipt of any invoice therefor, together with reasonable supporting evidence. Notwithstanding the foregoing provisions of this Section 8(a) to the contrary, Tenant may make non structural Alterations to the interior of the Premises (collectively, the “Acceptable Changes” and individually, each an “Acceptable Change”) without Landlord’s consent, provided that, with respect to each such Acceptable Change: (A) Tenant delivers to Landlord written notice of such Acceptable Change at least fifteen (15) days prior to the commencement thereof; (B) the aggregate cost of such Acceptable Change along with all other Acceptable Changes during any twelve (12) consecutive month period does not exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00); (C) such Acceptable Change is performed by or on behalf of Tenant in compliance with the other provisions of this Section 8; (D) such Acceptable Change does not require the issuance of a building permit or other governmental approval; (E) such Acceptable Change would not have an adverse effect (in Landlord’s reasonable discretion) on the Building’s Structure, the Building’s Systems (including the Building’s restrooms and mechanical rooms), or the provision of utilities or services to occupants of the Building; (F) such Acceptable Change cannot be seen from outside the Premises; and (G) such Acceptable Change is performed by qualified contractors and subcontractors that normally and regularly perform similar work in the Comparison Buildings.

(b) Repairs; Maintenance. Tenant shall at its sole expense maintain the interior, nonstructural portion of the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste (as defined by applicable law) or damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all interior portions of the Premises, Tenant’s Off-Premises Equipment and all areas, improvements and systems located in and exclusively serving the Premises. If Tenant fails to make such repairs or replacements within fifteen (15) days after the occurrence of such damage and notice from Landlord, then Landlord may make the same at Tenant’s cost. If any such damage occurs outside the Premises, then Landlord may elect to repair such damage at Tenant’s expense using Landlord’s usual contractor for such work and at competitive rates, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within thirty (30) days after Landlord has invoiced Tenant therefor, together with reasonable supporting evidence. In the event that Tenant’s waiver of subrogation as provided in this Lease does not apply to the following, Tenant’s obligations under this Lease shall not include making: (a) any repair or improvement necessitated by the negligence or willful misconduct of Landlord, its agents, employees or servants; (b) any repair or improvement caused by Landlord’s failure to perform its obligations hereunder or under any other agreement between Landlord and Tenant; or (c) any structural repairs, improvements or alterations to the Premises or the Building.

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(c) Performance of Work. All work described in this Section 8 shall be performed only by Landlord’s usual contractor for such work at competitive rates or by contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s property management company, Landlord’s asset management company and such other persons or entities as Landlord may designate in writing to Tenant from time to time as additional insureds using ISO additional insured endorsement CG 20 11 (or a substitute satisfactory to Landlord providing equivalent coverage), and under the commercial umbrella, if any, against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work that may affect the Building’s Structure or the Building’s Systems must be approved by the Building’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work at competitive rates. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor at competitive rates and no such work will be permitted if it would void or reduce the warranty on the roof.

(d) Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any reasonable amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within thirty (30) days after Landlord has invoiced Tenant therefor, together with reasonable supporting evidence. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or with any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a

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consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

(e) Tenant’s Security System. Tenant shall have the right, at its own expense, to install its own card-reader security system (“Tenant’s Security System”) in the Premises, which Tenant’s Security System shall be installed as an Alteration pursuant to the terms of this Section 8, or as a Tenant Improvement pursuant and subject to the terms of Tenant Work Letter. Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System is compatible with the Building systems and equipment; provided, however, in no event shall Tenant’s Security System be permitted to connect to the Building’s security systems. Tenant shall be solely responsible for monitoring and operating Tenant’s Security System. Neither Landlord nor the Landlord Parties shall be liable for, and Landlord and the Landlord Parties are hereby released from any responsibility for any damage either to person or property sustained or incurred by Tenant in connection with the operation and/or failure such Tenant’s Security System.

9. Use. Tenant shall use the Premises only for the Permitted Use and shall comply with, and cause each other Tenant Party to comply with, all Laws relating to the Tenant’s particular use of the Premises and will not commit waste (as defined by applicable law), overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. The population density within the Premises as a whole shall at no time exceed one person for each one hundred and twenty (120) rentable square feet in the Premises. Tenant shall not conduct second or third shift operations within the Premises; however, Tenant may use the Premises after normal business hours, so long as Tenant is not generally conducting business from the Premises after normal business hours. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any Laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such Laws, as amended from time to time (the “Disabilities Acts”) in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the Common Areas of the Building, other than compliance that is necessitated by the (1) use of the Premises for other than the Permitted Use, (2) as a result of any Alterations, including any Tenant Improvements, made by or on behalf of a Tenant Party (all of which risk and responsibility shall be borne by Tenant), or (3) as a result of any trade fixtures, furniture, equipment or other personal property to be installed in the Premises. The Premises shall not be used for any use that is disreputable, creates extraordinary fire or other hazards, or results in an increased rate of insurance on the Building or its contents, or for the storage of any Hazardous Materials (other than typical office supplies [e.g., photocopier toner] and then only in compliance with all Laws). Landlord shall comply with any applicable Laws relating to the physical condition of all parts of the Building outside the Premises, and the cost of the same shall be included in Operating Costs to the extent

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consistent with Section 4(b)(2) above. Tenant shall not use any substantial portion of the Premises for a “call center,” any other telemarketing use, or any credit processing use. If, solely because of a Tenant Party’s acts (other than in connection with the express permitted use) or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase within thirty (30) days after Tenant’s receipt of an invoice therefor, together with reasonable supporting evidence, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance (as defined by applicable law) or unreasonably interfere with other tenants or Landlord in its management of the Building.

10. Assignment and Subletting.

(a) Transfers. Except as provided in Section 10(h) below, Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly, indirectly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) [deleted], (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in clauses (1) through (6) of this Section 10(a) above being a “Transfer”). For the purpose of this Lease, any sale or transfer of Tenant’s capital stock through any public exchange, or redemption or issuance of additional stock of any class shall not be deemed a Transfer, assignment, or subletting of the Lease or the Premises.

(b) Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that (1) the proposed transferee (A) is creditworthy, (B) has a good reputation in the business community, (C) will use the Premises solely for the Permitted Use (thus, excluding, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Building or Project, (D) will not use the Premises, Building or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Building or Project, (E) is not a governmental entity, or subdivision or agency thereof or person that is or may be entitled to claim sovereign immunity, (F) is not another occupant of the Building or Project, (G) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or Project or any Affiliate of any such person or entity, and (H) has been approved by all of Landlord’s Mortgagees (as defined below) having the right to approve the proposed transferee, and (2) payment for the Transfer is not determined in whole or in part based upon the net income or profits of the proposed transferee; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists.

(c) Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least thirty (30) days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about

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the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character and such additional information as Landlord may reasonably request. In connection with any request for consent to a Transfer, Tenant shall pay, within thirty (30) days after Landlord has delivered to Tenant an invoice therefor, together with reasonable supporting documentation, Landlord’s review and processing fees and its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer, in an aggregate amount not to exceed Two Thousand Five Hundred and No/100 Dollars ($2,500.00) in the aggregate, but such limitation of fees shall only apply to the extent such Transfer is in the ordinary course of business. Landlord and Tenant hereby agree that a proposed Transfer shall not be considered “in the ordinary course of business” if such Transfer involves the review of documentation by Landlord on more than two (2) occasions.

(d) Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor; provided, however, that if Tenant is nonetheless deemed to be a surety by remaining liable hereunder, Tenant hereby waives all applicable suretyship defenses. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, reentry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then-executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant that is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any

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instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10(e). The provisions of this Section 10(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f) Cancellation. Except in connection with Permitted Transfers, Landlord may, within thirty (30) days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. Notwithstanding the foregoing, Tenant may, within three (3) days after receipt of such cancelation notice from Landlord, rescind its request for Landlord’s consent to an assignment or subletting, in which case, Landlord’s cancelation notice shall be deemed null and void.

(g) Additional Compensation. Except in connection with Permitted Transfers, at Landlord’s option, Tenant shall pay to Landlord, within thirty (30) days after receipt thereof, fifty percent (50%) of the excess of (1) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions, attorney’s fees incurred in connection with the negotiation of such Transfer, and tenant finish work) and other economic concessions or services provided to the transferee, in connection with such Transfer over (2) the Rent allocable to the portion of the Premises covered thereby.

(h) Permitted Transfers. Notwithstanding Section 10(a) above, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (each a “Permitted Transfer”) to the following types of entities (each a “Permitted Transferee”) without the written consent of Landlord so long as (1) Tenant’s obligations hereunder are assumed by such entity; and (2) the Tangible Net Worth (as defined below) of such entity is not less than $10,000,000.00:

(1) an Affiliate of Tenant;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities;

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets, stock or other ownership interest; or

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(4) Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant (unless Tenant no longer exists because of a merger, consolidation, or acquisition) hereunder, and the Permitted Transferee shall expressly assume in a writing for the benefit of Landlord in a commercially reasonable instrument executed and delivered to Landlord at least ten (10) days prior to the effective date of the assignment, all of the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building or the Project. No later than thirty (30) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (i) copies of the instrument effecting any of the foregoing Transfers, (ii) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (iii) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets that would be classified as intangible assets under GAAP, including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10.

11. Insurance; Waivers; Subrogation; Indemnity.

(a) Tenant’s Insurance. Effective as of the earlier of (1) the date Tenant first enters upon or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance on the current ISO CG 00 01 12 04 occurrence form or equivalent acceptable to Landlord with limits not less than Three Million Dollars ($3,000,000.00) per occurrence, Three Million Dollars ($3,000,000.00) personal injury and advertising injury, Three Million Dollars ($3,000,000.00) products-completed operations aggregate and Three Million Dollars ($3,000,000.00) general aggregate (which shall apply separately to the Premises) with defense costs provided in addition to policy limits, insuring Tenant, and listing as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and any of Landlord’s Mortgagees, and such other persons and entities as Landlord may from time to time designate (collectively, the “Additional Insureds”) thereunder and under Tenant’s commercial excess or umbrella liability policy, if any, using ISO additional insured endorsement CG 20 11 (or a substitute acceptable to Landlord providing equivalent coverage) against all liability for personal injury, bodily injury (including mental anguish and death) or property damage or destruction (including loss of use thereof) arising from the use and occupancy of the Premises, the Building and all areas appurtenant thereto, including the Parking Facility and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off Premises Equipment, all such insurance with a commercially reasonable deductible and/or self-insured retention (paid for solely by Tenant) if Tenant so chooses, (B) primary “special form” perils property damage insurance under ISO special clauses of loss form (ISO form CP 10 30) covering the full value of all alterations, additions and improvements and betterments in the Premises, including the Tenant Improvements and other Alterations, listing Landlord and each of Landlord’s Mortgagees as

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additional loss payees as their interests may appear, (C) primary “special form” perils property damage insurance under ISO special clauses of loss form (ISO form CP 10 30) covering the full value of all furniture, trade fixtures, electronic data and media, business records, and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off Premises Equipment), without deduction for depreciation, (D) workers’ compensation insurance as required by the State of Washington, together with employers’ liability insurance of at least One Million Dollars ($1,000,000.00) for each accident for bodily injury by accident, One Million Dollars ($1,000,000.00) each employee for bodily injury by disease, and One Million Dollars ($1,000,000.00) policy limit for bodily injury by disease, (E) business income with extra expense insurance (ISO form CP 00 30, or equivalent acceptable to Landlord) in an amount reasonably acceptable to Landlord, and (F) comprehensive automobile insurance, and if necessary, commercial umbrella insurance, with a limit of not less than Three Million Dollars ($3,000,000.00) each accident, which automobile insurance shall cover liability arising out of any automobile (including owned, hired and non-owned automobiles), insuring the Additional Insureds as additional insureds thereunder. All of Tenant’s insurance shall be primary insurance as to all claims occurring within or about the Premises and provide that any insurance carried by any of the Additional Insureds is excess over, and non-contributing with, any insurance of Tenant with respect to claims occurring within or about the Premises. Tenant shall furnish to Landlord certificates of such insurance at least ten (10) days prior to the earlier of the Commencement Date or the date Tenant first enters upon or occupies the Premises, and at least fifteen (15) days prior to each renewal of said insurance (and such liability insurance certificates or other evidence shall include an endorsement or policy excerpt showing that Tenant’s coverage is primary and non-contributing with respect to any insurance afforded to any of the Additional Insureds). Tenant shall endeavor to notify Landlord and each of Landlord’s Mortgagees at least forty-five (45) days before cancellation or material reduction of any such insurance policies (ten [10] days in the event of nonpayment of premiums). Tenant shall carry and maintain during the Term, at its expense such increased amounts of insurance required to be carried under this Section 11(a), and such other types and amounts of insurance covering the Premises and Tenant’s operation therein, as may be reasonably requested by Landlord from time to time, but not in excess of the amounts and types of insurance then being required by landlords of the Comparison Buildings. If the use or occupancy of the Premises includes any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service or consumption of alcoholic beverages), Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require. All such insurance policies shall be in form, and issued by companies with an A.M. Best rating of A-VII or better. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein within five (5) Business Days after Landlord’s written request, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord within thirty (30) days after Tenant’s receipt of an invoice from Landlord, together with reasonable supporting evidence, the premium costs thereof, plus an administrative fee of five percent (5%) of such cost. Landlord shall have no interest in any insurance proceeds Tenant receives for Tenant’s personal property. During the Term, Tenant shall use the proceeds from any such policy or policies of insurance for the repair or replacement of the insured

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property, subject to the terms set forth in Section 15(d), below. Landlord shall have no interest in any insurance proceeds Tenant receives for Tenant’s personal property. Tenant’s policies shall not be contributing with or in excess of any coverage which Landlord shall carry on the Building.

(b) Landlord’s Insurance. Throughout the Term, Landlord shall maintain, as a minimum, the following insurance policies from an insurance company rated at least A-VII or better in Best’s Insurance Reports: (1) “special form” (1) property insurance for at least ninety percent (90%) of the Building’s replacement value (excluding property required to be insured by Tenant and the costs of excavation, foundations, underground utilities and footings), less a commercially reasonable deductible and/or self-insured retention if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than Three Million Dollars ($3,000,000.00) general aggregate for damages because of personal injury, bodily injury or death, or property damages or destruction (including loss of use thereof). Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem appropriate or as required by any of Landlord’s Mortgagees. The cost of all insurance carried by Landlord with respect to the Project shall be included in Operating Costs, and any deductibles shall also be included in Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c) No Subrogation; Waiver of Property Claims. The following waivers in this Section 11(c) are intended to be cumulative, rather than mutually exclusive.

(1) Intentionally Omitted.

(2) Property Insurance Policies. Each of Landlord and Tenant waives any claim it might have against the other (and in the case of Tenant’s waiver, against the other Additional Insureds) for any damage to, or theft, destruction, loss, or loss of use of, any property, to the extent the same is insured against under any property insurance policies of the types described in Section 11(a) above that cover the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business (or if the insurance required under this Lease had been carried, would have been insured against), regardless of whether the negligence of the other party caused such loss or damage. Additionally, Tenant waives any claim it may have against the Additional Insureds for any loss to the extent such loss or damage is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party as provided hereinabove. For the purposes of this Section 11(c)(2). any deductible with respect to a party’s property insurance shall be deemed covered by, and recoverable by such party under, valid and collectible policies of insurance.

(d) Waiver. Except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Parties, and to the extent not prohibited by applicable Law, Tenant hereby assumes all risk of damage to property (subject to the waiver as subrogation in Section 11(c)(2), above) or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord and the Landlord Parties shall not be liable for, and are

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hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Nothing in this Section 11(d) shall limit the provisions of Section 11(c) above or Section 26(b) below.

(e) Indemnities. Subject to the limitations set forth in this Section 11(e) below, Tenant shall defend, protect, indemnify, and hold harmless the Landlord Parties from and against all claims, losses, demands, liabilities, actions, penalties, judgments, damages, costs and expenses (including reasonable attorneys’ fees) (collectively, “Claims”) suffered or imposed upon or against any Landlord Party arising from or in connection with (1) the negligence or willful misconduct of Tenant or any person claiming by, through or under any Tenant Party, (2) any occurrence in the Premises, or (3) the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including Tenant’s Off-Premises Equipment, if any, and (4) any breach by Tenant of any representation, covenant or other term contained in this Lease, whether occurring before, during or after the expiration of the Term. The foregoing indemnity is intended to apply regardless of any active or passive negligence or fault of the Landlord Parties, even when Landlord or its representatives and agents are jointly, comparatively, contributively, or concurrently negligent with Tenant, and regardless of whether liability without fault or strict liability may be imposed upon the Landlord Parties; however, with respect to Landlord or any Landlord Party, Tenant’s obligations hereunder shall not apply (i) to the extent any Claim arises from the negligence or willful misconduct of any Landlord Party and is not for any reason (other than Tenant’s failure to carry the insurance required under Section 11(a) above) paid for by the insurance required to be carried by Tenant hereunder, or (ii) to the extent such obligations are prohibited by applicable Law. Notwithstanding the foregoing, in the event of the concurrent negligence of any of the Tenant Parties on the one hand and that of any of the Landlord Parties on the other hand, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Premises, Common Areas or any other portion of the Project, Tenant’s obligation to indemnify the Landlord Parties as set forth in this Section 11(e) shall be limited to the extent of Tenant’s negligence, and that of the Tenant Parties, including Tenant’s proportional share of costs, attorneys’ fees, and expenses incurred in connection with any Claims arising from such injury or damage. Landlord shall defend, protect, indemnify, and hold harmless Tenant and Tenant’s agents, officers, directors, employees, and contractors (collectively, the “Tenant Parties”) from and against all Claims incurred by or on behalf of any person, entity, or governmental authority occasioned by or arising out of: (a) injuries occurring in the Common Areas or any other portion of the Building outside the Premises to the extent the same is covered by insurance carried by Landlord under the terms of this Lease the cost of which is included in Operating Costs; (b) any intentional conduct or negligence of Landlord or Landlord’s agents, employees, or independent contractors; (c) any breach by Landlord of any representation, covenant or other term contained in this Lease, whether occurring before, during or after the expiration of the Term. Landlord’s indemnity shall not apply to the extent of the negligence or willful misconduct of Tenant or any person claiming by, through or under any Tenant Party. This indemnity shall survive termination of this Lease only as to claims arising out of events that occur prior to termination of the Lease. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this

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Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel reasonably satisfactory to the indemnified party. The indemnities set forth herein are intended to specifically cover actions brought by the indemnifying party’s own employees. Such indemnities are specifically and expressly intended to constitute waivers by the indemnifying party of its immunity, if any, under Washington’s Industrial Insurance Act (Title 51 RCW, as amended, and under any substitute or replacement statute), to the extent necessary to provide the other party with a full and complete indemnity from claims made by the indemnifying party and its employees, to the extent provided herein. This waiver and agreement was specifically negotiated by Landlord and Tenant and is solely for the benefit of Landlord and Tenant and their successors and assigns and is not intended as a waiver of Tenant’s rights of immunity under said industrial insurance for any other purpose.

12. Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a) Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”) that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust or other security instrument is referred to herein as a “Landlord’s Mortgagee”), provided that upon any foreclosure of any such Mortgage or delivery of a deed in lieu thereof, Landlord’s successor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the Rent and observes and performs the terms, covenants and provisions of this Lease to be observed or performed by Tenant. Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section 12(a) shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other person designated by Landlord) within ten (10) business days after request therefor such reasonable documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage to this Lease.

(b) Attornment. Tenant shall attorn to any person succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such person’s request, and shall execute such agreements confirming such attornment as such person may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

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(d) Landlord’s Mortgagee’s Protection Provisions. If a Landlord’s Mortgagee or any successor in interest thereto shall succeed to the interest of Landlord under this Lease, neither such Landlord’s Mortgagee nor any such successor in interest shall be: (1) liable for any act or omission of any prior lessor (including Landlord), other than with respect to defaults that continue after Landlord’s Mortgagee or successor-in-interest has succeeded to the interest of Landlord hereunder (and then only with respect to the period of time following such succession); (2) bound by, or subject to any offset rights with respect to, any Rent that Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such Rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any Security Deposit or advance rental deposit made by Tenant that is not delivered or paid over to such Landlord’s Mortgagee or successor in interest and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without such Landlord’s Mortgagee’s consent and written approval, except for the express extension, termination and expansion rights set forth in Exhibits I, J, and K, respectively, and those terminations, amendments and modifications permitted to be made by Landlord without such Landlord’s Mortgagee’s consent pursuant to the terms of the loan and/or lease documents between Landlord and such Landlord’s Mortgagee; (5) subject to the defenses or counterclaims that Tenant might have against any prior lessor (including Landlord); (6) subject to the credits or offsets that Tenant might have against any prior lessor (including Landlord) except for those offset rights (A) that do not pertain to any Rent that Tenant might have paid for more than the current month to any prior lessor (including Landlord), (B) that are expressly provided in this Lease, (C) that relate to periods of time following the acquisition of the Building by such Landlord’s Mortgagee or successor in interest, and (D) for which Tenant has provided written notice to such Landlord’s Mortgagee and provided such Landlord’s Mortgagee a reasonable opportunity (up to thirty (30) days) to cure the event giving rise to such offset event; and (7) bound by any covenant to perform (including any covenant to complete) any renovation or construction in the Premises or to pay any sums to Tenant in connection therewith, in either case arising or accruing prior to the date of the conveyance of Landlord’s interest in this Lease. Neither a Landlord’s Mortgagee nor any successor in interest thereto shall have any liability or responsibility under or pursuant to the terms of this Lease or otherwise prior to the date such Landlord’s Mortgagee or successor in interest succeeds to the interest of Landlord under this Lease or after such Landlord’s Mortgagee or successor in interest ceases to own an interest in the Project. Nothing in this Lease shall be construed to require a Landlord’s Mortgagee or successor in interest thereto to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13. Rules and Regulations. Tenant shall comply with the rules and regulations of the Project that are attached hereto as Exhibit C. Landlord may, from time to time, reasonably change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are applicable to all tenants of the Project, will not unreasonably interfere with Tenant’s use of the Premises, and are enforced by Landlord in a nondiscriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party (and any modification thereto of which Tenant has received notice). No such rules shall materially enlarge Tenant’s obligations under the Lease or materially limit Tenant’s rights and remedies under the Lease, including (without limitation) Tenant’s use of the Premises. The Lease provisions shall control and supersede any contradictory or inconsistent provisions contained in the rules and regulations.

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14. Condemnation.

(a) Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b) Partial Taking – Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving notice to Landlord within thirty (30) days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Basic Rent and Additional Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking. If this Lease is not terminated, then Landlord agrees, at Landlord’s sole cost, to restore the Premises as soon as reasonably possible to a complete unit consistent with the condition of the Premises existing prior to the condemnation.

(c) Partial Taking – Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering notice thereof to Tenant within thirty (30) days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14(b) above.

(d) Temporary Taking. If all or any portion of the Premises becomes subject to a Taking for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Basic Rent, Additional Rent and all other amounts required hereunder. If any such temporary Taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Tenant’s sole cost and expense. Landlord shall be entitled to receive the entire award for any such temporary Taking, except that Tenant shall be entitled to receive the portion of such award that (1) compensates Tenant for its loss of use of the Premises within the Term and (2) reimburses Tenant for the reasonable out-of-pocket costs actually incurred by Tenant to restore the Premises as required by this Section 14(d).

(e) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property that Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

15. Fire or Other Casualty.

(a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within ninety (90) days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

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(b) Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately prior to such Casualty and Landlord estimates that the damage caused by such Casualty cannot be repaired within one hundred eighty (180) days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(c) Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period; (2) the damage to the Premises exceeds fifty percent (50%) of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two (2) years of the Term; (3) regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord’s insurance policies or Landlord makes a good faith determination that restoring the Building would be uneconomical; or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as had existed immediately prior to such Casualty; provided, however, that Landlord shall not be required to repair or replace any alterations, additions, improvements or betterments within the Premises, including any Tenant Improvements or other Alterations (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense), or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, additions, improvements and betterments in the Premises, including the Tenant Improvements and all other Alterations (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

(e) Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated in the proportion of the rentable square footage of the Premises made untenantable thereby to the total rentable square footage of the Premises from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be) unless a Tenant Party caused such damage, in which case Tenant shall continue to pay Rent without abatement.

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16. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, then Tenant shall pay to Landlord, within thirty (30) days following request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the nonpayment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

17. Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a) Payment Default. Tenant’s failure to pay Rent within five (5) days after Landlord has delivered notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the twelve (12)-month interval preceding such failure, Landlord has given Tenant notice of failure to pay Rent on two (2) or more occasions;

(b) Abandonment. Tenant abandons the Premises or any substantial portion thereof;

(c) Subordination. Tenant fails to provide any documentation evidencing subordination of this Lease after request therefor pursuant to Section 12(a) above and such failure continues for five (5) days after Tenant’s receipt of a second request for such documentation from Landlord’s or Landlord’s Mortgagees;

(d) Estoppel. Tenant fails to provide any estoppel certificate requested by Landlord pursuant to Section 26(e) below and such failure continues for five (5) days after Tenant’s receipt of Landlord’s second request for such estoppel certificate;

(e) Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11(a) above if such failure continues for five (5) Business Days after Tenant’s receipt of Landlord’s notice of such failure;

(f) Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d) above;

(g) Misrepresentation. Any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any guarantor of Tenant’s obligations hereunder in connection with negotiating this Lease or in connection with any Transfer under Section 10 above;

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(h) OFAC/FCPA Representation. Tenant is or becomes in breach of Section 26(w) below;

(i) Other Defaults. Except as otherwise provided in this Section 17 or elsewhere in this Lease, Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant notice thereof or such shorter period expressly provided elsewhere in this Lease (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, an Event of Default shall not be deemed to have occurred and such failure may be cured if Tenant commences to cure such failure within such period and thereafter reasonably and diligently pursues the cure thereof to completion, such period in no event to exceed ninety (90) days from the date of Landlord’s original default notice); and

(j) Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17(j), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof.

18. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions in accordance with procedures under applicable law:

(a) Termination of Lease. Terminate this Lease by giving Tenant notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 19(a) below, and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Northwest Edition, in its listing of “Money Rates” plus two percent (2%), minus (B) the then-present fair rental value of the Premises for such period, similarly discounted.

(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 19(a) below, and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all reasonable costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 18(b), Landlord may, after ten (10) days notice to Tenant, remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant,

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without becoming guilty of trespass, or liable for any loss or damage that may be occasioned thereby. Landlord shall use commercially reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a lease term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building or Project and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s then-existing leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18(b). If Landlord elects to proceed under this Section 18(b), it may at any time elect to terminate this Lease under Section 18(a) above.

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any reasonable, actual, out of pocket expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including collection costs and legal expenses), plus interest thereon at the Default Rate.

In connection with any remedy exercised by Landlord, Landlord shall, to the extent required by applicable Law, mitigate damages.

19. Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a) Payment by Tenant. After Lease termination by Landlord after any Event of Default, Tenant shall pay to Landlord all reasonable, actual, out of pocket costs incurred by Landlord (including court costs and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, and (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into the condition required under this Lease, and in addition, upon any Event of Default, Tenant shall pay to Landlord all reasonable actual out of pocket costs incurred by Landlord in (A) acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (B) performing Tenant’s obligations that Tenant failed to perform, and (C) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default. To the full extent permitted by Law, Landlord and Tenant agree that the federal and state courts of the State of Washington shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

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(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by either party of any violation or breach of any of the terms contained herein shall waive such party’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c) Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord or Tenant may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord or Tenant may elect. The exercise of any remedy by Landlord or Tenant shall not be deemed an election of remedies or preclude such party from exercising any other remedies in the future.

20. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises by Tenant during the Term, with all Cables removed if requested by Landlord under the provisions of Section 25 below, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 above, respectively, shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, machinery, equipment, furniture, and personal property placed in the Premises or elsewhere in the Building or Project (including Tenant’s Off-Premises Equipment, if any) by Tenant (but Tenant may not remove any such item that was paid for, in whole or in part, by Landlord unless Landlord requires such removal). Tenant shall remove all Alterations identified for removal as set forth in Section 8(a), above, and additionally, at Landlord’s option, Tenant shall remove such trade fixtures, personal property, equipment (including Tenant’s Off-Premises Equipment, if any), and furniture as Landlord may request. All items not so removed shall, at Landlord’s option, become the property of Landlord without additional payment to Tenant or credit against Rent be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 20 shall survive the expiration or earlier termination of the Term.

21. Holding Over. If Tenant, or anyone claiming under Tenant, fails to vacate and surrender the Premises to Landlord at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over Tenant shall pay Rent at a monthly rate equal to 150% of the Basic Rent plus Additional Rent payable during the last calendar month of the Term for the first month of such holdover period, and two hundred percent (200%) thereafter, calculated and pro-rated on a daily basis, and Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holding over by Tenant after the end of the Term shall be construed to extend this

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Lease. If Tenant fails to vacate and surrender the Premises to Landlord at the end of the Term, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all losses, costs (including reasonable attorneys’ fees) and liabilities resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to vacate and surrender the Premises to Landlord, and any lost profits to Landlord resulting therefrom. Notwithstanding the foregoing, any holding over with the express written consent of Landlord shall constitute this Lease a lease from month-to-month (and shall not constitute a renewal of this Lease for any further term or an extension of the Term), and Tenant shall pay Rent at a monthly rate equal to one hundred fifty percent (150%) of the sum of the Basic Rent plus the Additional Rent payable during the last calendar month of the Term, calculated and prorated on a daily basis, and Tenant shall otherwise be subject to all of the terms and conditions of this Lease. The provisions of this Section 21 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. The provisions of this Section 21 shall survive the expiration or earlier termination of the Term.

22. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not materially and unreasonably interfere with Tenant’s access to, use or occupancy of the Premises, Landlord shall have the following rights:

(a) Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant not less than twenty-four (24) hours’ notice thereof, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building. Subject to the terms set forth in Section 8(e) above, noise, dust or vibration or other incidents of construction, shall in no way constitute a constructive eviction of Tenant, affect this Lease or impose any liability on Landlord.

(b) Security. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and Holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time;

(c) Current and Prospective Insurers, Purchasers, Investors and Mortgagees. To enter the Premises or any portion thereof at all reasonable hours upon at least twenty-four (24) hours’ prior notice (which may be written, delivered by e-mail or oral) to show the Premises or any portion thereof to current or prospective insurers, purchasers, investors or mortgagees and their respective brokers; and

(d) Prospective Tenants. At any time during the last twelve (12) months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) to enter the Premises or any portion thereof at all reasonable hours to show the Premises or any portion thereof to prospective tenants and their brokers.

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Notwithstanding anything to the contrary in this Lease, including in this Section 22, Landlord may enter the Premises at any time, without prior notice, to (i) perform required services, including janitorial; (ii) take possession of the Premises or any portion thereof according to Section 18(b) above; (iii) exercise any of its other rights under Section 18 above; or (iv) post notices of nonresponsibility. Upon entry, Landlord may take such steps as are reasonably required to accomplish the purposes set forth in this Section 22. Landlord shall at all times have a key with which to unlock all the doors in the Premises. In an emergency, Landlord shall have the right to use any means Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord as provided herein shall not be deemed to be a forcible or unlawful entry into or detainer of, or a constructive eviction of Tenant from, any portion of the Premises, and Tenant shall not be entitled to any damages or abatement of Rent in connection with such entry.

23. Intentionally Omitted.

24. Interior Signage. Landlord shall (A) install one (1) Building standard identification sign identifying Tenant on the multi-tenant floor directory and (B) display Tenant’s name on the directory board for the Building located in the lobby of the Building. Landlord shall pay for the cost of the initial installation of such permitted signage, and Tenant shall pay for the cost of any changes thereto (which changes shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld). Tenant may install identification signage at the entrance to the Premises, subject to Landlord’s prior approval, which shall not be unreasonably withheld. Notwithstanding anything contained herein or in Landlord’s sign criteria (if any) to the contrary, (1) with respect to identification signage at the main entrance to the Premises, Landlord hereby consents to, and Tenant shall be permitted to use, Tenant’s then-current trademarked name(s), colors, letters, font and logo, and (2) Tenant shall not be required to obtain Landlord’s consent for any promotional or advertising signs or displays within the interior of the Premises (but only to the extent that the same are not intended to be viewed from the exterior of the Premises, as reasonably determined by Landlord).

25. Telecommunications and Communications.

(a) Tenant’s Telecommunications Providers. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building or any other portion of the Project, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, and subject to the prior execution and delivery of an access agreement on Landlord’s standard form. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant

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acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(b) Cable Work. Tenant may install, maintain, replace and remove (collectively, the “Cable Work”) and use any communications or computer wires, cables, fibers, connections and related telecommunications equipment and/or other facilities for telecommunications (collectively, “Cable(s)”) within or serving the Premises, provided: (1) Tenant shall obtain Landlord’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned, shall use an experienced, licensed and qualified contractor approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and shall comply with provisions of Section 8 above and shall not interfere with the use of any then-existing Cables within or serving the Building, (2) an acceptable number of spare Cables and space for additional Cables shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (3) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Cables therefor (including riser Cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (4) the Cables shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cables with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (including the electrical room risers and other Common Areas), and (B) at the Cables’ termination point(s), and (5) Tenant shall pay all costs in connection therewith. Landlord shall at all times maintain exclusive control over all risers (including their use) in the Building. Landlord reserves the right to require that Tenant remove any Cables located in or serving the Premises that are installed by or on behalf of Tenant in violation of these provisions, or which are at any time in violation of any applicable Laws or represent a dangerous or potentially dangerous condition, within three (3) days after receipt of notice by Tenant or such longer period of time as is reasonably necessary.

(c) Landlord’s Reserved Rights. Landlord may (but shall not have the obligation to) (i) install new Cables at the Building, (ii) create additional space for Cables at the Building, and (iii) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of the allocation and periodic re allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Cables now or hereafter installed at the Building by Landlord, Tenant or any other person. Such rights shall not be in limitation of other rights that may be available to Landlord by Law, in equity or otherwise. If Landlord exercises any such rights, Landlord may charge Tenant for such costs attributable to Tenant, or may include those costs and all other such costs in Operating Costs (including, costs for acquiring and installing Cables and risers to accommodate new Cables and spare Cables, any associated computerized system and software for maintaining records of Cable connections, and the fees of any consulting engineers and other experts); provided, any capital expenditures included in Operating Costs hereunder shall be amortized (including interest on the unamortized cost) over the period of time prescribed by Section 4(b) above.

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(d) Removal Obligations. Notwithstanding anything to the contrary contained in this Lease, Tenant shall remove any or all Cables within or serving the Premises upon expiration or earlier termination of this Lease. If Tenant fails to remove any such Cables, or violates any other provision of this Section 25, Landlord may, after twenty (20)-days’ notice to Tenant, remove such Cables or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease, at Law or in equity), which amount plus five percent (5%) thereof shall be paid by Tenant within thirty (30) days after Tenant’s receipt of an invoice therefor, together with reasonable supporting evidence. Tenant shall not, without the prior consent of Landlord in each instance (which may be withheld in Landlord’s sole discretion), grant to any third party a security interest in, or lien on, any Cables, and any such security interest or lien granted without Landlord’s consent shall be null and void. Notwithstanding anything to the contrary contained in this Lease, and without limiting the provisions of Section 25(a) above, except to the extent arising from the intentional or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Cable will be free from the following (collectively, “Cable Problems”): (1) any eavesdropping or wiretapping by unauthorized parties, (2) any failure of any Cable to satisfy Tenant’s requirements, or (3) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Cables or by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Cables or any associated equipment, or any other problems associated with any Cable by any other cause. Under no circumstances shall any Cable Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent or otherwise, or relieve Tenant from performance of Tenant’s other obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Cable Problems. The provisions of this Section 25 shall survive the expiration or earlier termination of this Lease.

26. Miscellaneous.

(a) Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease, in the Project and in any other property referred to herein. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

(b) Landlord’s Liability. The liability of the Landlord Parties to Tenant (or any person or entity claiming by, through or under Tenant) under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Project shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Project, including rents and issue of the Building, as well as any insurance proceeds which Landlord receives (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise). Tenant agrees to look solely to such interest in the Project for the recovery of any judgment against any Landlord Party. No Landlord Party shall be personally liable for any such judgment, award or deficiency after execution thereon and Tenant hereby waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

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The limitations of liability contained in this Section 26(b) shall apply equally and inure to the benefit of the Landlord Parties, present and future advisors, beneficiaries, participants, representatives and their respective constituent partners, members, shareholders, trustees, heirs, successors and assigns. Under no circumstances shall any present or future general or limited partner of Landlord (if Landlord is a partnership), member of Landlord (if Landlord is a limited liability company) or trustee or beneficiary (if Landlord or any partner or member of Landlord is a trust) have any liability for the performance of Landlord’s obligations under this Lease, nor shall negative capital account of any constituent partner or member in Landlord (or in a constituent member or partner of Landlord) nor any obligation of any constituent member or partner of Landlord (or in any other constituent member or partner of Landlord) to restore a negative capital account or to contribute or loan capital to Landlord (or to any constituent member or partner of Landlord), at any time be deemed to be the property or an asset of Landlord or such other constituent member or partner (and neither Tenant nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of such a member’s or partner’s obligation to restore or contribute). Notwithstanding any contrary provision herein, no Landlord Party shall be liable for any injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage, in each case however occurring. The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply. Notwithstanding the foregoing, none of the provisions of this Section 26(b) shall be deemed to release any insurance carrier that insures Landlord’s liability to Tenant or to third parties from any obligation to make any payment to Tenant pursuant to any such insurance policy, it being agreed that any release of Landlord for any obligation to Tenant is not intended to and does not release Landlord’s insurance carrier from the obligation of paying such loss on Landlord’s behalf. The provisions of this Section 26(b) shall survive the expiration or earlier termination of the Term.

(c) Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, Laws or restrictions, or any other causes of any kind whatsoever that are beyond the control of such party; provided, however, that nothing in this Section 26(c) shall (1) permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease, or (2) excuse any obligation to pay Rent, any of Tenant’s obligations under Section 9 above, or Section 26(u) below, or any of Tenant’s obligations whose nonperformance would interfere with any other occupant’s use, occupancy or enjoyment of its respective premises or the Project.

(d) Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Colliers International (representing Tenant) and Urbis Partners, LLC (representing Landlord), whose commissions (if any) shall be paid by Landlord pursuant to separate written agreements. Each party acknowledges receipt of a copy of the pamphlet described in RCW 18.86.030(f) entitled “The Law of Real Estate Agency,” as required by Washington Law. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

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(e) Estoppel Certificates. From time to time, Tenant shall furnish to any person designated by Landlord (which may include Landlord), within ten (10) business days after Landlord’s request therefor, an estoppel certificate signed by Tenant in favor of such party, confirming and containing such factual certifications and representations as to this Lease as may be reasonably requested. Unless otherwise required by a Landlord’s Mortgagee or a prospective purchaser or mortgagee of, or investor in, the Project, the form of estoppel certificate to be signed by Tenant shall be in the form attached hereto as Exhibit F. If Tenant does not deliver to Landlord such signed estoppel certificate and/or statement within such required time period, then after a second notice from Landlord specifying that the failure to respond within five (5) days shall be deemed an admission (so long as Landlord has made the following statements in good faith), Landlord, Landlord’s Mortgagee and any prospective purchaser, mortgagee or investor, may conclusively presume and rely upon the following facts: (1) this Lease and the guaranty thereof, if any, is in full force and effect; (2) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (3) not more than one (1) monthly installment of Basic Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.

(f) Notices. Except to as otherwise expressly provided in this Lease to the contrary, all notices, consents, approvals, requests and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first-class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended addressee, or (3) sent by a nationally recognized overnight courier service. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future Laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible, which clause or provision shall be legal, valid, and enforceable.

(h) Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by a party unless such waiver is in writing signed by such party, and no custom or practice that may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of a party to insist upon the performance by the other party in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third-party shall be deemed a third-party beneficiary hereof.

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(i) Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of the Landlord’s interest hereunder.

(j) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(l) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(m) Governing Law. This Lease shall be governed by and construed in accordance with the Laws of the State of Washington.

(n) Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease that cannot be cured. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior consent of Landlord.

(o) Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof.

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(p) Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent, all indemnity obligations and all obligations concerning the condition and repair of the Premises.

(q) Financial Reports. Within thirty (30) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If and when Tenant is a publicly traded corporation, Tenant does not need to comply with the terms of this Section, and Landlord may review Tenant’s publicly available financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to a Landlord’s Mortgagee or prospective mortgagees or purchasers of, or investors in, the Project, (2) in litigation between Landlord and Tenant, and/or (3) if required by Law or court order. Tenant shall not be required to deliver the financial statements required under this Section 26(q) more than once in any 12-month period unless requested by a Landlord’s Mortgagee or a prospective mortgagee or purchaser of, or investor in, the Project or an Event of Default occurs.

(r) Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the Prevailing Party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment. The term, “Prevailing Party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment or abandonment by the other party of its claim or defense.

(s) Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants and to investors, lenders, consultants, accountants and assignees, or to the extent that disclosure is mandated by applicable Laws, the Securities Exchange Commission or the rules of any stock exchange upon which Tenant’s (or Tenant’s parent’s) shares are from time to time traded; provided, however, to the extent that this Lease is placed in the public domain as a result of Tenant’s compliance with the requirements of the Securities Exchange Commission or with the requirements of applicable Laws (and not as a result of Tenant’s breach of the terms of this Section 26(s)), then the terms of this Section 26(s) shall no longer be applicable to this Lease. Tenant shall be liable for any disclosures made in violation of this Section 26(s) by Tenant or by any entity or individual to whom the terms and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

43	Second & Spring Avalara, Inc.

(t) Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the State of Washington, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so, and that Landlord owns and holds fee title in and to the Building, the Premises, and the Land enabling Landlord to enter into an enforceable lease with Tenant on the terms and conditions contained herein.

(u) Hazardous Materials.

(1) The term “Hazardous Materials” means any substance, material, or waste that is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project.

(2) Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Project except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 26(u). Landlord may upon five (5) days prior notice to Tenant, or such shorter time required by Law or in order to minimize any hazard to person or property, take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean-up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials, and Tenant shall reimburse to Landlord an amount equal to Landlord’s costs plus five percent (5%) for overhead which shall be payable within thirty (30) days after Tenant’s receipt of an invoice therefor, together with supporting evidence. Notwithstanding Landlord’s indemnity contained in Section 11(d) above, Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all Claims (including reasonable attorneys’ fees, cost of clean-up investigation and remediation) arising from Tenant’s failure to comply with the provisions of this Section 26(u). To the extent that Landlord is held strictly liable by a court or governmental agency of competent jurisdiction due to Tenant’s use of Hazardous Materials on the Premises, Tenant’s obligation to Landlord under the foregoing indemnification shall likewise be without regard to fault on Tenant’s part.

(3) Landlord will, at its sole expense, remove or remediate any Hazardous Materials in the Premises or the Project, in violation of any Laws, caused by Landlord or the Landlord Parties, which shall in no event include any Hazardous Materials introduced into the Premises during the term of the Prior Lease by Tenant (or Tenant’s predecessors-in-interest under the Prior Lease) or any Tenant Party. To the extent Hazards Materials are present in the Premises or the Project, in violation of any Laws and such presence is caused by another tenant of the Project, then Landlord shall use commercially reasonable efforts to enforce any rights it may have against such tenant to remove or remediate. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by Landlord or a Landlord Party.

44	Second & Spring Avalara, Inc.

(4) The obligations of Landlord and Tenant under this Section 26(u) shall survive the termination of this Lease.

(v) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A	—	Outline of Premises, Outline of Must-Take Premises
Exhibit B	—	Description of the Land
Exhibit C	—	Building Rules and Regulations
Exhibit D	—	Tenant Work Letter
Exhibit E	—	Form of Confirmation of Commencement Date Letter
Exhibit F	—	Form of Tenant Estoppel Certificate
Exhibit G	—	Parking
Exhibit H	—	Rent Abatement Provision
Exhibit I	—	Extension Option
Exhibit J	—	Early Termination Option
Exhibit K	—	Right of First Offer
Exhibit L	—	Form of Letter of Credit

(w) OFAC/FCPA Representation. Neither Tenant nor any of its affiliates, nor to the best of Tenant knowledge any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Lease, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” (“SDNs”) or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money-laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money-laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes. If at any time this representation becomes false, then

45	Second & Spring Avalara, Inc.

it shall be considered an Event of Default under this Lease as to which there shall be no right to notice or an opportunity to cure, notwithstanding anything contained in this Lease to the contrary, and Landlord shall have the right to exercise all of the remedies set forth in this Lease including, without limitation, immediate termination of this Lease. To the best of Landlord’s knowledge Landlord is not a person or entity with whom Tenant is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any related statute, Executive Order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other similar governmental action.

(x) Survival of Obligations. Any obligations of the parties accruing prior to the end of the Term shall survive, and the parties shall promptly perform all such obligations whether or not this Lease has expired or earlier terminated.

(y) Intentionally Omitted.

(z) Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, that if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion.

(aa) Business Days. For purposes of this Lease, “Business Days” means all calendar days other than Saturdays, Sundays, and Holidays. If the date for performance of any covenant or obligation under this Lease shall fall on a day that is not a Business Day, then the date for performance thereof shall be deemed to be the next following Business Day.

(bb) Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The captions of Sections are for convenience only and shall not affect the interpretation of such Sections. The word “person”, as used in this Lease, means any natural person or persons in individual or representative capacities and any entity or entities of any kind whatsoever, including, corporations, partnerships and associations, or any combination of persons and entities. Any reference herein to “any part” or “any portion” of the Premises, the Building, the Property, the Project or any other property shall be construed to refer to all or any part of such property. Wherever this Lease requires Tenant to comply with any Law, rule, regulation, program, procedure or other requirement or prohibits Tenant from engaging in any particular conduct, this Lease shall be deemed also to require Tenant to cause each of its employees, licensees, invitees and subtenants, and any other person claiming by, through or under Tenant, to comply with such requirement or refrain from engaging in such conduct, as the case may be.

46	Second & Spring Avalara, Inc.

(cc) Bicycle Parking. In connection with this Lease, Landlord shall provide bicycle parking racks for bicycle parking. Landlord may elect to provide such bicycle parking racks at the Building or at the adjacent office building located at 1111 3rd Avenue (the “Adjacent Building”), which Adjacent Building is owned by an affiliate of Landlord. Tenant’s use of such bicycle parking racks shall be for the parking of bicycles only, and shall be in common with the other tenants and occupants of the Building and the Adjacent Building on a first-come, first-served basis. In the event that such Adjacent Building is ever no longer owned by an affiliate of Landlord, or by Landlord, then Landlord shall have no further obligation to provide any such bicycle parking at the Adjacent Building, and shall instead provide bicycle parking racks in an area(s) of the Project solely determined by Landlord, and Tenant’s use of such bicycle parking racks shall be for the parking of bicycles only, and shall be in common with the other tenants and occupants of the Building on a first-come, first-served basis. The rate payable by Tenant for the use of such bicycle parking racks shall be the prevailing rate charged from time to time for other patrons of the bicycle parking racks. The bicycle parking provided to Tenant pursuant to this Section 26(cc) is provided to Tenant solely for use by Tenant’s own personnel and such use may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, which will not be withheld in connection with any sublease or assignment carried out in accordance with the provisions of this Lease. The cost of the operation, maintenance and repair of such bicycle parking area(s) shall be included in the Operating Expenses to the extent consistent the terms set forth in this Lease. Landlord shall use commercially reasonable efforts to provide that the bicycle parking racks will be secure, but Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of such bicycle parking racks. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences.

(dd) Removal of Property. Landlord acknowledges that Tenant may, from time to time and any time during the Term, elect to finance or lease furniture, fixtures and/or equipment to be used by Tenant in the Premises. In the event of any such furniture, fixtures and/or equipment loan/lease, upon request of the equipment lender/lessor, Landlord shall, at Tenant’s sole cost, enter into a commercially reasonable form of waiver agreement reasonably acceptable to Landlord whereby Landlord shall waive its rights under this Lease with respect to such furniture, fixtures and/or equipment.

[Remainder of the Page Left Blank; Signature Page Follows]

47	Second & Spring Avalara, Inc.

Signature Page (Page 1 of 2) to the Lease Agreement between W2007 Seattle Office Second

And Spring Building Realty, LLC, a Delaware limited liability company, as Landlord, and

Avalara, Inc., a Washington corporation, as Tenant

This Lease is executed as of the date first written above.

LANDLORD:

W2007 SEATTLE OFFICE SECOND AND SPRING BUILDING REALTY, LLC,

a Delaware limited liability company

By:	Walton Seattle Mezz Holdings VI-A, L.L.C., a Delaware limited liability company, its Sole Member

	By:	Walton Seattle Mezz JV VI, L.L.C., a Delaware limited liability company, its Sole Member

		By:	Walton Seattle Mezz Investors VI, L.L.C., a Delaware limited liability company, its Managing Member

			By:	Walton Acquisition REOC Master VI, L.L.C., a Delaware limited liability company, its Sole Member

				By:	Walton Street Real Estate Fund VI-Q, L.P., a Delaware limited partnership, its Managing Member

					By:	Walton Street Managers VI, L.P., a Delaware limited partnership, its General Partner

						By:	WSC Managers VI, Inc., a Delaware corporation, its General Partner

							By:	/s/ James Odenbach
							Name:	James Odenbach
							Title:	Vice President

48	Second & Spring Avalara, Inc.

Signature Page (continued, Page 2 of 2) to the Lease Agreement between W2007 Seattle

Office Second And Spring Building Realty, LLC, a Delaware limited liability company, as

Landlord, and Avalara, Inc., a Washington corporation, as Tenant

TENANT:

AVALARA, INC., a Washington corporation

By:	/s/ Kevin P Riegelsberger
Name:	Kevin P Riegelsberger
Title:	Chief Strategic Initiatives Officer

By:	/s/ Alesia Pinney
Name:	Alesia Pinney
Title:	EVP & General Counsel

49	Second & Spring Avalara, Inc.

LANDLORD ACKNOWLEDGMENT

STATE OF ILLINOIS	)
)
COUNTY OF COOK	)

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY THAT James Odenbach, as Vice President of WSC Managers VI, Inc., a Delaware corporation, personally known to me or proved to me on the basis of satisfactory evidence to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that             he signed and delivered said instrument as                 free and voluntary act, and as a free and voluntary act of said company, for the uses and purposes therein set forth.

Given under my hand and Notarial seal this 28 day of August, 2014.

/s/ Michelle Meywes
Print Name: Michelle Meywes
Notary Public

Commission Expiration: 11/24/17
(Seal)

50	Second & Spring Avalara, Inc.

TENANT ACKNOWLEDGMENT

STATE OF WASHINGTON }
} ss.
COUNTY OF KING }

On this 22 day of August, 2014, before me, a Notary Public in and for the State of Washington, personally appeared Kevin Riegelsberger personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument; on oath stated that said individual was authorized to execute the instrument, and acknowledged it as the Chief Strategic Initiatives Officer of Avalara, Inc., a Washington Corporation, to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year First above written.

/s/ Paul Andre Barrera
(Print Name) Paul Andre Barrera
NOTARY PUBLIC in and for the State of Washington
residing at Seattle, Washington
My appointment expires: 1/11/2016

STATE OF WASHINGTON }
} ss.
COUNTY OF KING }

On this 22 day of August, 2014, before me, a Notary Public in and for the State of Washington, personally appeared alesia Pinney, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that said individual was authorized to execute the instrument, and acknowledged it as the EVP & General Counsel of Avalara, Inc., a Washington Corporation, to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Paul Andre Barrera
(Print Name) Paul Andre Barrera
NOTARY PUBLIC in and for the State of Washington,
residing at Seattle, Washington
My appointment expires: 1/11/2016

51	Second & Spring Avalara, Inc.

EXHIBIT A

OUTLINE OF PREMISES

EXHIBIT A
1	Second & Spring Avalara, Inc.

EXHIBIT A

OUTLINE OF MUST-TAKE PREMISES

EXHIBIT A
2	Second & Spring Avalara, Inc.

EXHIBIT B

DESCRIPTION OF THE LAND

The following described real property in the City of Seattle, County of King, State of Washington:

LOTS 1, 4, 5 AND 8, BLOCK 14, ADDITION TO THE TOWN OF SEATTLE, AS LAID OUT ON THE CLAIMS OF C.D. BOREN AND A.A. DENNY AND H.L. YESLER (COMMONLY KNOWN AS C.D. BOREN’S ADDITION TO THE CITY OF SEATTLE), ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 1 OF PLATS, PAGE(S) 25, IN KING COUNTY, WASHINGTON;

EXCEPT THE WESTERLY 12 FEET THEREOF CONDEMNED IN DISTRICT COURT CAUSE NO. 7097 FOR THE WIDENING OF SECOND AVENUE AS PROVIDED BY ORDINANCE NO. 1107 OF THE CITY OF SEATTLE;

TOGETHER WITH THAT PORTION OF THE VACATED ALLEY ADJOINING, WHICH UPON VACATION, ATTACHED THERETO BY OPERATION OF LAW.

EXHIBIT B
1	Second & Spring Avalara, Inc.

EXHIBIT C

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the Parking Facility, and the appurtenances thereto, except as otherwise expressly set forth in the Lease:

1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. No signs, advertisements or notices (other than those that are not intended to be viewed from the exterior of any tenant’s leased premises, as reasonably determined by Landlord) shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4. Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Building.

5. Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof.

6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials that require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of, and shall be liable for all damage to, articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

7. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord, which may include the use of such supporting devices as Landlord may require. All damage to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

EXHIBIT C
1	Second & Spring Avalara, Inc.

8. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals (other than service animals) shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

9. Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.

10. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.

11. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

12. No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance (other than typical office supplies [e.g., photocopier toner] used in compliance with all Laws).

13. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or Common Areas regardless of whether such loss occurs when the area is locked against entry or not.

14. No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

15. Tenant shall not conduct any activity on or about the Premises or Project which will draw pickets, demonstrators, or the like.

16. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with tenant’s business operated in such tenant’s leased premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the Parking Facility. Any vehicle parked improperly may be towed away. Tenant, tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge of Fifty Dollars ($50.00) to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

17. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

EXHIBIT C
2	Second & Spring Avalara, Inc.

18. Tenant will not permit any Tenant Party to bring onto the Project any handgun, firearm or other weapons of any kind, illegal drugs or, unless expressly permitted by Landlord in writing, alcoholic beverages.

19. Tenant shall not permit its employees, invitees or guests to smoke in such tenant’s leased premises or the lobbies, passages, corridors, elevators, vending rooms, rest rooms, stairways or any other area shared in common with other tenants in the Building, or permit its employees, invitees, or guests to loiter at the Building entrances for the purposes of smoking. Landlord may, but shall not be required to, designate an area for smoking outside the Building.

20. Any requests by Tenant will be attended to only upon application at the office of the property manager located at 1111 3rd Avenue, Suite 301, Seattle, Washington 98101 (or such other address as may be designated by Landlord from time to time) (the “Property Management Office”). Employees of the Project shall not perform work or do anything outside their regular duties unless under special instructions from the Property Management Office.

EXHIBIT C
3	Second & Spring Avalara, Inc.

EXHIBIT D

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises. All references in this Tenant Work Letter to “the Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit D.

SECTION 1

GENERAL CONSTRUCTION OF THE PREMISES

1.1 In General. Landlord shall deliver, and Tenant shall accept, the base, shell and core of (i) the Premises and (ii) the floor of the Building on which the Premises is located (collectively, the “Base, Shell and Core”) in its current “AS-IS” condition and configuration existing as of the date of the Lease. Tenant shall install in the Premises certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Tenant Work Letter. Except for Landlord’s obligation to disburse the Tenant Improvement Allowance as described below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, Building or any other portion of the Project.

1.2 Landlord Work. Notwithstanding the terms set forth in Section 1.1, above, Landlord shall, at Landlord’s sole cost, cause the work delineated on Schedule 1 hereto (the “Landlord’s Work”) to be completed.

1.3 Construction Phases. Landlord and Tenant acknowledge that the Tenant Improvements will be constructed in phases, with the Tenant Improvements in the Initial Premises to be constructed by Tenant following Landlord’s delivery of the Initial Premises to Tenant, and the Tenant Improvements in the Must-Take Premises to be constructed by Tenant following Landlord’s delivery of the Must-Take Premises to Tenant. All references herein to “Premises” shall mean the Initial Premises or the Must-Take Premises, as applicable.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance.

2.1.1 In General. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding, $55.00 per rentable square foot of the Premises, for the costs relating to the initial design and construction of Tenant’s improvements that are permanently affixed to the Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount that exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance.

EXHIBIT D
1	Second & Spring Avalara, Inc.

2.1.2 Additional Tenant Improvement Allowance. In addition to the Tenant Improvement Allowance set forth in Section 2.1.1, above, Tenant shall, only if so elected by Tenant in writing prior to the Substantial Completion (as defined below) of the Tenant Improvements and only to the extent the cost of the Tenant Improvements exceeds the amount of the Tenant Improvement Allowance set forth in Section 2.1.1, above, be entitled to a one-time additional allowance increase in an amount not to exceed $10.00 per rentable square foot of the Premises (the “Additional Improvement Allowance”) to be used solely for hard costs in the construction of the Tenant Improvements. In the event Tenant exercises its right to use all or any portion of the Additional Improvement Allowance, the monthly Basic Rent for the Premises for the initial Lease Term shall be increased by an amount equal to the “Additional Monthly Basic Rent,” as that term is defined below, in order to repay the Additional Improvement Allowance to Landlord. The “Additional Monthly Basic Rent” shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional Improvement Allowance utilized by Tenant as the present value amount, (ii) ninety (90) as the number of payments, (iii) 0.667, which is equal to eight percent (8%) divided by twelve (12) months per year, as the monthly interest factor, and (iv) the Additional Monthly Basic Rent as the missing component of the annuity. In the event Tenant uses all or any portion of the Additional Improvement Allowance, then all references in this Tenant Work Letter to the “Tenant Improvement Allowance” (other than for purposes of Section 2.1.3, below) shall be deemed to include the Additional Improvement Allowance utilized by Tenant. Tenant acknowledges and hereby agrees to pay to Landlord the full amount of the Additional Improvement Allowance requested by Tenant and disbursed by Landlord as provided herein (including interest, as provided herein above), and accordingly, hereby further agrees that in no event shall any provision of this Lease relating to any abatement, reduction, cessation or other modification of the Rent payable by Tenant to Landlord (including, without limitation, Section 7, Section 14, Section 15 and Exhibit H of this Lease) be deemed to affect, modify, reduce or otherwise apply with respect to Tenant’s obligation to pay the Additional Improvement Allowance to Landlord, and which obligation shall continue to survive any early termination of this Lease until the full amount of the Additional Improvement Allowance requested by Tenant and disbursed by Landlord (including interest as provided herein) has been paid to Landlord.

2.1.3 Tenant Improvement Excess. In the event that following the completion of the construction of Tenant Improvements in both portions of the Premises (i.e., the Initial Premises and the Must-Take Premises), the total aggregate final cost of the design, permitting, supervision and construction of the Tenant Improvements (including any increase in such final costs due to any revisions, changes, or substitutions made to any of the Construction Documents or the Tenant Improvements) (collectively, the “Total Construction Cost”), is less than the amount of the Tenant Improvement Allowance (which, for purposes of this Section 2.1.3, shall not include the Additional Improvement Allowance), then Tenant may elect, by written notice to Landlord for Landlord to provide Tenant with a credit (the “Construction Cost Credit”) against the payment of Basic Rent next due and owing for the Premises in an amount equal to the difference between (i) the Tenant Improvement Allowance and (ii) the Total Construction Cost; provided, however, in no event shall the Construction Cost Credit exceed an amount equal to $10.00 per rentable square foot of the Premises. If the Tenant Improvement Allowance is not fully used (either to pay for Tenant Improvement Allowance Items, as defined below, or as a Construction Cost Credit) within ninety (90) days following the Substantial Completion of the Tenant Improvements, then any such unused amount shall be retained by Landlord and Tenant shall have no further rights thereto.

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2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of the fees of the Architect and the Engineers (as defined below) and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the Construction Drawings (as defined below);

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage;

2.2.1.4 The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable Laws and building codes (collectively, “Code”);

2.2.1.6 The installation of Tenant’s Cables in the Premises;

2.2.1.7 Sales and use taxes;

2.2.1.8 The Coordination Fee (as defined below); and

2.2.1.9 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.2.2 Disbursement of Tenant Improvement Allowance. Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1 Monthly Disbursements. So long as no Event of Default has occurred and is continuing, Landlord shall disburse the Tenant Improvement Allowance to or for the benefit of Tenant in installments not more frequently than once every thirty (30) days based upon Landlord’s receipt of payment applications on AIA Document G702-1992 (together with

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G703 1992) or any updated version thereof or reasonably equivalent document signed by the Architect and the Contractor (as defined below) (“Payment Application”) and subject to satisfaction of the requirements set forth in clauses (i), (ii), (iii) and (iv) below with respect to Tenant Improvement Allowance Items included in the portion of the Tenant Improvement work that is the subject of each such Payment Application; provided, however, that Landlord shall not be required to disburse any installment of Tenant Improvement Allowance more than once each thirty (30) days. Other disbursement items, including design fees, permit fees, etc. shall be consolidated into single invoice with a summary of individual line items with reasonable level of backup as required. Payments shall be net 30 from date of submittal. Landlord’s obligation to disburse installments of the Tenant Improvement Allowance shall be subject to the following requirements: (i) inspection by Landlord of the Premises and Landlord’s determination in its reasonable judgment that the portion of the Tenant Improvement work that is the subject of the applicable Payment Application has been completed in strict accordance with the Approved Working Drawings and applicable Code (provided, however, that such determination shall in no way constitute Landlord’s endorsement or certification that such work has in fact been constructed in conformance with the Approved Working Drawings or applicable Code), and that any repairs to the Premises necessitated by such portion of the Tenant Improvement work have been made to the reasonable satisfaction of Landlord; (ii) receipt by Landlord of appropriate individual receipts and invoices for the total amount of the Tenant Improvement Allowance Items included in the portion of the Tenant Improvement work that is the subject of the applicable Payment Application; (iii) conditional lien waivers from the Contractor and all other Tenant Agents (as defined below) furnishing labor or materials with respect to the portion of the Tenant Improvement work that is the subject of the Payment Application and unconditional lien waivers with respect to all portions of the Tenant Improvement work for which payment has been received (whether from Landlord or Tenant) from the Contractor and all other Tenant Agents furnishing labor or materials with respect to such Tenant Improvement work and upon Landlord’s request based upon reasonable cause, from individual laborers, in a form reasonably satisfactory to Landlord; and (iv) receipt by Landlord of all other information reasonably requested by Landlord. Landlord shall disburse the Tenant Improvement Allowance in installments, with checks issued by Landlord to Tenant in an amount equal to the lesser of (A) the amount requested in the Payment Application less a ten percent (10%) retention (the aggregate amount of which shall be referred to as the “Landlord’s Final Retention”) and (B) the remaining amount of the Tenant Improvement Allowance (not including the Landlord Final Retention).

2.2.2.2 Final Retention. So long as no Event of Default has occurred and is continuing, and provided Landlord does not reasonably and in good faith dispute the payment of the Landlord’s Final Retention to Tenant based upon noncompliance of any work with the Approved Working Drawings, Landlord’s Final Retention shall be disbursed to or on behalf of Tenant within thirty (30) days after each and every one of the following conditions has been satisfied: (i) receipt by Landlord of a final Payment Application (the “Final Payment Application”) from Tenant requesting the Landlord’s Final Retention; (ii) inspection by Landlord of the Premises and Landlord’s determination that the Tenant Improvement work has been completed (including all punch-list items) in strict accordance with the Approved Working Drawings and applicable Code (provided, however, that such determination shall in no way constitute Landlord’s endorsement or certification that the work has in fact been constructed in conformance with the Approved Working Drawings or applicable Code), and that any repairs to

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the Premises necessitated by such Tenant Improvement work have been made to the reasonable satisfaction of Landlord; (iii) receipt by Landlord of a conformed Certificate of Substantial Completion certified by the Contractor and the Architect (iv) receipt by Landlord from Tenant of a temporary or final certificate of occupancy, or either of their equivalent, or other authorization from the applicable governmental authority for the Premises allowing Tenant to occupy the Premises for the conduct of its business, or final sign-off by the applicable building inspector of the City of Seattle, Washington on all building permits for the Tenant Improvement Work, and complying in all respects with the certificate(s) of occupancy, or its equivalent, or other authorization or building permits sign-off as provided above, then covering the Building; (v) receipt by Landlord of appropriate individual paid receipts and invoices for the total amount of the Tenant Improvement Work; (vi) conditional lien waivers from the Contractor and all other Tenant Agents with respect to Landlord’s Final Retention and unconditional lien waivers with respect to all other portions of the Tenant Improvement Work for which payment has been received from the Contractor and all other Tenant Agents furnishing labor or materials with respect to the Tenant Improvement work and upon Landlord’s request based upon reasonable cause, from individual laborers, in a form reasonably satisfactory to Landlord; (vii) receipt by Landlord and Landlord’s approval of a complete set of the “As Built” drawings for the Premises, including electrical, mechanical, fire sprinklers, fire/life-safety and other applicable subcontractors as required by the provisions of Section 4.3 below; (viii) receipt by Landlord of all O&M Information (as defined below); (ix) Tenant’s compliance with Landlord’s reasonable standard closeout and completion requirements; and (x) receipt by Landlord of all other information reasonably requested by Landlord. Landlord shall pay Landlord’s Final Retention with a check issued by Landlord in an amount equal to the lesser of (A) the amount requested in the Final Payment Application, or (B) the amount of any then remaining Tenant Improvement Allowance.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. Tenant’s submission to Landlord of a Payment Application shall be deemed to be Tenant’s acceptance and approval of the work furnished and/or materials supplied as set forth in such Payment Application and shall further be deemed Tenant’s certification that the work for which disbursement is being requested has been completed in accordance with the Approved Working Drawings and applicable Code, provided that the foregoing shall not be deemed to limit Tenant’s rights against the Contractor or any other of Tenant’s Agents with respect to, or approval of, such work and/or materials. Landlord’s payment of such amounts covered by Tenant’s Payment Applications shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in the Payment Applications, nor shall Landlord’s payments be deemed Landlord’s certification that that the work for which the payment is being made has been completed in accordance to the Approved Working Drawings or applicable Code. If an Event of Default exists, Landlord may elect to issue checks to fund the Tenant Improvement Work jointly to Tenant and the Contractor and, at Landlord’s option, to any Tenant

Agents; if no Event of Default exists, then checks to fund the Tenant Improvement work shall be issued to Tenant only. Landlord shall have the right, without the obligation, to apply all or any portion of the undisbursed Tenant Improvement Allowance remaining from time to time to remedy any Event of Default; provided, however, it is expressly covenanted and agreed that such remedy by Landlord shall not be deemed to waive, or release, the default of Tenant.

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2.2.2.4. Failure to Disburse tenant Improvement Allowance. If Landlord fails to timely fulfill its obligation to fund any portion of the Tenant Improvement Allowance, Tenant shall be entitled to deliver notice (the “Payment Notice”) thereof to Landlord. If Landlord still fails to fulfill any such obligation within thirty (30) days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such thirty (30) day period explaining Landlord’s reasons that Landlord believes that the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Refusal Notice”), Tenant shall be entitled to offset the amount so owed to Tenant by Landlord but not paid by Landlord (or if Landlord delivers a Refusal Notice but only with respect to a portion of the amount set forth in the Payment Notice and Landlord fails to pay such undisputed amount as required by the next succeeding sentence, the undisputed amount so owed to Tenant), together with interest at the Interest Rate from the last day of such thirty (30) day period until the date of offset, against Tenant’s next obligations to pay Rent. Notwithstanding the foregoing, Landlord hereby agrees that if Landlord delivers a Refusal Notice disputing a portion of the amount set forth in Tenant’s Payment Notice, Landlord shall pay to Tenant, concurrently with the delivery of the Refusal Notice, the undisputed portion of the amount set forth in the Payment Notice. However, if there is an Event of Default under Section 17 of this Lease at the time that such offset would otherwise be applicable, Tenant shall not be entitled to such offset until such Event of Default is cured. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the disputed amounts to be so paid by Landlord, if any, within ten (10) days after Tenant’s receipt of a Refusal Notice, Tenant may commence an action with respect to such disputed amounts. If Tenant prevails in any such action, the award shall include interest at the Interest Rate calculated from the date of funding by Tenant, if any, or the date such amount was otherwise due to Tenant, as the case may be, until the date of Landlord’s payment of such award. Similarly, if Tenant prevails in any such arbitration, Tenant shall be entitled to apply such award as a credit against Tenant’s obligations to pay Rent, and the award shall include interest at the Default Rate calculated from the date of funding by Tenant, if any, until the date of Tenant’s application of such amounts as a credit against Rent.

2.3 Standard Tenant Improvement Package. Landlord has established specifications for the Building standard components (the “Specifications”) to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications have been received and reviewed by Tenant. The Tenant Improvements shall comply with the Specifications for all Tenant Improvement components that have been pre-stocked by Landlord. With respect to all other Tenant Improvement components, Tenant shall utilize materials and finishes that are not of lesser quality than the Specifications. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time.

2.4 Space Planning Allowance. Landlord shall also reimburse Tenant for an initial space plan for the Premises in an amount not to exceed Fifteen Cents ($0.15) per rentable square foot of the Premises, which amount shall not be deducted from the Tenant Improvement Allowance.

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SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner (the “Architect”) approved by Landlord, which approval shall not be unreasonably withheld, to prepare the Construction Drawings. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”), including all approved Design/Build contractors, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the specifications and with the drawing format reasonably established by Landlord, may be submitted to Landlord electronically, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3 shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance that may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with electronic copies, certified by Tenant, of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) Business Days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form that is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) one-half size scaled copies signed by Tenant of such Final Working Drawings and one (1) electronic copy in PDF format. Landlord shall advise Tenant within ten (10) Business

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Days after Landlord’s receipt of the Final Working Drawings for the Premises if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver four (4) one-half size scaled copies of such revised Final Working Drawings signed by Tenant and one (1) electronic copy in PDF format to Landlord. Notwithstanding the foregoing, Landlord approval of the Final Working Drawings shall not constitute Landlord’s endorsement or certification that construction of the Tenant Improvements in accordance with the Final Working Drawings will be in conformance with applicable Code and/or the Restrictions.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord prior to the commencement of construction of the Premises by Tenant. The Final Working Drawings approved by Landlord are referred to herein as the “Approved Working Drawings”. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the Approved Working Drawings to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or revisions to the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

3.5 Tenant’s Removal and Repair Obligations. Within ten (10) days following Landlord’s receipt of the submission to Landlord for its approval of the Final Space Plan, the Final Working Drawings, any changes, modifications or revisions thereto, or any other change order, notify Tenant whether all or any portion of the Tenant Improvements or any of the changes, modifications or revisions thereto reflected in such submission will be Non-Removal Items. Landlord’s notice shall indicate whether all or any portion of the Tenant Improvements or any of the changes modifications or revisions thereto reflected in such submission are Non-Removal Items (other than Hazardous Materials placed on the Premises by Tenant or any other Tenant Party, Cables installed by or for Tenant, and any Dish/Antenna, all of which Tenant shall in all events remove at the expiration or earlier termination of the Lease and repair and restore the Premises and/or the Building, as applicable, at Tenant’s sole cost and expense as set forth in the Lease).

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant from a list of general contractors supplied by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.

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4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life-safety, structural, heating, ventilation, and air-conditioning work in the Premises. If requested by Landlord, Tenant’s Agents shall all be union labor in compliance with the master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), which Contract shall include a contingency of no less than ten percent (10%) of the total amount of the Contract (the “Contract Price”), Tenant shall submit the Contract to Landlord for its review and reasonable approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with for its review and approval, which approval shall not be unreasonably withheld, with a detailed breakdown, by trade, of the final costs to be incurred, or which have been incurred, in connection with the design and construction of the Tenant Improvements (which costs form the basis for the Contract Price (the “Budget Estimate”)). Prior to the commencement of construction of the Tenant Improvements, Tenant shall supply Landlord with cash in an amount (the “Over-Allowance Amount”) by which the Budget Estimate exceeds the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any of the then-remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Budget Estimate has been delivered by Tenant to landlord, the costs relating to the design and/or construction of the Tenant Improvements shall increase, any such increase in excess of the Budget Estimate shall, to the extent it exceeds the remaining balance of the Tenant Improvement Allowance, be paid by Tenant to Landlord as an addition to the Over-Allowance Amount within ten (10) days after Tenant’s receipt of an invoice therefor and, in any event, prior to the commencement of the construction of such changes. At Landlord’s option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(ii), (iii) and (iv) above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord’s base building contractor and

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subcontractors with respect to the Base, Shell and Core or any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) Business Days of receipt thereof, inform Tenant’s Agents of any changes that are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all rules made by Landlord’s Building contractor or Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

4.2.2.2 Coordination Fee. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of one percent (1%) and (ii) the sum of the Tenant Improvement Allowance, the Over-Allowance Amount, as such amount may be increased hereunder, and any other amounts expended by Tenant in connection with the design and construction of the Tenant Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.

4.2.2.3 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s nonpayment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry workers’ compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing

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said policy will give Landlord thirty (30) days’ prior written notice of any cancellation of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord, Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building. All insurance, except workers’ compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and non-contributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other applicable Laws, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, and from time to time; provided, however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord; provided, however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation and/or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air-conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

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4.3 Notice of Completion; Copy of “As Built” Plans. At the conclusion of construction, (i) Tenant shall cause the Architect and the Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or earlier termination of the Lease, (C) to deliver to Landlord electronic sets of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD and PDF formats, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises (collectively, the “O&M Information”).

4.4 Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

DELAY OF COMMENCEMENT DATE

5.1 Commencement Date Delay. The Commencement Date and the Must-Take Commencement Date shall each occur as provided in the Basic Lease Information; provided, however, that the Commencement Date or the Must-Take Commencement Date, as applicable shall be extended on a day-for-day basis by the number of actual days of delay of the “Substantial Completion of the Tenant Improvements,” as that term is defined in Section 5.3 below, to the extent such delay in the Commencement Date or the Must-Take Commencement Date, respectively, is caused by a Commencement Date Delay. As used herein, the term “Commencement Date Delay” shall mean only a “Force Majeure Delay” or a “Landlord Caused Delay,” as that term is defined below in this Section 5.1. As used herein, the term “Force Majeure Delay” shall mean only an actual delay resulting from strikes, fire, wind, damage or destruction to the Project, explosion, casualty, condemnation, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots, or earthquakes. As used herein, “Landlord Caused Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Drawings; (ii) material and unreasonable interference by Landlord, its agents, employees or contractors with the Substantial Completion of the Tenant Improvements and which objectively preclude or delay the construction of tenant improvements in the Building by any person, which interference relates to access by Tenant, or Tenant’s Agents to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during

EXHIBIT D
12	Second & Spring Avalara, Inc.

normal construction hours; (iii) delays due to the acts or failures to act of Landlord, its agents, employees or contractors including without limitation any such acts or failures to act with respect to payment of the Tenant Improvement Allowance; and (iv) delays due to lack of reasonably sufficient access to the Premises to allow Tenant to construct the Tenant Improvements on a timely basis.

5.2 Determination of a Commencement Date Delay. If Tenant contends that a Commencement Date Delay has occurred, Tenant shall notify Landlord in writing (the “Delay Notice”) of the event that constitutes such Commencement Date Delay. If such actions, inaction or circumstance described in the Delay Notice are not cured by Landlord within one (1) business day of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Commencement Date Delay, then a Commencement Date Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such delay ends.

5.3 Definition of Substantial Completion of the Tenant Improvements. For purposes of this Section 5, “Substantial Completion of the Tenant Improvements” shall mean completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representative. Tenant has designated Ms. Karen Sherwood as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2 Landlord’s Representative. Landlord has designated Mr. Charlie Foushee as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring Landlord’s approval is timely disapproved by Landlord, the procedure for revision of the item and approval thereof shall be repeated until the item is approved by Landlord.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default by Tenant as described in Section 17 of the Lease or any default by Tenant under this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant

EXHIBIT D
13	Second & Spring Avalara, Inc.

shall be responsible for any delay in the Substantial Completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements caused by such inaction by Landlord). If the Lease is terminated prior to the Commencement Date, for any reason due to an Event of Default by Tenant as described in Section 17 of the Lease or any default by Tenant under this Tenant Work Letter, then so long as Landlord’s recovery is not duplication of amounts recovered by Landlord pursuant to other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

EXHIBIT D
14	Second & Spring Avalara, Inc.

SCHEDULE 1 TO EXHIBIT D

LANDLORD WORK

Second & Spring

Landlord’s Shell & Core Improvements – Floor 1

1.	Tenant Rentable Area Improvements:

i.	Demo all walls within the premises. Tenant to be left with open floor plan as per plan.

ii.	All plumbing, including cooling loops to be cut and capped in concealed location flush with surface.

iii.	All columns to remain in as-Is condition.

iv.	Exposed open ceiling structure: Existing ceiling structure to remain in as is condition.

v.	Demo all existing suspended ACT ceiling within the premise and return ceiling condition to exposed open ceiling.

vi.	Fire alarm: To be in good working condition, but otherwise left in as-is condition. Panel to be operational with adequate capacity for standard office equipment.

vii.	Electrical distribution panel to be located in a mutually agreeable location. Tenant to be allocated 6 watts/sf for plug load and lights.

viii.	HVAC system to be provided to support standard office use. Assumes 1 PC per offices and/or 1 PC per workstation. All conference rooms with a seating capacity of 8 or more shall have their own dedicated thermostat zone. Assume 1,200 sf maximum interior zone and 800 sf maximum exterior zone. All areas shall have heat and air conditioning. All conditioning to be provided by VAV boxes. All medium pressure loop ducting to be provided and installed by Landlord from conditioning source to VAV boxes. Tenant responsible for location and installation of low pressure ducting from VAV boxes to diffusers. Landlord to provide Tenant with VAV boxes. Tenant shall identify the location for all VAV boxes. New DDC control system including main interface, head end controls and high rise controls backbone.

ix.	Demo all flooring in premise. In area of existing/partially existing stone flooring (approx. 9,600 SF), Landlord to provide finished concrete micro-topping floor / non-tinted. At Tenant’s election, Landlord to alternately provide approx. 9,600SF stone/former stone floor area in “as is” condition, plus lump sum $76,800 finishing allowance ($8/SF x 9,600SF). All raised floor attachment hardware and adhesive to be removed and floors to be left in broom swept condition.

x.	Remaining chandelier lighting to be left in as is condition. Landlord to provide an allowance of $58,635 for lighting, in addition to the base tenant allowance.

xi.	No fire sprinklers shall be provided within premise per code. In the event that fire sprinklers are required as of the Must-Take Commencement Date per code, then provided that the 1st floor portion of the Premises is used solely for general office use, the same shall be installed per code at Landlord’s cost. Existing sprinklers shall be capped in concealed location flush with surface.

EXHIBIT D
15	Second & Spring Avalara, Inc.

xii.	All walls ready to receive paint.

xiii.	Landlord, during landlord’s work of delivering an open plan per numeral i, shall remove or encapsulate any existing lead based paint, asbestos or other hazardous materials as determined by Landlord’s work. Landlord to provide survey of hazardous materials.

xiv.	Building standard manual roll up Mecho shades or mutually agreed to equivalent roller shades to be located on all exterior windows.

2.	Common Area Improvements:

i.	Finished restrooms

ii.	Common lobby/corridor fire sprinklers per code. Landlord to refurbish 1st floor lobby/corridor with new building standard finishes.

Second & Spring

Landlord’s Shell & Core Improvements – Floor 3

1.	BUILDING SYSTEMS UPGRADES

A.	Mechanical Systems:

i.	New DDC control system including main interface, head end controls and high rise controls backbone (Flrs 3-5)

ii.	New hydronic heat source loop on each floor plate (flrs 3-5)

iii.	Main air handlers w/ relief installed on each floor (flrs 3-5) including medium pressure ducting HVAC system to be provided to support standard office use. Assumes 1 PC per offices and/or 1 PC per workstation. All conference rooms with a seating capacity of 8 or more shall have their own dedicated thermostat zone. Assume 1,200 sf maximum interior zone and 800 sf maximum exterior zone. All areas shall have heat and air conditioning. All conditioning to be provided by VAV boxes. All medium pressure loop ducting to be provided and installed by Landlord from conditioning source to VAV boxes. Tenant responsible for location and installation of low pressure ducting from VAV boxes to diffusers. Landlord to provide Tenant with VAV boxes. Tenant shall identify the location for all VAV boxes. South main air handler to be raised to 8’-6” minimum.

B.	Electrical Systems:

i.	Main electrical bus riser and distribution to each floor main electrical panel (Floors 3-5) to deliver tenant plug load minimum average 6 watts/sf

ii.	Lighting: OPEN CEILINGS: Landlord to provide $121,314 lump sum lighting allowance in addition to base tenant allowance.

C.	Fire Sprinklers (Floors 3-5):

i.	Fire sprinklers – quick response up-turned heads at code minimum distribution per NFPA13

ii.	Fire panel – full replacement.

EXHIBIT D
16	Second & Spring Avalara, Inc.

D.	Building standard manual roll up Mecho shades or mutually agreed to equivalent roller shades to be located on all exterior windows.

2.	BUILDING AESTHETIC UPGRADES

A.	Exterior Upgrades:

i.	Terra cotta façade repairs

ii.	Repair / repaint exterior window & decorative trim throughout, on both floors 1 and 3.

iii.	East façade repaint & window replacement, New East entry portal from Plaza

B.	Passenger Elevator Cars:

i.	New passenger car interior cab finish package including (3 ea) sidewalls & rail packages, flooring, ceiling & lighting per plan.

ii.	Repaint elevator door fronts & surrounds per plan.

C.	Lobby Upgrades:

i.	Floor 3:

1.	New east portal entry lobby (if leasing required)

2.	New finishes throughout including flooring, paint, ceilings, lighting, Suite entries per plan

3.	New common lobby furnishings & artwork

4.	Building tenant directories on floors 1 & 3

D.	Restrooms (Floor 3)

xv.	Existing finishes demoed, plumbing capped. Landlord to provide lump sum $90,000 allowance to tenant for restroom fixtures & finishes.

E.	Tenant Rentable Area Improvements (Floor 3):

xvi.	Demo all existing improvements to warm shell condition including interior partitions, ceilings, lighting, flooring

xvii.	Exposed open ceiling structure. All abandoned hangers, joists, etc removed. All fireproofing to be patched and delivered per code.

xviii.	Perimeter & core walls patched, ready to receive paint

xix.	Building standard suite entry (2 ea locations)

EXHIBIT D
17	Second & Spring Avalara, Inc.

EXHIBIT E

CONFIRMATION OF COMMENCEMENT DATE

                                     , 20

Avalara, Inc.

1100	2nd Avenue, Suite 300
Seattle,	Washington 98101
Attention:

Re:	Lease Agreement (the “Lease”) dated , 2014, between W2007 SEATTLE OFFICE SECOND AND SPRING BUILDING REALTY, LLC, a Delaware limited liability company (“Landlord”), and AVALARA, INC., a WASHINGTON CORPORATION (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punch-list items described on Exhibit A hereto (the “Punch-list Items”), and except for such Punch-list Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2. Commencement Date. The Commencement Date of the Lease is                     , 20        .

3. Expiration Date. The Term is scheduled to expire on the last day of the th full calendar month of the Term, which date is                    , 20        .

4. Contact Person. Tenant’s contact person in the Premises is:

Attention:
Telephone: - -

EXHIBIT E
1	Second & Spring Avalara, Inc.

5. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, setoffs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the State of Washington.

EXHIBIT E
2	Second & Spring Avalara, Inc.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

W2007 SEATTLE OFFICE SECOND AND SPRING BUILDING REALTY, LLC,

a Delaware limited liability company

By:	Walton Seattle Mezz Holdings VI-A, L.L.C., a Delaware limited liability company, its Sole Member

	By:	Walton Seattle Mezz JV VI, L.L.C., a Delaware limited liability company, its Sole Member

		By:	Walton Seattle Mezz Investors VI, L.L.C., a Delaware limited liability company, its Managing Member

			By:	Walton Acquisition REOC Master VI, L.L.C., a Delaware limited liability company, its Sole Member

				By:	Walton Street Real Estate Fund VI-Q, L.P., a Delaware limited partnership, its Managing Member

					By:	Walton Street Managers VI, L.P., a Delaware limited partnership, its General Partner

						By:	WSC Managers VI, Inc., a Delaware corporation, its General Partner

By:
Name:
Title:

Agreed and accepted:

AVALARA, INC., a Washington corporation

By:
Name:
Title:

EXHIBIT E
3	Second & Spring Avalara, Inc.

EXHIBIT A TO EXHIBIT E

PUNCH-LIST ITEMS

Please insert any punch-list items that remain to be performed by Landlord. If no items are listed below by Tenant, none shall be deemed to exist.

EXHIBIT E
4	Second & Spring Avalara, Inc.

EXHIBIT F

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (as defined below) between W2007 Seattle Office Second and Spring Building Realty, LLC, a Delaware limited liability company, as Landlord, and the undersigned as Tenant, for the Premises on the [                     ]floor of the office building located at 1100 2nd Avenue, Seattle, Washington and commonly known as Second & Spring, and hereby certifies to the actual knowledge of Tenant as follows:

1. The Lease consists of the original Lease Agreement dated as of                     , 20         between Tenant and Landlord [‘s predecessor-in-interest] and the following amendments or modifications thereto (if none, please state “none”):

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3. The Term commenced on                     , 20         and the Term expires, excluding any renewal options, on                     , 20        , and Tenant has no option, right of first refusal or other right to purchase all or any part of the Premises or the Project or interest therein, or any option to terminate or cancel the Lease, except as expressly set forth in the Lease.

4. Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):

5. All monthly installments of Basic Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                        . The current monthly installment of Basic Rent is $                    .

6. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

EXHIBIT F 1	Second & Spring Avalara, Inc.

7. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that Tenant has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

8. No rental has been paid more than thirty (30) days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

9. If Tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located if required by law and that Tenant has full right and authority to execute and deliver this Tenant Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

10. There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, Tenant has not used, stored, or released any hazardous substances in the Premises.

12. All tenant improvement work and other improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

13. Tenant’s current address for receipt of notices, elections, demands or other communications is                                         .

Tenant acknowledges that this Tenant Estoppel Certificate may be delivered to Landlord’s current and prospective mortgagees, trust deed holders, ground lessors and/or investors, or prospective purchasers, or investors or any of their respective lenders, and acknowledges that it recognizes that if so delivered, in addition to Landlord, said mortgagees, trust deed holders, ground lessors, investors or purchasers, and their respective lenders, successors and assigns will be relying upon the statements contained herein in disbursing loan advances or making a new loan or investing in or acquiring the property of which the Premises are a part, and/or in accepting an assignment, of the Lease documents as collateral security, and that receipt by it of this Tenant Estoppel Certificate is a condition of making of the loan, disbursing loan proceeds, or investing in, or acquiring, such property. Tenant hereby agrees to execute such other and further estoppel certificates as any of Landlord’s current or prospective mortgagees, trust deed holders, ground lessors, investors, purchasers or any of their respective lenders, successors or assigns may require.

EXHIBIT F 2	Second & Spring Avalara, Inc.

TENANT:
AVALARA, INC., a Washington corporation

By:
Name:
Title:

EXHIBIT F 3	Second & Spring Avalara, Inc.

EXHIBIT G

PARKING

(1) Tenant Parking Passes. Tenant shall have the option, at Tenant’s sole election, to license from Landlord throughout the Term of the Lease a total of one (1) parking pass for each 2,000 rentable square feet of the Premises, which pass shall be for parking in non-exclusive, unreserved, first-come first-served parking spaces (collectively, “Tenant Parking Passes”) in the Project’s parking facilities (the “Parking Facility”), subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Facility. Nothing herein shall require Tenant to purchase any Tenant Parking Passes. The rate payable by Tenant for Tenant Parking Passes shall be the rate charged from time to time to patrons of the Parking Facility for other non-exclusive, unreserved, first-come, first-served parking spaces (plus all applicable taxes), which as of the date of this Lease is $334.00 per pass per month.

(2) Conditions on Use. The use by Tenant, its employees, suppliers, shippers or customers and invitees, of the Parking Facility shall be on the terms and conditions reasonably established by Landlord (or Landlord’s agent), and shall be subject to such other agreement between Landlord and Tenant as may hereinafter be established. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated for such activities by Landlord. Tenant shall not store or permit its employees to store any automobiles in the Parking Facility, without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility, overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile. If Tenant permits or allows any of the prohibited activities, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the reasonable cost to Tenant, which cost shall be payable within thirty (30) days of Tenant’s receipt of an invoice from Landlord, together with reasonable supporting evidence. Tenant shall have no right to assign or sublicense any of its rights in the Tenant Parking Passes, except as part of a permitted assignment of this Lease or a sublease of the Premises. Landlord shall have the right to terminate Tenant’s rights hereunder (including termination of any parking agreement related thereto) with respect to any of the Tenant Parking Passes that Tenant desires to sublicense or assign except as part of a permitted assignment of this Lease or a sublease of the Premises. Landlord may, in its discretion, allocate and assign parking spaces in the Parking Facility among Tenant and other tenants and occupants in the Project so long as Tenant’s right to the Tenant Parking Passes remains unaffected. Landlord shall also have the right from time to time to promulgate reasonable rules and regulations regarding the Parking Facility, the Tenant Parking Passes and the use thereof, including rules and regulations controlling the flow of traffic to and from various areas of the Parking Facility, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations, all reasonable additions and amendments thereto, and the terms and provisions hereof. Landlord may elect to provide parking cards or keys to control access to the Parking Facility. In such event, Landlord shall provide Tenant with one (1) card or key for each of the Tenant Parking Passes, provided that

EXHIBIT G 1	Second & Spring Avalara, Inc.

Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys. Tenant’s use of the Parking Facility shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage or theft of any vehicles or other property occurring in the Parking Facility, regardless of whether such loss or theft occurs when the Parking Facility or other areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Parking Facility, or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the parking spaces in the Parking Facility shall be at the sole risk of Tenant and its employees. Landlord specifically reserves the right to change the size, configuration, design, layout, location and all other aspects of the Parking Facility and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close off or restrict access to the Parking Facility or relocate Tenant’s parking to other parking structures and/or surface parking areas within a reasonable distance of the Project, for purposes of permitting or facilitating construction, repair, maintenance, alteration or improvements with respect to the Parking Facility, or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located at the Project or at the location of the Parking Facility, as the case may be, or if required as a result of any Force Majeure events. If, for any reason, Landlord is unable to provide Tenant with the use all or any portion of the Tenant Parking Passes for a period in excess of three (3) consecutive Business Days, then Tenant’s obligation to pay for such Tenant Parking Passes shall be abated commencing on the expiration of such three (3) business-day period and continuing until Tenant’s use thereof is restored, which abatement shall be in full settlement of all claims that Tenant might otherwise have against Landlord because of Landlord’s failure or inability to provide Tenant with such parking spaces. Except as provided in the immediately preceding sentence, no deductions or allowances shall be made for any days when Tenant and/or any of its employees does not utilize the Parking Facility or any of the Tenant Parking Passes. Landlord may delegate its responsibilities hereunder to a parking operator, in which case such parking operator shall have all the rights of control attributed hereby to Landlord. If requested by Landlord, Tenant shall execute and deliver to Landlord or the parking operator, as applicable, the standard parking agreement used by Landlord or the parking operator for the Parking Facility. Landlord shall have no liability for claims arising through acts or omissions of any such parking operator, except as otherwise provided in this Lease.

EXHIBIT G 2	Second & Spring Avalara, Inc.

EXHIBIT H

RENT ABATEMENT PROVISION

The Basic Rent with respect to the Initial Premises shall be conditionally abated during the period commencing on January 1, 2015 and ending on June 30, 2015. The total amount of such abatement with respect to the Initial Premises shall be $405,009.00 (i.e., $67,501.50 per month). In addition, the Basic Rent with respect to the Must-Take Premises shall be conditionally abated for the first five (5) full months of the Term following the Must-Take Commencement Date. The total amount of such abatement with respect to the Must-Take Premises shall be $163,267.50 (i.e., $32,653.50 per month). As provided in this Lease, Tenant shall, concurrently with its execution of this Lease, pay to Landlord Basic Rent for the seventh (7th) month of the Term; thereafter, Tenant shall make Basic Rent payments as otherwise provided in this Lease. Notwithstanding such abatement of Basic Rent (a) all other sums due under this Lease, including Additional Rent, shall be payable as provided in this Lease, and (b) any increases in Basic Rent set forth in this Lease shall occur on the dates scheduled therefor. The amount of Basic Rent conditionally abated pursuant to this Exhibit H shall be referred to herein as the “Abated Rent”.

The Abated Rent provided for in this Exhibit H is conditioned upon Tenant’s full and timely performance of all of its obligations under this Lease. If at any time during the Term an Event of Default by Tenant occurs and this Lease is terminated as a result thereof, then the abatement of Basic Rent provided for in this Exhibit H shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under this Lease, the full amount of the Abated Rent.

Tenant acknowledges and agrees that if Tenant elects to utilize the Additional Improvement Allowance provided in Section 2.1.1 of Exhibit B, the abatement of Basic Rent provided for herein shall not apply to Tenant’s obligation to pay Additional Monthly Basic Rent, and that Tenant shall be required to commence making monthly payments of Additional Monthly Basic Rent on the later to occur of (i) the Commencement Date and (ii) the date upon which Tenant exercises its right to utilize such Additional Improvement Allowance.

At any time prior to the expiration of the periods to which such Abated Rent shall apply, Landlord shall have the right, but not the obligation (the “Rent Credit Option”), in lieu of all or any portion of the Abated Rent, to elect by notice to Tenant (the “Rent Credit Election Notice”) to disburse to Tenant an amount equal to the sum of (i) the Basic Rent that would have otherwise been abated pursuant to this Lease during the period specified in the Rent Credit Election Notice (the “Abated Base Rent Payment Amount”), and (ii) the Abated Base Rent Income Tax Amount, as that term is defined below, if any, either in a lump sum on or before the first day of the first calendar month of the period specified in the Rent Credit Notice or in monthly installments in an amount equal to the Basic Rent due for each calendar month during the period specified in the Rent Credit Notice on or before the first day of each such calendar month. Within ten (10) business days following Tenant’s receipt of the notice that Landlord has elected to exercise the Rent Credit Option, Tenant shall deliver to Landlord a written opinion from Tenant’s tax department to Landlord (which opinion shall be certified as true and correct on behalf of Tenant by Tenant’s chief financial officer) setting forth with reasonably particularity

EXHIBIT H 1	Second & Spring Avalara, Inc.

the income tax liability, if any, that Tenant would incur strictly as a result of receiving the payment of the Abated Base Rent Payment Amount (the “Abated Base Rent Income Tax Amount”) together with Tenant’s corresponding obligation to pay Basic Rent for the Premises, and Tenant’s failure to provide such written opinion with the foregoing ten (10) business day period shall result in Landlord having no obligation to pay the Abated Base Rent Income Tax Amount. If Landlord exercises the Rent Credit Option, and so long as Landlord disburses said amount(s) as set forth hereinabove, then during the period specified in the Rent Credit Election Notice (a) the abatement of Basic Rent set forth herein shall be of no force or effect and (b) Tenant shall pay all of the Basic Rent due under this Lease at the time and in the manner set forth in the Basic Lease Information of this Lease, without regard to any Abated Rent. Tenant shall reasonably cooperate with Landlord, including reasonable amendments to this Lease, to permit Landlord to exercise the Rent Credit Option in a manner reasonably required by Landlord or any Landlord’s Mortgagee.

EXHIBIT H 2	Second & Spring Avalara, Inc.

EXHIBIT I

EXTENSION OPTION

(1) Option Term. Subject to the terms and conditions set forth below, Tenant shall have one (1) option (an “Extension Option”) to extend the Term for a period of five (5) years (the “Option Term”). If Tenant properly exercises the Extension Option, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Option Term, including provisions regarding payment of Rent, which shall remain payable on the terms herein set forth, except that (a) the Basic Rent payable by Tenant during the Option Term shall be as calculated in accordance with Section 3 and Section 4 below, (b) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is” as of the commencement of such Option Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises or the Project (other than as set forth in this Lease), and (c) Tenant shall have no further rights to extend the Term of this Lease after the expiration of the Option Term.

(2) Exercise. To exercise the Extension Option, Tenant must deliver an irrevocable, unconditional binding notice to Landlord (“Exercise Notice”) not sooner than fifteen (15) months, nor later than nine (9) months, prior to the Expiration Date, the time of such exercise being of the essence. If Tenant fails to timely give its notice of exercise with respect to the Extension Option, Tenant will be deemed to have waived the Extension Option.

(3) Market Rate Calculation. The Basic Rent payable by Tenant for the Premises during the Option Term shall be the Market Rate (as defined below) for the Premises, valued as of the commencement of the Option Term, determined in the manner hereinafter provided. As used in this Exhibit I, the term “Market Rate” shall mean the annual amount of Basic Rent at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered, non-equity space under then-prevailing ordinary rental market practices (e.g., not pursuant to extraordinary rental, promotional deals or other concessions to tenants that deviate from what is the then-prevailing ordinary practice), at arm’s length, that is comparable to the Premises within the Building or in Comparison Buildings, based upon binding lease transactions for tenants in the Comparison Buildings that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the Option Term (the “Comparison Leases”). Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (a) the length of the Option Term compared to the renewal or extension term of the Comparison Leases; (b) rental structure, including, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rental, annual rent adjustments, escalation provisions, all other payments and escalations; (c) the size of the Premises compared to the size of the premises of the Comparison Leases; (d) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (e) the age and quality of construction of the buildings; and (f) leasehold improvements and/or allowances, taking into account the value of existing leasehold improvements to the existing tenant.

EXHIBIT I 1	Second & Spring Avalara, Inc.

(4) Basic Rent Determination. The Basic Rent payable by Tenant for the Premises during the Option Term shall be determined as follows:

(a) If Tenant provides Landlord with its Exercise Notice, then, prior to the commencement of the Option Term, Landlord shall deliver to Tenant a good faith written proposal of the Market Rate. Within twenty-one (21) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (1) that Tenant accepts Landlord’s proposal or (2) that Tenant elects to submit the determination of Market Rate to arbitration in accordance with Section 4(b) below. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Market Rate shall be binding upon Tenant.

(b) In the event Tenant elects to submit the determination of Market Rate to arbitration, Landlord and Tenant shall attempt to agree upon the Market Rate using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to Landlord’s Market Rate (the “Outside Agreement Date”), then each party shall make a separate determination of the Market Rate within five (5) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections (4)(b)(i) through (4)(b)(vii) below.

(i) Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of the Comparison Buildings. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate, is the closest to the actual Market Rate as determined by the arbitrators, taking into account the requirements of Section (3), above. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed the “Advocate Arbitrators”.

(ii) The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that neither the Landlord or Tenant or either party’s Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior to subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

(iii) The three arbitrators shall within thirty (30) days of the appointment of the Neutral Arbitrator reach a decision as to Market Rate and determine whether the Landlord’s or Tenant’s determination of Market Rate as submitted pursuant Section 4(b), above, is closest to Market Rate as determined by the arbitrators and simultaneously publish a ruling (“Award”) indicating whether Landlord’s or Tenant’s submitted Market Rate is closest to the Market Rate as determined by the arbitrators. Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rate determination, whichever is selected by the arbitrators as being closest to Market rent shall become the then applicable Market Rate.

EXHIBIT I 2	Second & Spring Avalara, Inc.

(iv) The Award issued by the majority of the three arbitrators shall be binding upon Landlord and Tenant.

(v) If either Landlord or Tenant fail to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, either party may petition the presiding judge of the Superior Court of King County to appoint such Advocate Arbitrator subject to the criteria in Section (4)(b)(4)(i), above, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

(vi) If the two Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of King County to appoint the Neutral Arbitrator, subject to criteria in Section (4)(b)(4)(i) above, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

(vii) The cost of arbitration shall be paid by Landlord and Tenant equally.

(c) Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Exhibit I, Tenant’s monthly payments of Basic Rent shall be in an amount equal to Landlord’s determination of the Market Rate. Within ten (10) Business Days following the resolution of such dispute by the parties or the decision of the arbitrator, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Basic Rent theretofore paid.

(5) Rights Personal to Tenant. The Extension Option is personal to, may be exercised only by, the Original Tenant or by a Permitted Transferee to whom Original Tenant’s entire interest in this Lease or the Premises has been transferred in a Permitted Transfer under the terms of Section 10(h) of this Lease, shall not be assigned or otherwise transferred, voluntarily or involuntarily to, or exercised by, any person other than the Original Tenant or such Permitted Transferee, and shall only be exercisable if the Original Tenant or such Permitted Transferee occupies not less than seventy-five percent (75%) of the Premises at the time Landlord or such Permitted Transferee receives the Exercise Notice and at the commencement date of the Option Term. If the Original Tenant shall transfer this Lease (or any interest therein), or any portion of the Premises (other than a transfer of its entire interest in this Lease or the Premises to a Permitted Transferee pursuant to a Permitted Transfer), then simultaneously with such transfer Tenant’s Extension Option shall terminate and be of no further force or effect. No transferee of Tenant’s interest in this Lease (or any interest therein) or any portion of the Premises (other than a Permitted Transferee to whom Original Tenant’s entire interest in this Lease or the Premises has been transferred in a Permitted Transfer) shall have any right to extend the Term pursuant to this Exhibit I.

(6) Conditions of Exercise. Notwithstanding anything in this Exhibit I to the contrary, if an Event of Default has occurred (and has not been cured within the applicable notice and cure period) on or prior to the date Tenant’s Exercise Notice is received by Landlord or at any time thereafter until the commencement of the Option Term, Landlord shall have the right,

EXHIBIT I 3	Second & Spring Avalara, Inc.

in addition to all of its other rights and remedies under this Lease (but not the obligation), to unilaterally revoke Tenant’s exercise of the Extension Option, in which case this Lease shall expire on the Expiration Date, unless earlier terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Term.

EXHIBIT I 4	Second & Spring Avalara, Inc.

EXHIBIT J

EARLY TERMINATION OPTION

(1) Generally. Subject to the terms and conditions set forth in this Exhibit J, and provided that Tenant has not exercised the Right of First Offer set forth in Exhibit K of this Lease at any time on or after April 30, 2018, Tenant shall have the one-time right (the “Early Termination Option”) to terminate this Lease with respect to the entire Premises in accordance with the provisions of this Exhibit J. The “Termination Date” shall mean April 30, 2020. Tenant shall have the right to cause the Early Termination Option to apply to only a portion of the Premises, in accordance with the terms set forth below. In the event that Tenant does exercise its rights under Exhibit K of this Lease to lease any First Offer Space at any time on or after April 30, 2018, then this Exhibit J shall automatically terminate and be of no further force or effect.

(2) Exercise of Termination Option. Tenant may exercise the Early Termination Option only by (i) delivering to Landlord an irrevocable notice of such exercise (the “Termination Notice”) no later than April 30, 2019, and (ii) paying to Landlord the Termination Payment (as that term is defined below). For purposes hereof, the “Termination Payment” shall be an amount equal to the sum of (A) the unamortized amount as of the Termination Date of the Tenant Improvement Allowance (including, without limitation, any Additional Improvement Allowance), (B) the unamortized amount as of the Termination Date of the Abated Rent provided to Tenant as set forth in Exhibit H attached hereto, (C) the unamortized amount as of the Termination Date of the leasing commissions paid by Landlord in connection with this Lease, (D) interest on the amounts in items (A), (B) and (C) above, computed based on an eight percent (8%) annual interest rate, and (E) an amount equal to two (2) months of the Basic Rent that would have otherwise been applicable to the Premises immediately following the Termination Date.

In addition, in the event that Tenant has exercised the Right of First Offer prior to April 30, 2018, then with respect to the First Offer Space leased pursuant to any such exercise, the Termination Payment shall also include an amount equal to the sum of (I) the unamortized amount as of the Termination Date of any improvement allowance provided by Landlord to Tenant in connection with the First Offer Space, (II) the unamortized amount as of the Termination Date of any abated rent (if any) provided to Tenant in connection with the First Offer Space, (III) the unamortized amount as of the Termination Date of the leasing commissions paid by Landlord in connection with the First Offer Space, (IV) interest on the amounts in items (I), (II) and (III) above, computed based on an eight percent (8%) annual interest rate, and (V) an amount equal to two (2) months of the Basic Rent that would have otherwise been applicable to the First Offer Space immediately following the Termination Date.

The Termination Payment shall be payable to Landlord no later than twenty (20) days following Landlord’s receipt of the Termination Notice. The amounts in (A), (B) and (C), above, with respect to the Initial Premises, shall be amortized on a straight-line basis over the period commencing on the first day of the seventh (7th) full calendar month of the initial Term and ending on the last day of the initial Term, and the amounts in (A), (B) and (C), above, with respect to the Must-Take Premises, shall be amortized on a straight-line basis over the period

EXHIBIT J 1	Second & Spring Avalara, Inc.

commencing on the first day of the sixth (6th) full calendar month following the Must-Take Commencement Date and ending on the last day of the initial Term. The amounts in (I), (II) and (III), above, with respect to any First Offer Space, shall be amortized on a straight-line basis over the period commencing on the first day of the Term of the First Offer Space and ending on the last day of the initial Term.

The Termination Payment shall be payable to Landlord no later than twenty (20) days following Landlord’s receipt of the Termination Notice. The amounts in (A), (B) and (C), above, with respect to the Initial Premises, shall be amortized on a straight-line basis over the period commencing on the first day of the seventh (7th) full calendar month of the initial Term and ending on the last day of the initial Term, and the amounts in (A), (B) and (C), above, with respect to the Must-Take Premises, shall be amortized on a straight-line basis over the period commencing on the first day of the sixth (6th) full calendar month following the Must-Take Commencement Date and ending on the last day of the initial Term.

(3) Effectiveness of Termination. If Tenant timely exercises the Termination Option and timely pays the Termination Payment, then effective as of the Termination Date, the Lease with respect to the entire Premises shall end and expire, and Tenant’s estate in and possession of the entire Premises shall terminate and be wholly extinguished with the same force and effect as if such date were initially set forth in the Lease as the Expiration Date. On the Termination Date, Tenant shall surrender and deliver vacant possession of the entire Premises to Landlord in the condition required by the Lease as if such date were the Expiration Date. If Tenant fails to surrender, vacate and deliver to Landlord possession of the entire Premises in such condition on the Termination Date, then Tenant shall be deemed to be a holdover in the entire Premises and Landlord shall have the right to exercise any of its rights and remedies at law and in equity (including, without limitation, its rights and remedies under Section 22 of this Lease). In the event that Tenant exercises such Termination Option, then effective as of the date of Tenant’s Termination Notice, Tenant’s rights under Exhibit K (Right of First Offer) shall automatically terminate, and Exhibit K of this Lease shall automatically terminate and be of no further force or effect.

(4) Rights Personal to Tenant. The Early Termination Option is personal to, may be exercised only by, the Original Tenant or by a Permitted Transferee to whom Original Tenant’s entire interest in this Lease or the Premises has been transferred in a Permitted Transfer under the terms of Section 10(h) of this Lease, shall not be assigned or otherwise transferred, voluntarily or involuntarily to, or exercised by, any person other than the Original Tenant or such Permitted Transferee. If the Original Tenant shall transfer this Lease (or any interest therein), or any portion of the Premises (other than a transfer of its entire interest in this Lease or the Premises to a Permitted Transferee pursuant to a Permitted Transfer), then simultaneously with such transfer Tenant’s Extension Option shall terminate and be of no further force or effect. No transferee of Tenant’s interest in this Lease (or any interest therein) or any portion of the Premises (other than a Permitted Transferee to whom Original Tenant’s entire interest in this Lease or the Premises has been transferred in a Permitted Transfer) shall have any right to terminate the Term pursuant to this Exhibit J.

EXHIBIT J 2	Second & Spring Avalara, Inc.

EXHIBIT K

RIGHT OF FIRST OFFER

(1) Right of First Offer. So long as there is at least two (2) years remaining on the Term, as may be extended by Tenant (the “First Offer Period”), Tenant shall have an on-going right of first offer (“Right of First Offer”) to lease any space located on the first (1st) floor of the Building shown on the demising plans in Schedule 1 attached hereto (each such space a “First Offer Space”), in accordance with, and subject to, the terms and conditions set forth in this Exhibit K in the event that the First Offer Space becomes “available for lease to third parties” (as defined below) and Landlord receives a request for proposal, a letter of intent, or a similar offer for the leasing of such space from a qualified third party (a “Third Party Offer”). For purposes hereof, a First Offer Space shall become “available for lease to third parties” if (a) Landlord is free to lease the space to the general public unencumbered by any renewal rights, extension rights, expansion rights, rights of first offer, rights of first refusal or other similar rights in favor of other tenants in the Project, whether or not the renewal or extension of the existing tenant’s lease is pursuant to an express written provision in such tenant’s lease, and without regard to whether such renewal or extension is characterized by the parties thereto as a “renewal”, “extension” or “new lease”; and (b) Landlord intends to market the space to the general public (i.e., the space will not be occupied by Landlord, any of its Affiliates or successors, or by an existing tenant of the space (all of the foregoing described in clauses (a) and

(b)	being herein collectively referred to as “Superior Rights”).

(2) First Offer Notice. Landlord shall give Tenant notice (a “First Offer Notice”) at such time as (i) First Offer Space will or has become available to third parties (as such availability is determined by Landlord), and/or (ii) Landlord receives a Third Party Offer for such First Offer Space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the applicable First Offer Space. A First Offer Notice may be conditioned on the failure of a holder of Superior Rights to lease all or any portion of the First Offer Space identified in such First Offer Notice. The First Offer Notice shall set forth the material economic terms upon which Landlord would be prepared to lease such First Offer Space to Tenant for the remainder of the Term (the “Economic Terms”), including, without limitation (a) the anticipated date upon which possession of such First Offer Space will be available (the “Anticipated Delivery Date”), (b) the tenant improvements, if any, Landlord proposes to install, and/or tenant improvements allowance Landlord proposes to pay, if any, for such First Offer Space, if any, (c) a good faith proposal of the First Offer Rent (as defined below) for such First Offer Space, and (d) any other material economic conditions or provisions relating to the leasing of such First Offer Space that vary from the provisions of this Lease. The term of the lease for the First Offer Space shall terminate concurrently with the Term of this Lease.

(3) First Offer Rent. The Basic Rent payable by Tenant for the First Offer Space (the “First Offer Rent”) during the First Offer Term (as defined below) shall be the Market Rate (as defined below) for the First Offer Space, valued as of the commencement of the First Offer Term, determined in the manner hereinafter provided. As used in this Exhibit K, the term “Market Rate” shall mean the annual amount of Basic Rent at which tenants, as of the commencement of the First Offer Term, are leasing non-sublease, non-encumbered, non-equity space under then-prevailing ordinary rental market practices (e.g., not pursuant to extraordinary

EXHIBIT K 1	Second & Spring Avalara, Inc.

rental, promotional deals or other concessions to tenants that deviate from what is the then-prevailing ordinary practice), at arm’s length, that is comparable to the First Offer Space within the Building or in Comparison Buildings, based upon binding lease transactions for tenants in the Comparison Buildings that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the First Offer Term (as used in this Exhibit K, the “Comparison Leases”). Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (a) the length of the First Offer Term compared to the renewal or extension term of the Comparison Leases; (b) rental structure, including, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rental, annual rent adjustments, escalation provisions, all other payments and escalations; (c) the size of the First Offer Space compared to the size of the premises of the Comparison Leases; (d) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (e) the age and quality of construction of the buildings; and (f) leasehold improvements and/or allowances, taking into account the value of existing leasehold improvements to the existing tenant.

(4) Procedure for Acceptance. On or before the date that is five (5) Business Days after Tenant’s receipt of a First Offer Notice (the “Election Date”), Tenant may, at its option, deliver an irrevocable, unqualified, unconditional notice to Landlord electing to lease the First Offer Space identified in such First Offer Notice upon the terms set forth in the First Offer Notice (“Tenant’s Election Notice”), which Tenant’s Election Notice shall affirmatively state that Tenant is either (A) accepting Landlord’s Market Rate determination (as set forth in the First Offer Notice) as the First Offer Rent, or (B) rejecting Landlord’s Market Rate determination (as set forth in the First Offer Notice) as the First Offer Rent, and if Tenant rejects Landlord’s Market Rate determination (as set forth in the First Offer Notice), then the parties shall follow the procedure set forth in Section 9 below, and the Market Rate shall be determined in accordance with the terms of Section 9 below. Tenant may exercise its Right of First Offer only with respect to all of the First Offer Space identified in such First Offer Notice and only upon the terms set forth in the First Offer Notice. If Tenant does not deliver Tenant’s Election Notice to Landlord on or before the Election Date, then Tenant shall have no further rights hereunder to lease the First Offer Space identified in a First Offer Notice. Time is of the essence of this provision and Tenant acknowledges and agrees that Landlord will have no obligation to lease to Tenant any First Offer Space identified in a First Offer Notice if Tenant does not deliver Tenant’s Election Notice to Landlord on or before the Election Date. Any qualified or conditional acceptance by Tenant of a First Offer Notice shall be deemed to be a counter-offer to, and a rejection of, such First Offer Notice. If Tenant’s Election Notice is not a written, unqualified, unconditional, irrevocable acceptance of the First Offer Notice, or is not delivered on or before 5:00 p.m. on the Election Date, then Tenant shall be deemed to have rejected the First Offer Notice. If Tenant rejects or is deemed to have rejected a First Offer Notice for any reason, the Right of First Offer shall automatically terminate and be of no further force or effect with respect to the First Offer Space identified therein and Landlord shall thereafter have the right to lease all or any portion of such First Offer Space to any person on any terms and conditions Landlord desires (including terms and conditions more favorable than the terms and conditions set forth in such First Offer Notice); provided, however, in the event that Landlord fails to enter into a lease with a third-party for all or any portion of such First Offer Space within six (6) months following the date on which Tenant rejects (or is deemed to have rejected) a First

EXHIBIT K 2	Second & Spring Avalara, Inc.

Offer Notice, then Tenant’s Right of First Offer with respect to such First Offer Space shall automatically renew and Landlord shall again be obligated to provide Tenant with a First Offer Notice for such First Offer Space in the event that such First Offer Space becomes available for lease to third parties and Landlord has received a Third Party Offer for such First Offer Space.

(5) Amendment to Lease. If Tenant delivers a Tenant’s Election Notice prior to the Election Date, Landlord shall prepare and Tenant shall promptly execute an amendment to this Lease to add the First Offer Space upon the terms set forth in the First Offer Notice, and to modify the applicable provisions of this Lease to reflect the changes in the Rent, area of the Premises, Tenant’s Proportionate Share and other appropriate terms.

(6) Additional Conditions of Exercise. Notwithstanding any provision of this Exhibit K to the contrary, if an Event of Default has occurred either at the time a First Offer Notice would otherwise be required to be sent under this Exhibit K, or any other time following Tenant’s exercise of its right to lease First Offer Space and prior to the date upon which possession of such First Offer Space is to be delivered to Tenant, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate Tenant’s rights under this Exhibit K, and in such event Landlord shall not be required to deliver the First Offer Notice or to deliver possession of such First Offer Space to Tenant. If not earlier terminated, the rights of Tenant pursuant to this Exhibit K shall automatically terminate on the Expiration Date. Nothing contained in this Exhibit K shall be deemed to impose any obligation on Landlord to refrain from negotiating with the existing tenant of the First Offer Space, to withhold the First Offer Space from the market, or to take any other action or omit to take any other action in order to make the First Offer Space available to Tenant.

(7) Additional Security. In the event that Tenant elects to exercise its Right of First Offer, Landlord shall have the right to review Tenant’s audited financial statements (as provided in Section 26(q) of this Lease), and thereafter, Landlord shall have the right to require that Tenant provide Landlord with additional financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations with respect to the First Offer Space. Such determination to be made by reviewing the extent of financial security then generally being imposed in comparable transactions in the Comparison Building upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant, with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants. In the event that Landlord requires such additional financial security, then Tenant shall deliver such additional financial security to Landlord on or before the date on which Landlord delivers the First Offer Space to Tenant.

(8) Rights Personal to Tenant. The Right of First Offer is personal to, may be exercised only by, the Original Tenant or by a Permitted Transferee to whom Original Tenant’s entire interest in this Lease or the Premises has been transferred in a Permitted Transfer under the terms of Section 10(h) of this Lease, shall not be assigned or otherwise transferred, voluntarily or involuntarily to, or exercised by, any person other than the Original Tenant or such Permitted Transferee, and shall only be exercisable if the Original Tenant or such Permitted Transferee occupies not less than seventy-five percent (75%) of the Premises at the time of such exercise and at the time the First Offer Space identified therein is to be added to the Premises as provided in this Exhibit K. If the Original Tenant shall transfer this Lease (or any interest therein), or any

EXHIBIT K 3	Second & Spring Avalara, Inc.

portion of the Premises (other than a transfer of its entire interest in this Lease or the Premises to a Permitted Transferee pursuant to a Permitted Transfer), then simultaneously with such transfer Tenant’s Right of First Offer shall terminate and be of no further force or effect. No transferee of Tenant’s interest in this Lease (or any interest therein) or any portion of the Premises (other than a Permitted Transferee to whom Original Tenant’s entire interest in this Lease or the Premises has been transferred in a Permitted Transfer) shall have any right to lease First Offer Space pursuant to this Exhibit K.

(9) Determination of First Offer Rent. In the event that Tenant exercises the Right of First Offer, but the Tenant’s Election Notice contains Tenant’s rejection of Landlord’s Market Rate determination (as set forth in the First Offer Notice), then the Market Rate for purposes of this Exhibit K shall be determined as follows:

(a) Landlord and Tenant shall attempt to agree upon the Market Rate using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to Landlord’s Market Rate determination (the “Outside Agreement Date”), then each party shall make a separate determination of the Market Rate for the First Offer Space within five (5) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 9(b) through 9(h) below.

(b) Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of the Comparison Buildings. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate, is the closest to the actual Market Rate for the First Offer Space as determined by the arbitrators, taking into account the requirements of Section (3), above. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed the “Advocate Arbitrators”.

(c) The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that neither the Landlord or Tenant or either party’s Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior to subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

(d) The three arbitrators shall within thirty (30) days of the appointment of the Neutral Arbitrator reach a decision as to Market Rate and determine whether the Landlord’s or Tenant’s determination of Market Rate as submitted pursuant Section 9(a), above, is closest to Market Rate as determined by the arbitrators and simultaneously publish a ruling (“Award”) indicating whether Landlord’s or Tenant’s submitted Market Rate is closest to the Market Rate as

EXHIBIT K 4	Second & Spring Avalara, Inc.

determined by the arbitrators. Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rate determination, whichever is selected by the arbitrators as being closest to Market rent shall become the then applicable Market Rate.

(e) The Award issued by the majority of the three arbitrators shall be binding upon Landlord and Tenant.

(f) If either Landlord or Tenant fail to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, either party may petition the presiding judge of the Superior Court of King County to appoint such Advocate Arbitrator subject to the criteria in Section (9)(b), above, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

(g) If the two Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of King County to appoint the Neutral Arbitrator, subject to criteria in Section (9)(b) above, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

(vii) The cost of arbitration shall be paid by Landlord and Tenant equally.

EXHIBIT K 5	Second & Spring Avalara, Inc.

SCHEDULE 1

TO

EXHIBIT K

FIRST OFFER SPACE DEMISING PLANS

EXHIBIT K 6	Second & Spring Avalara, Inc.

EXHIBIT L

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank

acceptable to the Landlord)

FAX NO. [( ) - ]	[Insert Bank Name And Address]
SWIFT: [Insert No., if any]

DATE OF ISSUE:

BENEFICIARY:	APPLICANT:
[Insert Beneficiary Name And Address]	[Insert Applicant Name And Address]

LETTER OF CREDIT NO.

EXPIRATION DATE:	AMOUNT AVAILABLE:
AT OUR COUNTERS	USD[Insert Dollar Amount]
(U.S. DOLLARS [Insert Dollar Amount])

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                                      IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant’s Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD [Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON (Expiration Date) AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1. THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

2. BENEFICIARY’S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord’s Name], A [Insert Entity Type] (“LANDLORD”) STATING THE FOLLOWING:

“THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD                 IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”

EXHIBIT L 1	Second & Spring Avalara, Inc.

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]’S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO.                  AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST SIXTY (60) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                  AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                  AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                  AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

EXHIBIT L 2	Second & Spring Avalara, Inc.

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT’S ACCOUNT.

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF              , 20         [i.e., the date that is ninety (90) days from the Final LC Expiration Date under the Lease].

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, 1/4 of 1% MIN. $250.00 WHICH FEES SHALL BE PAYABLE BY APPLICANT. IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE’S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: “DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO.                     .”

WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED

EXHIBIT L 3	Second & Spring Avalara, Inc.

CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE THIRD SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF WASHINGTON ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.

PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number - (      )          -          ], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number – (     )            -            ] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, (Expiration Date).

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A CERTIFIED TRUE COPY OF THE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF IN THE FORM OF EXHIBIT “C” ATTACHED.

EXHIBIT L 4	Second & Spring Avalara, Inc.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY RED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY ONLY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,

(Name of Issuing Bank)

By:

EXHIBIT L 5	Second & Spring Avalara, Inc.

Exhibit C

            , 20

Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Attn: Standby Letters of Credit Department

Re:	Irrevocable Standby Letter of Credit No. SVBSF

Ladies and Gentlemen:

The undersigned (“Beneficiary”) is the beneficiary under Irrevocable Standby Letter of Credit No. SVBSF              issued by Silicon Valley Bank (“Bank”) upon the request of                          (together with all amendments issued to such letter of credit, the “Standby L/C”). Beneficiary cannot locate the executed original of the Standby L/C (the “Original Standby L/C”) and has requested that Bank issue a certified true copy of the Standby L/C (“Certified True Copy”) to replace the Original Standby L/C. Beneficiary understands that Bank is willing to grant Beneficiary’s request to issue the Certified True Copy so long as Beneficiary agrees to execute this letter agreement for Bank’s benefit.

In consideration of Bank’s willingness to issue the Certified True Copy, Beneficiary agrees as follows:

1.	If Beneficiary locates the Original Standby L/C, it will not draw any draft(s) or make any demand(s) upon Bank thereunder, but will promptly deliver to Bank the Original Standby L/C, marked “CANCELED”, and signed and dated by its duly authorized representative, for disposition by Bank.

2.	Beneficiary represents and warrants that it has not encumbered, assigned, or otherwise transferred its interest in the Standby L/C or delivered the Original Standby L/C to any other person or entity.

3.	Beneficiary will indemnify and save Bank harmless from and against any and all claims, judgments, demands, losses, damages, actions, liabilities, costs and expenses, including, without limitation, attorneys’ fees, which Bank at any time may suffer, sustain or incur in connection with the missing Original Standby L/C (collectively, “Claims”), including, without limitation, any presentation for payment of any draft(s) or demand(s) drawn under the Original Standby L/C by a holder in due course or a bonafide purchaser for value of the Original Standby L/C, or any other draw requests, presentments or any other claims made on the Original Standby L/C regardless of the party making such draw requests, presentments or any other claims made (including Beneficiary and/or any of its agents, successors and assigns). This indemnity shall include, without limitation, the face amount of the Original Standby L/C if Bank is required by law to pay same to a holder in due course or a bonafide purchaser for value of the Original Standby L/C and/or any presentation thereunder or proceeds thereof. Beneficiary will pay, within thirty (30) days of receipt of written request from Bank, all sums requested by Bank as indemnity for Bank’s Claims.

EXHIBIT L 6	Second & Spring Avalara, Inc.

4.	Upon the effectiveness of this letter agreement, Beneficiary irrevocably releases Bank from any obligation to it under the Original Standby L/C.

Beneficiary has executed this letter agreement by its duly authorized representative on the date hereof and this letter agreement shall be deemed to be effective as of such date.

Yours truly,

(Beneficiary)

Authorized Signature:
Name & Title:

SIGNATURE AUTHENTICATED

The signature of Beneficiary conforms to that on file with us and is authorized for the execution of such instrument.

(Name of bank)

By:

(Authorized Signature) **

(Title)

(Telephone Number)

(Address of bank)

**	VERIFICATION OF BENEFICIARY’S SIGNATURE(S) BY A NOTARY PUBLIC IS UNACCEPTABLE

EXHIBIT L 7	Second & Spring Avalara, Inc.

RIGHT OF FIRST OFFER TO LEASE

THIS RIGHT OF FIRST OFFER TO LEASE (this “Agreement”) is made and entered into as of August 14, 2014 (the “Effective Date”), by and between W2007 SEATTLE OFFICE 1111 THIRD AVENUE REALTY, LLC, a Delaware limited liability company (“Owner”), and AVALARA, INC., a Washington corporation (“Avalara”).

A. Owner is the owner of that certain office building commonly known as 1111 Third Avenue (the “1111 3rd Building”) and located at 1111 3rd Avenue, Seattle, Washington 98101. The 1111 3rd Building and the land upon which such office building is located are referred to herein as the “Property”. The Property is legally described on Exhibit A attached hereto and incorporated herein by this reference.

B. An affiliate of owner, W2007 Seattle Office Second and Spring Building Realty, LLC, a Delaware limited liability company (“Owner Affiliate”), and Avalara have entered into that certain Lease Agreement dated concurrently herewith (the “Second & Spring Lease”) with respect to Owner Affiliate’s leasing to Avalara, and Avalara’s leasing from Owner Affiliate, of a total of approximately 36,420 rentable square feet of space (the “Second & Spring Premises”), located in the office building commonly known as “Second & Spring” (together with the land, which is improved with landscaping, parking facilities and other improvements upon which such office building is located, the “Second & Spring Property”), and whose street address is 1100 2nd Avenue, Seattle, Washington 98101, which Second & Spring Premises is more particularly described in the Second & Spring Lease.

C. In connection with Avalara’s lease of the Second & Spring Premises pursuant to the Second & Spring Lease, Owner desires to grant Avalara a right of first offer to lease certain space in the 1111 3rd Building on, and subject to the terms and conditions set forth in herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Avalara hereby agree as follows:

1. Right of First Offer.

1.1 First Offer Space. So long as there are at least two (2) years remaining in the Term under the Second & Spring Lease, Owner hereby grants to Avalara an on-going right of first offer (the “Right of First Offer”) with respect to available space located on the sixth (6th) and seventh (7th) floors of the 1111 3rd Building. Such right of first offer shall be subject to the terms and conditions set forth in this Agreement in the event that the First Offer Space becomes “available for lease to third parties” (as defined below) and Owner receives a request for proposal, a letter of intent, or a similar offer for the leasing of such space from a qualified third party (a “Third Party Offer”). For purposes hereof, a First Offer Space shall become “available for lease to third parties” if (a) Owner is free to lease the space to the general public unencumbered by any renewal rights, extension rights, expansion rights, rights of first offer (granted prior to the date hereof), rights of first refusal (granted prior to the date hereof) or other similar rights (granted prior to the date hereof) in favor of other tenants in the Project, whether or not the renewal or extension of the existing tenant’s lease is pursuant to an express written provision in such tenant’s lease, and without regard to whether

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such renewal or extension is characterized by the parties thereto as a “renewal”, “extension” or “new lease”; and (b) Owner intends to market the space to the general public (i.e., the space will not be occupied by Owner, any of its affiliates or successors, or by an existing tenant of the space) (all of the foregoing described in clauses (a) and (b) being herein collectively referred to as “Superior Rights”).

1.2 First Offer Notice. Owner shall give Avalara notice (a “First Offer Notice”) at such time as a First Offer Space will or has become available to third parties (as such availability is determined by Owner) pursuant to the terms of Avalara’s Right of First Offer, as set forth in this Agreement. A First Offer Notice may be conditioned on the failure of a holder of Superior Rights to lease all or any portion of the First Offer Space identified in such First Offer Notice. The First Offer Notice shall set forth the material economic terms upon which Owner would be prepared to lease such First Offer Space to Avalara for the remainder of the Term (the “Economic Terms”), including, without limitation (a) the anticipated date upon which possession of such First Offer Space will be available (the “Anticipated Delivery Date”), (b) the tenant improvements, if any, Owner proposes to install, and/or tenant improvements allowance Owner proposes to pay, if any, for such First Offer Space, if any, (c) a good faith proposal of the First Offer Rent (as defined below) for such First Offer Space, and (d) any other material economic conditions or provisions relating to the leasing of such First Offer Space that vary from the provisions of this Agreement. The term of the lease for the First Offer Space shall terminate on the date provided for such termination in the First Offer Notice.

1.3 First Offer Rent. The basic rent (“Basic Rent”) payable by Avalara for the First Offer Space (the “First Offer Rent”) during the First Offer Term (as defined below) shall be the Market Rate (as defined below) for the First Offer Space, valued as of the commencement of the First Offer Term, determined in the manner hereinafter provided. As used in this Agreement, the term “Market Rate” shall mean the annual amount of basic rent at which tenants, as of the commencement of the First Offer Term, are leasing non-sublease, non-encumbered, non-equity space under then-prevailing ordinary rental market practices (e.g., not pursuant to extraordinary rental, promotional deals or other concessions to tenants that deviate from what is the then-prevailing ordinary practice), at arm’s length, that is comparable to the First Offer Space within the Building or in other, first class office buildings in the Seattle, Washington central business district area (“Comparison Buildings”), based upon binding lease transactions for tenants in the Comparison Buildings that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the First Offer Term (as used in this Agreement, the “Comparison Leases”). Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Agreement and the Comparison Leases with respect to: (a) the length of the First Offer Term compared to the term of the Comparison Leases; (b) rental structure, including, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rental, annual rent adjustments, escalation provisions, all other payments and escalations; (c) the size of the First Offer Space compared to the size of the premises of the Comparison Leases; (d) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (e) the age and quality of construction of the buildings; and (f) leasehold improvements and/or allowances, taking into account the value of existing leasehold improvements to the existing tenant.

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1.4 Procedure for Acceptance. On or before the date that is five (5) business days after Avalara’s receipt of a First Offer Notice (the “Election Date”), Avalara may, at its option, deliver an irrevocable, unqualified, unconditional notice to Owner electing to lease the First Offer Space identified in such First Offer Notice upon the terms set forth in the First Offer Notice (“Avalara’s Election Notice”), and Avalara’s Election Notice shall affirmatively state that Avalara is either (A) accepting Owner’s Market Rate determination (as set forth in the First Offer Notice) as the First Offer Rent, or (B) rejecting Owner’s Market Rate determination (as set forth in the First Offer Notice) as the First Offer Rent, and if Avalara rejects Owner’s Market Rate determination (as set forth in the First Offer Notice), then the parties shall follow the procedure set forth in Section 1.10 below, and the Market Rate shall be determined in accordance with the terms of Section 1.10 below. Avalara may exercise its Right of First Offer only with respect to all of the First Offer Space identified in the First Offer Notice and only upon the terms set forth in the First Offer Notice. If Avalara does not deliver Avalara’s Election Notice to Owner on or before the Election Date, then Avalara shall have no further rights hereunder to lease the First Offer Space identified in the First Offer Notice. Time is of the essence of this provision and Avalara acknowledges and agrees that Owner will have no obligation to lease to Avalara any First Offer Space identified in a First Offer Notice if Avalara does not deliver Avalara’s Election Notice to Owner on or before the Election Date. Any qualified or conditional acceptance by Avalara of a First Offer Notice shall be deemed to be a counter-offer to, and a rejection of, such First Offer Notice. If Avalara’s Election Notice is not a written, unqualified, unconditional, irrevocable acceptance of the First Offer Notice, or is not delivered on or before 5:00 p.m. on the Election Date, then Avalara shall be deemed to have rejected the First Offer Notice. If Avalara rejects or is deemed to have rejected a First Offer Notice for any reason, the Right of First Offer shall automatically terminate and be of no further force or effect with respect to the First Offer Space identified therein and Owner shall thereafter have the right to lease all or any portion of such First Offer Space to any person on any terms and conditions Owner desires (including terms and conditions more favorable than the terms and conditions set forth in such First Offer Notice); provided, however, in the event that Owner fails to enter into a lease with a third-party for all or any portion of such First Offer Space within six (6) months following the date on which Avalara rejects (or is deemed to have rejected) a First Offer Notice, then Avalara’s Right of First Offer with respect to such First Offer Space shall automatically renew and Owner shall again be obligated to provide Avalara with a First Offer Notice in the event that such First Offer Space becomes available for lease to third parties and Owner has received a Third Party Offer for such First Offer Space.

1.5 New Lease. If Avalara timely exercises Avalara’s right of first offer to lease the First Offer Space as set forth herein, Owner and Avalara shall within thirty (30) days thereafter execute a new lease (the “First Offer Space Lease”) for such First Offer Space, which First Offer Space Lease shall be in substantially the same form as the Second & Spring Lease (with appropriate modifications thereto as reasonably determined by Owner to reflect the particulars of the First Offer Space and the 1111 3rd Building, as compared to the Second & Spring Premises and the Second & Spring Property, and the Right of First Offer and the Early Termination Option, as defined in the Second & Spring Lease, shall not be included in the First Offer Space Lease). Notwithstanding the foregoing, an otherwise valid exercise of Avalara’s Right of First Offer shall be of full force and effect irrespective of whether the First Offer Space Lease is timely signed by Owner and Avalara. Avalara’s lease of such First Offer Space shall be upon the express terms set forth in the First Offer Notice, but otherwise upon the terms and conditions set forth in the First Offer Space Lease, and this Agreement. Avalara shall commence payment of rent for such First Offer Space, and the term of such First Offer Space (the “First Offer Term”) shall commence, upon the date of delivery of such First Offer Space to Avalara (the “First Offer Commencement Date”) and terminate on the date provided for such termination in the First Offer Notice.

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1.6 Additional Conditions of Exercise. Notwithstanding any provision of this Agreement to the contrary, if an “Event of Default” (as defined in the Second & Spring Lease) under the terms of the Second & Spring Lease has occurred either at the time a First Offer Notice would otherwise be required to be sent under this Agreement, or any other time following Avalara’s exercise of its right to lease First Offer Space and prior to the date upon which possession of such First Offer Space is to be delivered to Avalara, and such Event of Default has not been cured by Avalara within the applicable notice and cure period, Owner shall have, in addition to all of Owner’s other rights and remedies provided in this Agreement, the right to terminate Avalara’s rights under this Agreement, and in such event Owner shall not be required to deliver the First Offer Notice or to deliver possession of such First Offer Space to Avalara. If not earlier terminated, the rights of Avalara pursuant to this Agreement shall automatically terminate on the date that is two (2) years prior to the “Expiration Date” of the Second & Spring Lease. Nothing contained in this Agreement shall be deemed to impose any obligation on Owner to refrain from negotiating with any existing tenant of the First Offer Space, to withhold the First Offer Space from the market, or to take any other action or omit to take any other action in order to make the First Offer Space available to Avalara.

1.7 Lease Security. In the event that Avalara elects to exercise its Right of First Offer, Owner shall have the right to review Avalara’s audited financial statements (as provided in Section 26(q) of the Second & Spring Lease), and thereafter, Owner shall have the right to require that Avalara provide Owner with financial security, such as a letter of credit or guaranty, for Avalara’s rent obligations with respect to the First Offer Space. Such determination to be made by reviewing the extent of financial security then generally being imposed in comparable transactions in the Comparison Building upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Avalara, with appropriate adjustments to account for differences in the then-existing financial condition of Avalara and such other tenants. In the event that Owner requires such financial security, then Avalara shall deliver such additional financial security to Owner concurrently with Avalara’s execution of the First Offer Space Lease.

1.8 Rights Personal to Avalara. The Right of First Offer (i) is personal to, and may only be exercised by, Avalara or by a “Permitted Transferee” (as that term is defined in the Second & Spring Lease) to whom Avalara’s entire interest in the Second & Spring Lease has been transferred in a “Permitted Transfer” under the terms of Section 10(h) of the Second & Spring Lease, (ii) is not assignable separate and apart from an assignment of Avalara’s (or a Permitted Transferee’s) entire interest in the Second & Spring Lease in a Permitted Transfer, (iii) shall not be assigned or otherwise transferred, voluntarily or involuntarily to, or exercised by, any person other than Avalara or such Permitted Transferee, and (iv) shall only be exercisable if Avalara or such Permitted Transferee occupies one hundred percent (100%) of the Second & Spring Premises at the time of such exercise.

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1.9 Termination of Right of First Offer. The Right of First Offer shall only apply to the extent the Property continues to be owned by W2007 Seattle Office 1111 Third Avenue Realty, LLC (or by an affiliate of W2007 Seattle Office 1111 Third Avenue Realty, LLC or by an affiliate of the landlord under the Second & Spring Lease), and in the event that the Property is no longer owned by W2007 Seattle Office 1111 Third Avenue Realty, LLC (or by an affiliate of W2007 Seattle Office 1111 Third Avenue Realty, LLC or by an affiliate of the landlord under the Second & Spring Lease) (including, without limitation, in connection with a foreclosure, deed in lieu thereof or similar proceeding, by any Owner’s lender or other mortgagee, or any nominee or designee of Owner’s lender or other mortgagee or their respective successors and assigns), then this Agreement shall automatically terminate and be of no further force and effect. In addition, in the event that (i) the Second & Spring Lease shall terminate for any reason, or (ii) Avalara delivers to Owner’s Affiliate a “Termination Notice” in connection with the “Early Termination Option” (as both of those terms are defined in the Second & Spring Lease), then this Agreement shall automatically terminate concurrently therewith. As used in this Section 1.9, “affiliate” means an entity which is controlled by, controls or is under common control with the entity in question.

1.10 Determination of First Offer Rent. In the event that Avalara exercises the Right of First Offer, but Avalara’s Election Notice contains Avalara’s rejection of Owner’s Market Rate determination (as set forth in the First Offer Notice), then the Market Rate for purposes of this Agreement shall be determined as follows:

1.10.1 Owner and Avalara shall attempt to agree upon the Market Rate using reasonable good-faith efforts. If Owner and Avalara fail to reach agreement within thirty (30) days following Avalara’s objection to Owner’s Market Rate determination (the “Outside Agreement Date”), then each party shall make a separate determination of the Market Rate for the First Offer Space within five (5) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 1.10.2 through 1.10.8 below.

1.10.2 Owner and Avalara shall each appoint one arbitrator who shall by profession be a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of space in the Comparison Buildings. The determination of the arbitrators shall be limited solely to the issue of whether Owner’s or Avalara’s submitted Market Rate is the closest to the actual Market Rate for the First Offer Space as determined by the arbitrators, taking into account the requirements of Section 1.3, above. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Owner and Avalara may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Owner and Avalara shall be deemed the “Advocate Arbitrators”.

1.10.3 The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that neither the Owner or Avalara or either party’s Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior to subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Owner’s counsel and Avalara’s counsel.

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1.10.4 The three arbitrators shall within thirty (30) days of the appointment of the Neutral Arbitrator reach a decision as to Market Rate and determine whether the Owner’s or Avalara’s determination of Market Rate as submitted pursuant Section 1.10.1, above, is closest to Market Rate as determined by the arbitrators and simultaneously publish a ruling (“Award”) indicating whether Owner’s or Avalara’s submitted Market Rate is closest to the Market Rate as determined by the arbitrators. Following notification of the Award, the Owner’s or Avalara’s submitted Market Rate determination, whichever is selected by the arbitrators as being closest to Market Rate, shall become the then applicable Market Rate.

1.10.5 The Award issued by the majority of the three arbitrators shall be binding upon Owner and Avalara.

1.10.6 If either Owner or Avalara fail to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, either party may petition the presiding judge of the Superior Court of King County to appoint such Advocate Arbitrator subject to the criteria in Section 1.10.2, above, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

1.10.7 If the two Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of King County to appoint the Neutral Arbitrator, subject to criteria in Section 1.10.2 above, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

1.10.8 The cost of arbitration shall be paid by Owner and Avalara equally.

In the event that the Market Rate has not been determined as of the First Offer Commencement Date, Avalara shall pay monthly Basic Rent for the First Offer Space at the rate set forth in the First Offer Notice until such time as the Market Rate has been determined pursuant to this Section 1.10. Upon such determination, the Basic Rent for the First Offer Space shall be retroactively adjusted to the First Offer Commencement Date. If such adjustment results in an underpayment of Basic Rent by Avalara, Avalara shall pay Owner the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Basic Rent by Avalara, Owner shall credit such overpayment against the next installment of Basic Rent due under the First Offer Space Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Basic Rent otherwise attributable to the First Offer Space.

2. Independent Consideration. Avalara shall deliver independent consideration to Owner in the form of a check from Avalara in the amount of Ten and No/100 U.S. Dollars ($10.00) (the “Independent Consideration”). Owner and Avalara hereby mutually acknowledge and agree that said sum represents adequate bargained for consideration for Owner’s execution and delivery of this Agreement and Avalara’s Right of First Offer as provided herein. Said sum is in addition to and independent of any other consideration or payment provided for in this Agreement, and is nonrefundable to Avalara in all events. The obligation of Avalara to pay the Independent Consideration to Owner is unconditional and shall survive any termination of this Agreement.

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3. Defaults. Each of the following events shall constitute an event of default by the applicable party and shall permit the non-defaulting party, as its sole remedy, to terminate this Agreement:

3.1 The failure by any party hereto to perform any of the terms, agreements or conditions set forth in this Agreement, where such failure continues for thirty (30) days, after receipt of written notice of such failure from the other party; or

3.2 A party files for bankruptcy or has an involuntary petition in bankruptcy or a request for the appointment of a receiver filed against it, where such involuntary petition or request is not dismissed within ninety (90) days after filing.

4. Miscellaneous.

4.1 Brokerage. Neither Owner nor Avalara has dealt with any broker or agent in connection with the negotiation or execution of this Agreement, other than Colliers International (representing Avalara) and Urbis Partners, LLC (representing Owner), whose commissions (if any) shall be paid by Owner pursuant to separate written agreements. Each party acknowledges receipt of a copy of the pamphlet described in RCW 18.86.030(f) entitled “The Law of Real Estate Agency,” as required by Washington Law. Avalara and Owner shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

4.2 Notices. Notwithstanding anything to the contrary contained in the Lease, as of the date of this Agreement, any notices to Owner or Avalara must be sent, transmitted, or delivered, as the case may be, to the following addresses:

If to Owner:	Talon Portfolio Services, LLC
1800 Ninth Avenue, Suite 1600
Seattle, Washington 98101
Attention: Lease Administration

With a copy to:

W2007 Seattle Office 1111 Third Avenue Realty, LLC
c/o Walton Street Capital, L.L.C.
900 North Michigan Avenue, Suite 1900
Chicago, Illinois 60611
Attention: Mr. Jim Odenbach
Mr. Douglas Welker
Angela Lang, Esq.

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With a copy to:

Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067-2512
Attention: Real Estate Notices (SCS)

If to Avalara:	Avalara, Inc.
100 Ravine Lane
Bainbridge Island, Washington 98110
Attention: General Counsel

4.3 Separability. If any clause or provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Agreement shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible, which clause or provision shall be legal, valid, and enforceable.

4.4 Amendment. This Agreement may not be amended or altered except by an instrument in writing executed by the parties.

4.5 Entire Agreement. This Agreement (including its exhibits) contains the entire agreement between Owner and Avalara relative to the subject matter hereof, and shall supersede any prior agreement or understanding, if any, whether written or oral, which Avalara may have had relating to the subject matter hereof with Owner.

4.6 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, OWNER AND AVALARA EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

4.7 Governing Law. This Lease shall be governed by and construed in accordance with the Laws of the State of Washington.

4.8 Recording. Avalara shall not record this Agreement or any memorandum of this Agreement without the prior consent of Owner, which consent may be withheld or denied in the sole and absolute discretion of Owner, and any recordation by Avalara shall be a material breach of this Agreement that cannot be cured. Avalara grants to Owner a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior consent of Owner.

4.9 Confidentiality. Each party acknowledges that the terms and conditions of this Agreement are to remain confidential and may not be disclosed to anyone, by any manner or means, directly or indirectly, without the other’s prior consent; however, each party may disclose the terms and conditions of this Agreement if required by Law or court order, and to its attorneys, accountants, employees and existing or prospective financial partners and to existing or prospective lenders and prospective purchasers of all or any portion of the Property provided same are advised of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Avalara shall be liable for any disclosures made in violation of this Section by Avalara or by any entity or individual to whom the terms and conditions of this Agreement were disclosed or made available by Avalara. The consent by a party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure.

4.10 Authority. Avalara hereby represents and warrants to Owner that Avalara is a duly formed and existing entity qualified to do business in the State of Washington, that Avalara has full right and authority to execute and deliver this Agreement, and that each person signing on behalf of Avalara is authorized to do so. Owner hereby represents and warrants to Avalara that Owner has full right and authority to execute and deliver this Agreement, and that each person signing on behalf of Owner is authorized to do so.

4.11 OFAC/FCPA Representation. Neither Avalara nor any of its affiliates, nor to the best of Avalara’s knowledge any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” (“SDNs”) or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes. If at any time this representation becomes false, then it shall be considered an Event of Default under this Agreement as to which there shall be no right to notice or an opportunity to cure, notwithstanding anything contained in this Agreement to the contrary, and Owner shall have the right to exercise all of the remedies set forth in this Agreement including, without limitation, immediate termination of this Agreement. To the best of Owner’s knowledge Owner is not a person or entity with whom Avalara is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any related statute, Executive Order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other similar governmental action.

4.12 Headings. Headings at the beginning of each section are solely for the convenience of the parties and are not a part of (and shall not be used to interpret) this Agreement. The singular form shall include the plural, and vice versa, and each gender shall include the others. Nothing in this Agreement shall be deemed or construed to create a relationship of principal and agent or of partnership or joint venture between Owner and Avalara. Unless otherwise indicated, all references to sections are to sections of this Agreement. In this Agreement, the term “including” shall mean “including, but not limited to”.

5. Contingency. Notwithstanding the full execution and delivery of this Agreement between Owner and Avalara, this Agreement is expressly contingent upon the full execution and delivery of the Second & Spring Lease, and in the event that the Second & Spring Lease is not fully executed and delivered by Owner Affiliate and Avalara by August 31, 2014, this Agreement shall automatically terminate and be of no further force or effect.

[signatures on the following page]

IN WITNESS WHEREOF, Owner and Avalara have caused this Agreement to be executed the day and date first above written.

W2007 SEATTLE OFFICE 1111 THIRD AVENUE REALTY, LLC,

a Delaware limited liability company

By:	Walton Seattle Mezz Holdings VI-A, L.L.C., a Delaware limited liability company, its Sole Member

	By:	Walton Seattle Mezz JV VI, L.L.C., a Delaware limited liability company, its Sole Member

		By:	Walton Seattle Mezz Investors VI, L.L.C., a Delaware limited liability company, its Managing Member

			By:	Walton Acquisition REOC Master VI, L.L.C., a Delaware limited liability company, its Sole Member

				By:	Walton Street Real Estate Fund VI-Q, L.P., a Delaware limited partnership, its Managing Member

					By:	Walton Street Managers VI, L.P., a Delaware limited partnership, its General Partner

						By:	WSC Managers VI, Inc., a Delaware corporation, its General Partner

							By:	/s/ James Odenbach
							Name:	James Odenbach
							Title:	Vice President
							Date:	8/28/14

[Signatures Continue on the Following Page]

THE FOREGOING IS ACKNOWLEDGED AND AGREED:

AVALARA, INC., a Washington corporation

By:	/s/ Kevin P Riegelsberger
Name:	Kevin P Riegelsberger
Title:	Chief Strategic Initiatives Officer

Date:	8-22-14

By:	/s/ Alesia Pinney
Name:	Alesia Pinney
Title:	EVP & General Counsel

Date:	8/22/2014

OWNER ACKNOWLEDGMENT

STATE OF ILLINOIS	)
)
COUNTY OF COOK	)

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY THAT James Odenbach, as Vice President of WSC Managers VI, Inc., a Delaware corporation, personally known to me or proved to me on the basis of satisfactory evidence to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that          he signed and delivered said instrument as                  free and voluntary act, and as a free and voluntary act of said company, for the uses and purposes therein set forth.

Given under my hand and Notarial seal this 28 day of August, 2014.

/s/ Michelle Meywes
Print Name: Michelle Meywes
Notary Public
Commission Expiration: 11/24/17

AVALARA ACKNOWLEDGMENT

STATE OF WASHINGTON}

                                                } ss.

COUNTY OF KING              }

On this 22 day of August, 2014, before me, a Notary Public in and for the State of Washington, personally appeared Kevin Riegelsberger, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument; on oath stated that said individual was authorized to execute the instrument, and acknowledged it as the Chief Strategic Initiatives Officer of AVALARA, INC., a Washington corporation, to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Paul Andre Barrera
(Print Name) Paul Andre Barrera
NOTARY PUBLIC in and for the State of Washington,
residing at SEATTLE, WASHINGTON
My appointment expires: 1/11/2016

STATE OF WASHINGTON}

                                               } ss.

COUNTY OF KING             }

On this 22 day of August, 2014, before me, a Notary Public in and for the State of Washington, personally appeared Alesia Pinney, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument; on oath stated that said individual was authorized to execute the instrument, and acknowledged it as the EVP & General Counsel of AVALARA, INC., a Washington corporation, to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Paul Andre Barrera
(Print Name) Paul Andre Barrera
NOTARY PUBLIC in and for the State of Washington,
residing at SEATTLE, WASHINGTON
My appointment expires: 1/11/2016

EXHIBIT A

DESCRIPTION OF THE LAND

The following described real property in the City of Seattle, County of King, State of Washington:

PARCEL A:

LOTS 2, 3, 6 AND 7 IN BLOCK 14 OF ADDITION TO THE TOWN OF SEATTLE, AS LAID OUT ON THE CLAIMS OF C.D. BOREN, A.A. DENNY AND H.L. YESLER (COMMONLY KNOWN AS C.D. BOREN’S ADDITION TO THE CITY OF SEATTLE), AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 25, RECORDS OF KING COUNTY, WASHINGTON;

EXCEPT THE NORTHEASTERLY 9 FEET OF SAID LOTS CONDEMNED FOR STREET PURPOSES IN KING COUNTY SUPERIOR COURT CAUSE NO. 54135, AS PROVIDED BY ORDINANCE NO. 14345 OF THE CITY OF SEATTLE;

TOGETHER WITH THE NORTHEASTERLY HALF OF THE ALLEY ADJOINING SAID PREMISES VACATED BY ORDINANCE NO. 107147 OF THE CITY OF SEATTLE WHICH ATTACHED BY OPERATION OF LAW.

PARCEL B:

AN EASEMENT, AS ESTABLISHED UNDER SECTION 1(B) OF THE MEMORANDUM OF DEVELOPMENT RIGHTS AGREEMENT, RECORDED MARCH 8, 1978, UNDER RECORDING NO. 7803080729, AS SAID SECTION WAS AMENDED BY SECTION 6(F) OF THE SUBORDINATION AND RECOGNITION AGREEMENT, RECORDED SEPTEMBER 27, 1978, UNDER RECORDING NO. 7809270979, AS ASSIGNED BY THOSE CERTAIN ASSIGNMENT AND ASSUMPTION OF DEVELOPMENT RIGHTS AGREEMENTS, EACH DATED AS OF DECEMBER 16, 1997 AND RECORDED DECEMBER 19, 1997 UNDER RECORDING NOS. 9712190957, 9712190958 AND 9712190959, FOR LIGHT AND AIR ABOVE THE ROOF LINE HEIGHT OF NOT MORE THAN 163 FEET ABOVE CITY OF SEATTLE DATUM OF THE IMPROVEMENTS ON THE FOLLOWING DESCRIBED PROPERTY:

LOTS 1, 4, 5 AND 8 IN BLOCK 14 OF ADDITION TO THE TOWN OF SEATTLE, AS LAID OUT ON THE CLAIMS OF C.D. BOREN, A.A. DENNY, AND H.L. YESLER (COMMONLY KNOWN AS C.D. BOREN’S ADDITION TO THE CITY OF SEATTLE), AS PER PLAT RECORDED IN VOLUME 1 OF PLATS, PAGE 25, RECORDS OF KING COUNTY, WASHINGTON;

EXCEPT THE SOUTHWESTERLY 12 FEET THEREOF CONDEMNED FOR STREET PURPOSES IN DISTRICT COURT CAUSE NO. 7079 AS PROVIDED BY ORDINANCE NO. 1107 OF THE CITY OF SEATTLE;

Exhibit A - 1

TOGETHER WITH THAT PORTION OF THE ALLEY ADJOINING SAID PREMISES VACATED BY ORDINANCE NO. 107147 OF THE CITY OF SEATTLE WHICH ATTACHED BY OPERATION OF LAW.

Exhibit A - 2